Capitalizing on our strategic strengths

Annual Report 2003

Capitalizing on our
strategic strengths

Corporate profile

Agrium Inc. is a leading global producer and marketer of agricultural nutrients and industrial products in both North America and Argentina. We produce and market three primary groups of nutrients: nitrogen, phosphate and potash as well as micronutrients. We are also a major retail supplier of agricultural products and services across the United States (U.S.) and Argentina. We are one of the top nitrogen producers in the world.

We own and operate 14 production facilities in North America and Argentina. We have the capacity to produce, market and distribute approximately seven million tonnes of nitrogen, 1.8 million tonnes of potash and 1.3 million tonnes of phosphate annually. Of this total capacity, approximately 70 percent is directed to the North American market; the other 30 percent is directed to the international market. Our 2.6 million tonnes of storage capacity is strategically located near our primary markets to better serve our customers during the peak spring and fall application seasons.

Our Retail operation is one of the largest in the U.S., with 206 farm centres located across the country. We offer growers a complete line of fertilizers, seed and chemical products and value added agronomic services. In Argentina, we are also one of the largest retailers with 18 full-service farm centres and two satellite operations.

Agrium’s global nitrogen markets	Financial stability	Investment value	North American storage and distribution
From our international asset base, we produce and transport our nitrogen products around the world. We are one of the world’s leading producers of nitrogen. We sell in excess of 1.5 million tonnes of nitrogen-based products outside of North America.

Our performance in 2003 was rewarded with a strong balance sheet, a significant amount of cash and increased financial flexibility as we move forward into 2004. Through financial discipline, we maintained our investment grade credit rating.
Page 25	We offer value to investors as a growth company. With improved business fundamentals and a stronger balance sheet, our U.S. dollar share price rose 46 percent and our Canadian dollar share price rose 21 percent in 2003.
		Page 31	Moving products from production facilities to our customers is critical to our success. Through our strategically located warehouses, we coordinate product movement through a diverse distribution network of rail, truck, pipeline and water, allowing us to meet our customers’ needs in an efficient and cost-effective manner. Page 37

02	Letter from the Board Chair
04	Letter from the President & Chief Executive Officer
07	10-year financial highlights
08	Officer biographies
10	Director biographies
12	Our Company at a glance
14	Our Company in the global industry

Management’s discussion & analysis of operations & financial condition
16	Overview of 2003
18	Our Company
20	Our products & services
24	Our performance & outlook
30	Our financial performance
36	Business segment performance
49	Forward-looking statements

Stewardship
50	Corporate governance
53	Environment
54	Health and safety
54	Security
54	Employees
56	Communities

Financial statements and notes
57	Management's report to the shareholders
57	Auditors' report
58	Financial statements and notes
87	Subsidiaries & Board committees
89	Supplementary financial, performance and other data
95	Corporate & shareholder information

All amounts are in U.S. dollars unless otherwise stated.
2003 Annual Report to Shareholders

Retail operations	New product applications	Environment, health and safety	Investment in employees
Our independent retail business is one of the largest and most geographically diverse in the U.S. and Argentina. Our experienced professionals offer customers a complete line of quality products and services. Our direct line of communication with growers helps guide our development of new and innovative technology.

We are continually looking for new products and services for tomorrow’s markets. Our nitrogen and phosphate products are now being used to help fight forest fires and create healthy lakes and streams. They also prevent nitrogen losses to the environment and reduce harmful exhaust emissions.
Page 47	The health and safety of our employees, communities and environment are our priorities. By tracking a variety of key performance indicators, we continually manage our operations to improve our environment, health and safety performance.
Page 51	We are committed to maintaining a work environment that inspires, motivates and rewards our employees. Our formula for success involves the continual evolution of our high performance culture, resulting in a clearer understanding of how each employee’s efforts contribute to our business results.

Letter from the Board Chair	Page 2

Agrium’s Board believes that best corporate governance practices provide an important framework for a timely response to situations that may directly affect shareholder value. Agrium’s Board is comprised of a diverse group of experienced individuals who bring unique perspectives all with the same goal of delivering solid governance and enhancing shareholder value.

2003 was an eventful year for your Company. We demonstrated a significant improvement in our financial performance in 2003. Shareholders invest to earn a return on their investment and this year our U.S. dollar share price rose 46 percent and the Canadian dollar share price rose 21 percent. The strategy developed by your Company, and the successful implementation of the many elements of that strategy, has been an important contributor to this year’s stronger financial results.

Your Company remains committed to being exemplary in its corporate governance practices. In this regard, we focus on the principles of accountability, integrity, honesty and respect. We have been recognized for our excellence in corporate governance practices during the past year, including having received the highest possible board effectiveness rating of AAA+ from the University of Toronto’s Joseph L. Rotman School of Management. We were also ranked sixth by the Canadian Business Magazine out of approximately 250 companies listed on the Toronto Stock Exchange (TSX). Further, we were rated seventh out of 207 companies in the S&P/TSX Index in a study conducted by The Globe & Mail – Report on Business.

One of the principal duties of a Board of Directors is to ensure that your Company has capable management in place and that the performance of management is monitored. A key part of carrying out this responsibility is an orderly development and succession plan for key management positions. Over the past few years, we have implemented plans that enable us to maintain and enhance our recognized management capability.

During 2003, John Van Brunt retired as Chief Executive Officer after over 38 years of service with Agrium and Cominco. John led the Company through its initial public offering and built the Company from a regional fertilizer producer into a global player. During his 10 years of leadership, the value of Agrium shares increased over five-fold. On behalf of the Board of Directors, employees and shareholders, I would like to thank John for his leadership and outstanding service to your Company.

Mike Wilson has been with Agrium for over three years and was formerly our President and Chief Operating Officer. He was appointed Chief Executive Officer and a Director in October of 2003. Mike has over 25 years of experience in the chemical business, having worked in senior positions with both Methanex and Dow Chemicals.

Your Company remains committed to applying the principle of continuous improvement across the organization. Our overriding objectives are to:

■	Safeguard and enhance shareholder value;

■	Select and monitor the performance of the CEO and senior management;

■	Assess the risks of our businesses;

■	Review and approve a comprehensive strategic plan for the Company and monitor the implementation of that plan.

Your Board of Directors is diligent in its actions to ensure we carry out all our business in an ethical, honest and lawful manner. We have continued to review and enhance our long-standing corporate governance practices, while carefully monitoring the evolution of best practices and the ramifications of recent rules issued by securities regulators in Canada and the U.S.

We have updated and revised our governance systems, including the following:

■	Corporate Governance Guidelines;

■	Board and Committee Charters;

■	Terms of Reference for our Board Chair, Committee Chairs, individual directors and the CEO;

■	Our policies relating to public disclosure, securities trading and reporting and confidential information;

■	An enhanced Code of Business Conduct & Ethics for directors, officers and employees;

■	Specific whistleblower procedures.

Furthermore, we have increased our director share ownership qualifications and recently implemented management share ownership guidelines to further align the interests of our directors and management with shareholders.

The Board believes that best corporate governance practices provide an important framework for a timely response to situations that may directly affect shareholder value. Agrium’s Board is comprised of a diverse group of experienced individuals who bring unique perspectives all with the same goal of delivering solid governance and enhancing shareholder value.

We continue to operate in a manner that respects all of our stakeholders. This includes respecting the laws and regulations that have been put in place to protect shareholders and to guide companies in their decision making. We respect our customers by operating in an above-board manner. We also respect our employees as we continue to strive to make your Company a place where people want to work, and a company for whom our staff are proud to work.

Another important group is the communities in which we live and operate. We cannot operate our business in a sustainable manner without their support. We have set up community panels to allow two-way communication to listen and to address their concerns, as well as inform them about our business. We support our communities through a variety of programs. We are able to operate within these communities because of the trust we have earned and the respect that has followed.

Everyone within your Company is charged with behaving in a manner that makes them 100 percent accountable for the results of the Company. This is one piece of the foundation for our High Performance Culture. This helps drive results through more focused employee performance and a clearer understanding of how individual and team efforts contribute to business results.

I would like to acknowledge the planned April 2004 retirement of two of our long-standing Board members. Woody MacLaren has served on the Board since we went public in 1993. Woody’s knowledge of the Company and his financial acumen will be missed. I would also like to say farewell to Don Stacy, who has worked on the Board for nine years. Don’s extensive knowledge of the energy and chemical industries has been invaluable.

In closing, I would once again like to remark that we are proud of our commitment to corporate governance. We expect that each year will bring new changes and challenges to reaffirm investor confidence. We are up to the challenge. We have developed a corporate culture and a manner of doing business that can be held up to the most detailed scrutiny. Now and in the future, we will continue to strive to operate to the highest standards.

Frank W. Proto

Board Chair
February 11, 2004

Letter from the President & Chief Executive Officer	Page 4

We have a track record of successful strategic implementation and delivery of shareholder value. Going forward, we will continue to focus on growth, both globally and building on our strong base in North American distribution and retail. We will maintain our discipline and rigor in the way we value and develop projects, implement new technology and finance our future.

As I write my first letter as the President and Chief Executive Officer of your Company I am proud to report significant improvement in Agrium’s results due to a combination of improved market fundamentals and the hard work and experience of our employees. Marked by sharply improved margins, 2003 was the beginning of the long awaited turn in the nitrogen cycle. A brief recap of our results emphasizes the means by which we were able to achieve a major milestone in our recovery. This included earnings for the year ended December 31, 2003, of $119-million, the highest in five years, excluding an asset impairment charge relating to our Alaskan nitrogen facility. We continued to reduce our debt levels in 2003 while increasing our cash position by $91-million over 2002. These financial accomplishments were supported by the following:

■	A 230 percent increase in nitrogen margin per tonne in 2003 versus 2002;

■	Our North America Retail division delivered its seventh consecutive year of record earnings before interest expense and income tax, increasing by 23 percent over 2002;

■	Our phosphate margins showed considerable improvement over the previous two years, which was in sharp contrast to the lower to negative returns experienced by many North America phosphate producers in 2003.

Global fertilizer demand was supported by a tight world grain market, which is expected to continue in 2004. Weather conditions in some of our key regions such as Western Canada also showed improvement over last year, but were still not ideal.

Other 2003 achievements

Our actions are adding value for stakeholders. A critical component to our success as a commodity company is effective control of fixed costs. In 2003 we successfully kept fixed costs, on a local currency basis, at levels equivalent to 2002. Strengthening of the

Canadian dollar in 2003 resulted in these costs increasing on a U.S. dollar basis.

We also strengthened our financial position through the issuance of a redemption notice, which resulted in the conversion of our six percent preferred securities into common shares in January 2004. This action improved financial ratios and will reduce future preferred security charges.

Operationally, we have achieved production records at both our Saskatchewan potash and Ontario phosphate mines. The Argentine nitrogen facility was awarded Exporter of the Year for 2003 by the Argentine Export Foundation. This facility was also granted one of the highest ratings for world environmental and occupational health and safety standards exemplifying our commitment to the environment, our employees and the communities in which we operate. Overall, employee and contractor injury rates and injury severity were down significantly for the fourth straight year and transportation incidents were significantly reduced in 2003.

The score on our 2003 operational challenges

One of the key challenges identified last year was the ongoing dispute with Union Oil Company of California (Unocal) over the deliverability of natural gas to our Alaskan nitrogen facility. This issue has not yet been resolved, although a major step is binding arbitration of gas issues which will occur in 2004. Given the significant uncertainty created by our inability to reach a commercial settlement with Unocal on reasonable terms and since long-term gas supply contracts have not yet been arranged, we adjusted the carrying cost of the facility at the end of 2003. This adjustment resulted in a non-cash, after-tax charge of $140-million in our fourth quarter financial results. We remain committed to finding long-term gas supplies at a reasonable cost to allow for the continued operation of this facility.

Another challenge noted last year was the low on-stream time at the Argentine nitrogen facility. This issue was successfully addressed by moving a heat exchange unit from one of our Alberta facilities to the Argentine facility in April. This initiative helped the facility increase its production rate by 20 percent this year, allowing it to produce 1.108 million tonnes of urea in 2003 and lowering per unit production costs. We have a 50 percent interest in the production from this facility.

Our potash returns were squeezed slightly in 2003 due to increased costs from the higher Canadian dollar and higher international freight rates. However, the global potash market tightened in 2003 and potash returns are set to improve in 2004.

Our operating environment

Continued volatile North American gas prices require mention, as the cost of natural gas can account for almost 90 percent of the cost of nitrogen products. Typically, producers tend to shut-in capacity in periods of high gas costs. However, the world nitrogen market tightened sufficiently in the second half of 2003 and North American operating rates remained high despite the increase in gas prices. In these periods of both high gas prices and high volatility, Agrium’s strategy within North American markets is to continually manage production levels on a make versus buy basis, optimize the management of our inventories and use selective gas hedging. A key strength is that over 30 percent of our gas requirements are supplied from trapped gas reserves and are low cost. The majority of the remaining nitrogen assets are based in Alberta, Canada, where we benefit from the AECO basis gas price advantage, which was approximately $0.70 per MMBtu versus the New York Mercantile Exchange natural gas index (NYMEX) in 2003. Agrium’s overall average gas cost in 2003 was $3.70 per MMBtu versus the average NYMEX of $5.44 per MMBtu.

Another key development this year was the more than doubling in dry bulk ocean freight rates. While the higher ocean freight rates were negative for potash export margins in the short term, they supported domestic nitrogen prices in North America and Argentina. The benefits to Agrium of higher domestic nitrogen prices more than offset the negative impact on our potash margin per tonne in 2003.

Looking forward

As your new Chief Executive Officer, I would like to take this opportunity to confirm that I believe Agrium’s strategy is sound. Execution of this strategy has been a key factor in delivering results to shareholders and customers.

We strive to continually improve our base business. We will continue to focus on controlling costs and maximizing efficiency. A central focus of mine since I joined the Company as Chief Operating Officer in 2000 has been to improve the base business through a relentless drive for improvements in our margins.

A central component of our operations has always been to operate in a manner that recognizes the importance of the environment, and the health and safety of our workers and other stakeholders. We track key performance indicators in this important area. An example of this continued focus is that our Employee Total Recordable Injury and Illness Index decreased 13 percent compared to 2002.

For 2004, we will continue to focus on our strategy by resolving key natural gas issues at our Alaskan nitrogen facility, stringent management of controllable costs and mitigating the impact of volatile exchange rates. Further increases in reliability and operating rates of all of our facilities and continuous improvement in environmental, health and safety performance are also key.

Most financial analysts anticipate some further strengthening in the Canadian dollar in 2004. However, the financial impact on Agrium is smaller than on many of our key competitors.

We have a track record of strategic implementation and delivery of shareholder value. Going forward, I believe we need to continue to focus on growth, both globally and building on our strong base in North American distribution and retail. We will maintain our discipline and rigor in the way we value and develop projects, implement new technology and finance our future. Agrium has been an industry consolidator in the past and will be once again in the future. We will not grow for growth’s sake but rather to ensure we add value to the Company and to our shareholders.

Letter from the President & Chief Executive Officer	Page 6

We continually look at new investment opportunities through the filter of a disciplined investment approach. As we move into 2004, we have the financial flexibility to make selective investments; either in value adding acquisitions or high return investments in our facilities. We also intend to reduce debt levels in 2004.

Customer-focused

Our commitment is to ensure we bring value to our customers by ensuring quality product is available at the right time, with the right balance between reliability, price, quality and service. In spite of the many difficulties faced by our agricultural consumers, growers recognize the importance of proper nutrient use and its ability to maximize crop yields. This was evidenced by the general increase in fertilizer demand in our major regions last year. We expect demand to remain firm in the coming year.

Employees and management make the difference

Agrium’s employees deserve special mention for their continued dedication and hard work. Together, we have built a strong foundation that has positioned us to take advantage of the improvement in our business fundamentals. I am pleased our improved financial position allowed for an incentive payout for the first time in three years.

Our high quality management team sets us apart. We have built a core team of professionals who exemplify the values of this Company which are built upon the highest standards of ethical behaviour and integrity. Their goals for the year are clearly outlined with measurable performance targets. Strengthened processes with regard to performance management, succession planning and career development will continue to underpin our High Performance Culture.

Our founding President and Chief Executive Officer, John Van Brunt, retired in 2003. John spent his entire career building a strong, successful company and it is my intent to continue to build on our strengths and further grow our Company. I would also like to express my gratitude to the Board of Directors for their guidance and support, especially in the areas of strategic development and leadership in corporate governance.

Capitalizing on our strategic strengths

The strategic strengths of this Company have served us well through the trough in the market. However the real benefit will come in 2004 and beyond as we continue with the upturn in the fertilizer cycle. We balance this view with the risks and unexpected developments inherent in any commodity business.

Our vision remains to be a top tier global corporation providing products and services that maximizes growth in shareholder value. We will continue to look for opportunities to capitalize on our strategic strengths and deliver outstanding results to all of our stakeholders. Thank you for entrusting us with your investment; we are continuing to work hard to reward your confidence.

Michael M. Wilson
President & Chief Executive Officer
February 11, 2004

10-year financial highlights	Page 7

	For the Year Ended December 31
(millions of U.S. dollars except
per share data and ratios)	1994 (d)	1995 (d)	1996	1997	1998	1999	2000	2001	2002	2003

INCOME STATEMENT

Net sales	670	1,171	1,904	1,938	1,805	1,716	1,873	2,063	2,083	2,499

Gross profit	220	414	708	689	581	489	547	547	519	739

EBIT (a)(c)(j)	98	187	295	354	228	131	163	31	64	21

EBITDA (b)(c)	119	221	376	439	320	224	270	172	212	396

Net earnings (loss) (j)	62	112	150	182	119	62	82	(45)	–	(21)

Diluted earnings (loss) per common share	0.98	1.59	1.07	1.40	0.87	0.46	0.62	(0.49)	(0.08)	(0.25)

Interest	6	10	58	46	40	37	37	74	68	63

Dividends per common share	0.11	0.11	0.45	0.08	0.11	0.11	0.11	0.11	0.11	0.11

CASH FLOW

Cash provided by operating activities	94	132	206	284	283	160	256	87	224	189

Capital expenditures	24	6	153	144	174	234	179	164	52	99

BALANCE SHEET

Non-cash working capital	95	193	289	398	277	249	299	283	210	217

Total assets (e)	468	881	1,611	1,678	1,798	1,974	2,385	2,398	2,191	2,273

Total debt	50	251	486	553	510	677	816	980	762	735

Shareholders’ equity	284	399	697	624	714	753	868	743	764	821

COMMON SHARE STATISTICS

Average shares outstanding (in millions) (f)	63	66	138	129	120	113	112	115	123	126

Closing share price U.S.	7.55	15.00	13.75	12.19	8.69	7.88	14.63	10.60	11.31	16.46

Market capitalization(k)	506	975	1,925	1,536	999	883	1,682	1,219	1,425	2,090

PROFITABILITY RATIOS

Return on invested capital (%) (c)	21	23	14	18	12	7	7	0	3	1

Return on average common shareholders’ equity (%) (c)	28	32	28	28	19	10	12	(10)	(2)	(5)

DEBT RATIOS

Debt-to-debt plus equity (%) (c)	15	39	41	47	42	47	48	57	50	47

EBITDA interest coverage (c)	20.5	22.1	6.5	9.5	8.0	6.1	7.3	2.3	3.1	6.3

(a)	Earnings (loss) before interest expense and income taxes.
(b)	Earnings (loss) before interest expense, income taxes, depreciation, amortization and asset impairment.
(c)	These items are not measures of financial performance under either Canadian or U.S. GAAP.
(d)	Data is Agrium only prior to the Viridian Inc. merger in December 1996 and represents information as reported in that year.
(e)	Data for the years 1996 through 2002 have been restated to record the effect of adoption of the accounting standard for asset retirement obligations.
(f)	Share price and shares outstanding reflect a 3:1 stock split in January 1996.
(g)	Data for 1994 has been restated to U.S. dollars in accordance with Canadian GAAP using the temporal method. The Canadian dollar amounts for these periods have been converted to U.S. dollars at the exchange rate of U.S.$1.00=C$1.4028.
(h)	Data for 1996 and thereafter reflects the Viridian merger in December 1996 and the acquisitions of Western Farm Services, Inc. and Nu-West Industries, Inc., both in 1995.
(i)	Data for 2000 and thereafter reflects the acquisition of the Alaskan nitrogen facility and related U.S. West Coast assets in September 2000.
(j)	Data for 2003 includes a write down of our Kenai, Alaska, nitrogen facility of $235-million ($140-million after tax).
(k)	Market capitalization is calculated as period end common shares outstanding multiplied by period end share price.

Officer biographies	Page 8

Agrium is a viable investment for you because we are an organization driven by long-term visions and values. Management’s motto is hard work, discipline, a strong focus on day-to-day operations and consistent adherence to our strategy. Strong leadership is planned and developed over years and the process is energizing for our management and employees.

Michael M. Wilson
B.SC., P.ENG.
President & Chief Executive Officer
Mr. Wilson joined Agrium in 2000 following a 25-year executive management career in the chemical industry. His most recent position, prior to joining Agrium, was Executive Vice President and President, Methanol with Methanex Corporation.
Bruce G. Waterman
B.COMM., CA
Senior Vice President, Finance & Chief Financial Officer
Mr. Waterman joined Agrium in 2000, bringing more than 25 years’ experience as a financial executive. Prior to joining Agrium, Mr. Waterman was the Vice President & Chief Financial Officer at Talisman Energy Inc.

Garnet K. Amundson
B.COMM., CA
Vice President & Controller
Mr. Amundson joined Agrium in 2002 following an 18-year career in the oil and gas industry and public accounting. Prior to joining Agrium, Mr. Amundson was Controller at Canadian Hunter Exploration Ltd.
Dorothy E.A. Bower
B.A., LL.B.
Vice President, Strategic Development & Planning
Ms. Bower joined the legal department of Agrium’s former parent company, Cominco Ltd., in 1985 and has actively participated in Agrium’s growth since its inception as a public company in 1993. Prior to her current position, Ms. Bower was Vice President, General Counsel & Corporate Secretary.	Patrick J. Freeman CTP, CGA Vice President & Treasurer Mr. Freeman joined Agrium in 1993 following an 18-year career in the treasury, finance and accounting areas of major Canadian corporations.	Richard L. Gearheard
B.SC., CPA
Senior Vice President, North America Retail
Mr. Gearheard has worked for Agrium and its predecessor companies across North America for more than 30 years. He was the Chief Financial Officer of Crop Production Services, Inc. and Northwest Vice President for Western Farm Service, Inc.

James M. Grossett
B.A.
Vice President, Human Resources
Mr. Grossett joined Agrium in 2002. He brings with him over 25 years’ experience as a human resource executive both in North America and internationally. Previously, Mr. Grossett was Senior Vice President, Human Resources for Molson Inc. and prior to that, Senior Vice President, Human Resources for Coca-Cola Beverages, Ltd.
William C. McClung
B.SC.
Vice President, Manufacturing
Mr. McClung joined Cominco Ltd. in 1976 and subsequently served as General Manager at the Lake Minerals Corporation (a subsidiary of Cominco) trona mining and soda ash project in California and General Manager of Vanscoy Potash Operations in Saskatchewan.	Leslie A. O’Donoghue
B.A., LL.B.
Vice President, General Counsel & Corporate Secretary
Ms. O’Donoghue joined Agrium in 1999. She formerly practiced corporate and securities litigation as a partner with the law firm Blake, Cassels & Graydon LLP.	Robert J. Rennie
B.S.A., M.SC., PH.D.
Vice President, Corporate Affairs/South America
Dr. Rennie joined Agrium from Esso Chemical as the Director, New Products Research and Development in 1994 and was promoted to Vice President, New Products in 1995. He has more than 20 years of experience in international agriculture, agricultural research and new product development with the United Nations and Esso/Exxon.

Christopher W. Tworek
B.SC. MECH., P.ENG.
Vice President, Supply Management
Mr. Tworek joined Agrium in 1996 as part of the Agrium/Viridian executive merger team, moving to the position of Vice President, Transportation and Logistics in 1997 prior to accepting his current position in 1999. His experience in the fertilizer and petrochemical industry spans more than 25 years and includes executive positions with Viridian Fertilizers Limited and Esso/Exxon. Mr. Tworek is a member of APEGGA.
Ron A. Wilkinson
B.SC. CHEM., P. ENG.
Vice President, Operations & Technology
Mr. Wilkinson joined Agrium in 1996 following Agrium’s acquisition of Viridian Inc. and has since held positions of increasing responsibility with the organization. Mr. Wilkinson has over 25 years’ engineering, operations and business management experience within the petrochemical industry. Mr. Wilkinson is a member of APEGGA.	John D. Yokley
B.SC.
Senior Vice President, Marketing & Distribution
Mr. Yokley joined Agrium in 1995 following Agrium’s acquisition of Nu-West Industries, Inc., where he was Vice President, National Account Sales, Distribution and Raw Material Procurement. Mr. Yokley has spent his entire career in the marketing of fertilizer products across North America and internationally and currently serves on the Board of Directors of the Canadian Fertilizer Institute and Canpotex Limited.

Director biographies	Page 10

Our Board of Directors oversees the business affairs of the Corporation, with the overriding objective of safeguarding and enhancing shareholder value. They accomplish this through mechanisms that achieve accountability among all the key stakeholders, primarily the Board, management and employees. We remain committed to applying the principle of continuous improvement across the organization.

Frank W. Proto
B.A. (ECONOMICS)
Chair
Mr. Proto is former President & Chief Executive Officer of Wascana Energy Inc. He joined Agrium’s Board in 1993 and has served as Chair since 1998. Mr. Proto, 61, is currently a Director of Nelson Group Inc., Canada Newfoundland Offshore Petroleum Board, and is Chair of the Petroleum Technology Research Centre.
John M. Van Brunt
B.SC., P.ENG.
Vice Chair
Mr. Van Brunt, 61, joined Agrium’s former parent company, Cominco Ltd., in 1965 and held increasingly responsible managerial positions. In 1993, he led the initial public offering when Agrium was spun off from Cominco and became Agrium’s first Chief Executive Officer. Mr. Van Brunt retired as Chief Executive Officer of Agrium in September 2003 and will not be standing for re-election as a Director.

Michael M. Wilson
B.SC., CHEM. ENG.
President & Chief Executive Officer of Agrium. Mr. Wilson, 52, joined Agrium in 2000 following a 25-year executive management career in the chemical industry. Mr. Wilson’s most recent position prior to joining Agrium was Executive Vice President and President, Methanol with Methanex Corporation.
Neil Carragher
M.SC.
Mr. Carragher is the President of The Corporate Partnership Ltd. and formerly a corporate turnaround specialist and a mergers and acquisitions advisor. Mr. Carragher, 65, also currently serves on the Board of The Westaim Corporation.	Ralph S. Cunningham
PH.D. (ENGINEERING)
Dr. Cunningham is former President & Chief Executive Officer of CITGO Petroleum Corporation of Tulsa, Oklahoma. Dr. Cunningham, 63, currently serves on the Boards of TETRA Technologies, Inc., Enterprise Products GP, LLC and EnCana Corporation.	D. Grant Devine
M.B.A., PH.D., PAG, FAIC
Dr. Devine is a former Premier of Saskatchewan, Professor at the University of Saskatchewan, President of the Executive Council and Board Chair of the Crown Investment Corporation. Dr. Devine, 59, is a farmer and rancher, President of Grant Devine Farms & Consulting Services Ltd., and Board Chair of Live Global Bid Inc. (a real-time communication company).

Susan A. Henry
PH.D. (GENETICS)
Dr. Henry is currently the Ronald P. Lynch Dean of the College of Agriculture and Life Sciences at Cornell University in Ithaca, NY, where she is also a professor. She holds a Ph.D. in Genetics and a B.Sc. in Zoology. Dr. Henry, 57, is on the Scientific Advisory Board of Cellomics, Inc., the Advisory Board of BioEconomy Partners, and the National Research Council Committee on Science and Technology to Support Health Care, Sustainability and Other Aspects of Development Assistance. Dr. Henry was elected to Agrium’s Board in 2001.
Frank W. King
O.C., B.SC., P.ENG., LL.D. (HON) Mr. King is President and Chief Executive Officer of Metropolitan Investment Corporation and is the former Chairman and Chief Executive Officer of the XV Olympic Winter Games. Mr. King, 67, is a Director of the Calgary Chamber of Commerce, Acclaim Energy Inc., Networc Health Inc., The Westaim Corporation and Wi-Lan Inc. and is a Trustee of RioCan Real Estate Investment Trust.	G. Woody MacLaren
Mr. MacLaren is a past member of the Canadian Institute of Chartered Accountants and former President of Woodward Stores Ltd. Mr. MacLaren, 70, is Director and co-founder of Macluan Capital Corporation and is a Director and financial advisor to other private-sector companies. He was elected to the Board of Agrium in 1993 and served as Board Chair from 1994 to 1998. Mr. MacLaren has reached the mandatory retirement age for a Director of Agrium and will not be standing for re-election as a Director.	Harry G. Schaefer
B.COMM., FCA
Mr. Schaefer is a corporate director, business advisor and principal of Schaefer & Associates Ltd. Mr. Schaefer, 67, serves as Chair of the Alberta Chapter of the Institute of Corporate Directors and is a member of the Province of Alberta Audit Committee. He is the Vice Chair and a Director of each of TransCanada PipeLines Limited and TransCanada Corporation, and a Trustee of Fording Canadian Coal Trust. He is a former Board Chair of TransAlta Utilities Corporation (and former Chief Financial Officer from 1975 – 1993), former Board Chair of Crestar Energy Inc., and was elected to Agrium’s Board in 1998.

T. Don Stacy
PH.D. (ENGINEERING)
Dr. Stacy is a former Board Chair and President of Amoco Canada Petroleum Company Ltd. and Amoco Eurasia Petroleum Company. Dr. Stacy, 70, currently serves on the Board of Hydril Company. Dr. Stacy has reached the mandatory retirement age for a Director of Agrium and will not be standing for re-election as a Director.
Victor J. Zaleschuk
B.COMM., CA
Mr. Zaleschuk is the former President and Chief Executive Officer of Nexen Inc. (as well as former Chief Financial Officer from 1986 to 1997). Mr. Zaleschuk, 60, currently serves as Board Chair and a Director of Cameco Corporation and is a Director of Nexen Inc. Mr. Zaleschuk joined Agrium’s Board in 2002.

Our Company at a glance	Page 12

*Domestic represents product produced and sold within the North American market.

Nitrogen “N”

Operating/financial performance

(000s of tonnes)	Capacity volumes	(000s of tonnes)	Production volumes

			2003	2002

International markets		International markets

Alaska	1,740	Alaska	1,173	1,413

Argentina (50%)	585	Argentina (50%)	617	516

Domestic markets*		Domestic markets*

Canada	3,475	Canada	2,570	2,498

United States	1,362	United States	791	1,053

Total nitrogen	7,162	Total nitrogen	5,151	5,480

		(millions of U.S. dollars)	Gross profit

		International markets	154	47

		Domestic markets	154	51

Phosphate “P”

Operating/financial performance

(000s of tonnes)	Capacity volumes	(000s of tonnes)	Production volumes

			2003	2002

Domestic markets*		Domestic markets*

Canada	680	Canada	561	631

United States	590	United States	498	440

Total phosphate	1,270	Total phosphate	1,059	1,071

		(millions of U.S. dollars)	Gross profit

		Domestic markets	44	37

Potash “K”

Operating/financial performance

(000s of tonnes)	Capacity volumes	(000s of tonnes)	Production volumes

			2003	2002

Domestic markets*		Domestic markets*

Canada	1,790	Canada	1,665	1,530

Total potash	1,790	Total potash	1,665	1,530

		(millions of U.S. dollars)	Gross profit

		International markets	22	23

		Domestic markets	39	44

Retail

Operating/financial performance

	Farm centres	(millions of U.S. dollars)	Gross profit

Domestic markets*		Domestic markets*	2003	2002

United States	206	Fertilizers	110	101

		Chemicals	111	95

		Other products and services	60	60

			281	256

International markets		(millions of U.S. dollars)	Gross profit

Argentina	18	International markets	2003	2002

		Fertilizers	7	22

		Other products and services	10	8

			17	30

Other

We have an additional 300,000 tonnes of ammonium sulphate capacity and 27,000 tonnes of micronutrient capacity. We own almost two million tonnes of product storage capacity and lease approximately 2,800 rail cars.

Our strategy

■	Maintain our competitive position for our plants in Western Canada where we have access to lower cost natural gas than our North American competitors;

■	Grow our industrial sales to help offset the seasonality of our agricultural business;

■	Continuous improvement of our facilities to drive costs down and improve reliability;

■	Manage the volatility of North American natural gas prices through a disciplined hedging program;

■	Ensure our products are in the right place at the right time by optimizing our extensive storage and distribution infrastructure in our primary North American markets;

■	Source product from our domestic production base or from offshore suppliers, depending on specific market conditions;

■	Invest in major international growth opportunities in areas, similar to Argentina, where abundant supplies of low-cost natural gas can be secured under long-term contracts;

■	Develop new products, such as controlled release urea (ESN) to meet our customers’ needs.

Global position

■	Our nitrogen facilities account for three percent of total world capacity. Much of the world capacity is in developing countries such as China and India, where there are a large number of similar facilities and companies serving domestic needs;

■	Our two export-based nitrogen facilities account for one-third of our total nitrogen capacity;

■	We account for six percent of world urea trade and five percent of ammonia trade;

■	Our nitrogen facilities in Western Canada and the Western U.S. account for 14 percent of total North American capacity.

Our strategy

■	Provide internal sources of phosphate ore and ammonia to our facilities, increasing reliability and decreasing costs;

■	Continuously improve the operation of our facilities to improve cost efficiency;

■	Capitalize on the low cost of transporting product from our facilities to serve customers in our primary markets in Western Canada and the U.S. Pacific Northwest;

■	Take advantage of low-cost sulphur and sulphuric acid in our regional production locations.

Global position

■	Our phosphate facilities account for two percent of world phosphate capacity;

■	Our two facilities accounted for 12 percent of North American phosphate sales in 2003;

■	Our two integrated phosphate rock mines have a total annual production capacity of 2.4 million tonnes.

Our strategy

■	Maintain a low-cost production position through operational excellence and improved productivity;

■	Maintain production discipline to control production costs and inventory levels;

■	Optimize distribution assets and network to reduce costs to serve key markets within North America;

■	Market through Canpotex for international sales.

Global position

■	Our potash mine accounts for three percent of world potash capacity and 10 percent of North American production;

■	We represented 12 percent of North American domestic potash sales in 2003.

Our strategy

■	Continuous emphasis on profitability;

■	Increase sales to progressive growers who will be in business for the long term;

■	Minimize risk through geographic and product diversity;

■	Reallocate capital from under-performing facilities to higher return opportunities;

■	Maintain seed sales growth to replace declining chemical revenues;

■	Pursue significant acquisition opportunities.

Global position

■	Our retail business is one of the largest independent retail organizations in the U.S. and accounts for approximately 12 percent of the retail market in Argentina.

We have extensive transportation and storage facilities situated throughout North America that ensure our products meet our customers’ requirements during the critical application seasons.

Our Company in the global industry	Page 14

The changing industry

The entire agricultural value chain is becoming more global, more integrated and more responsive to environmental and health issues. The business of supplying crop nutrients is no exception to this overall trend. Rising population and improved standards of living in developing countries has led to steady growth in global demand, although regional differences exist. In terms of nutrient supply, the pace of capacity additions in some parts of the world and plant closures in others has resulted in significant challenges for the industry.

Over the past number of years the world has witnessed a significant jump in Latin America nutrient demand, some of which has been supplied by growth in production capacity and the balance through imports. The Chinese market has been volatile in recent history as the country fluctuates between being a net importer or exporter of nitrogen and becomes less dependent on phosphate imports. A change in regional consumption and global production capacity has resulted in increased emphasis on distribution channels. There also continues to be a significant change in key industry players, primarily through industry consolidation.

Maintaining our balanced product line

A balanced supply of nutrients is required for all life forms to prosper. We produce all the major crop nutrients including nitrogen, phosphate and potash, which are essential for healthy growth. We also produce sulphur products and micronutrients, such as copper and zinc, which are required in smaller amounts but equally important for growth. In addition to plant growth, these products also have various industrial applications ranging from the production of soap and soft drinks to de-icing agents.

Our Retail business provides us an important link in the value chain in the application of these nutrients for crop production. This business also integrates seed, chemicals and agronomic services to our overall strategic focus.

Financial and operating discipline

One of our key strategies is to maintain a disciplined investment approach. In this regard, we successfully maintained our investment grade rating through the bottom of the cycle and have ended the year in a strong financial position. As a result, we have the flexibility to capitalize on any appropriate opportunities in 2004. However, we will maintain our disciplined investment approach in the way opportunities are valued, technology is implemented and projects are financed.

Several business opportunities were identified and evaluated in 2003. However, many of these opportunities failed to meet our investment criteria. While our financial growth continues to be tempered by our careful approach to investment, we continue to find new ways to increase our effectiveness and become more cost efficient in our existing operations.

Our global strategy

We have been a publicly traded company for the past 11 years. During that time we have gone from a small, regional producer to an international leader in the fertilizer industry. We will continue our efforts to optimize our base business through incremental improvements and also persist in our search for appropriate opportunities to meet our customer needs.

Nitrogen production expansion will continue to be focused in areas of trapped, low-cost natural gas. Our future investment opportunities will focus on areas with competitive cost or product price advantages. We will also focus on increased diversification. This includes expanding our asset base in retail, phosphate and potash. It may also include further expansion of our distribution capabilities and additional development of new technologies such as ESN, our new controlled release urea product.

Management’s discussion & analysis of operations & financial condition	Page 16

February 11, 2004

This management’s discussion & analysis of operations and financial condition is focused on long-term vision, strategy and growth opportunities, as well as discussion of historical performance for the three years ended December 31, 2003. Dollar amounts refer to U.S. dollars except where otherwise stated and this discussion should be read in conjunction with the consolidated financial statements and related notes on pages 58-86. Pages 21, 25, 31, 37, 43 and 47 do not form part of management’s discussion & analysis.

Capitalizing on our strategic strengths

Overview of 2003

Our operations performed very well in 2003. The 2003 net loss of $21-million is not directly comparable to the break-even results in 2002 or the net loss of $45-million in 2001. 2003 results include the impact of the $140-million after-tax asset impairment charge relating to our Kenai, Alaska, nitrogen facility recorded in the fourth quarter, and 2001 results include charges of $49-million resulting from the fiscal crisis in Argentina. Excluding the Alaskan nitrogen facility asset impairment, 2003 provided strong earnings of $119-million which far exceed the results of the past few years.

The main reason for our success in 2003 was the tightening of the global supply and demand balance for each of the three major nutrients, particularly in our wholesale nitrogen business. This resulted in substantial increases in both international and domestic nitrogen prices and is reflected in our wholesale margins for both North and South America. Our phosphate business also benefited from improved pricing and increased margins over 2002, at a time when many other North American producers were faced with declining margins. Our potash margins were slightly lower due to the strengthening Canadian dollar and increases in ocean freight rates. However, we achieved two price increases in the North America market in the second half of the year that gave a year-over-year increase of $3 per metric tonne for all North America potash sales.

Our North America Retail business, a stable segment of our business, recorded its seventh consecutive year of record earnings before interest expense and income taxes.

The conditions that led to our success in 2003 are still in place. The global grain stocks-to-use ratio is at a 25-year low, providing underlying support for crop prices that should lead to strong nutrient demand. In North America and elsewhere, nutrient inventories are low providing support for continued strength in prices.

The global industry

Three main factors support sustainable growth and long-term profitability in our industry:

■	World population is growing, and the ability to feed the population is limited by a declining arable land base on a per capita basis;

■	Crops consume nutrients contained in the soil and in order to maintain or increase crop yields, proper nutrient balance must be maintained through replacement practices;

■	Demand for nitrogen, phosphate and potash for use in the manufacture of a wide range of industrial products is growing.

As a leading producer of nitrogen, phosphate and potash, and a retail supplier of agricultural inputs and services, we believe our operations are well positioned for continued success and profitability.

Supply and demand

We operate in a global commodity industry and are affected by many global factors that alter the supply and demand balance for nutrients.

Understanding the impact of global supply and demand fundamentals is important to understanding our business potential and our results. Many of the key drivers for the grain market are also drivers of the nutrient market, as there is a positive correlation between crop prices and nutrient demand. This is because optimal nutrient application maximizes crop yields.

Global demand for grain is driven by world population growth and by improving diets in developing countries as disposable incomes increase. World grain inventory levels relative to consumption also influence nutrient demand. The supply of grain is limited by the availability of arable land for cultivation, as well as the soil and weather conditions for producing optimal crop yields.

In addition to the factors affecting global and regional grain markets, demand for nitrogen, phosphate and potash is also affected by increasing industrial demand in the manufacture of a wide range of synthetic-fibre plastics, resins, pharmaceuticals, soft drinks, detergents and other applications. Industrial use accounts for approximately 14 percent of global fertilizer consumption.

Factors that affect the supply of our products include the rate of construction for new production facilities, operating rates of existing facilities, government intervention, unexpected interruptions in the supply of raw materials and various other factors affecting the economics of production such as raw material input costs.

In the longer term, the growth in demand for grain and the need to increase crop yields are met by new seed varieties, increases in nutrient application rates and therefore increased nutrient production. However, it requires significant investment and years of lead time to bring new facilities on stream. This leads to short-term imbalances between supply and demand and creates the cyclical effect that characterizes most commodity industries.

Recent supply and demand trends

Agriculture
The relationship between grain inventories and consumption levels is a useful predictor of future global grain prices and nutrient demand. Commonly referred to as the grain stocks-to-use ratio, this ratio has declined to 25-year lows over the past four years.

In 2003, weather conditions in North America improved significantly over the previous two years. However, global grain consumption continued to exceed production due to poor crops in Eastern and Western Europe and drought conditions in Australia. These conditions have provided underlying support for crop prices.

	Average Crop Prices

				5-Year
	2003	2002	2001	Avg.

United States (U.S.$/bushel)

Corn No. 2 Yellow	2.33	2.19	1.97	2.11

Wheat SRW (a)	3.46	3.27	2.63	2.77

Soybeans No. 1 Yellow	6.30	5.07	4.53	5.08

Canada (C$/bushel)

Canola (b)	8.75	9.14	7.53	7.89

Wheat (c)	6.99	6.07	5.85	6.12

(a)	Soft red winter wheat.
(b)	Source: Winnipeg Commodity Exchange.
(c)	Source: Canadian Wheat Board, RJ O’Brien.

Crop year price data, eg. 2003 refers to 2002/03 crop year.

Nutrients

In developing regions, demand for nutrients has grown by an average of two percent per year over the last 10 years. Much of this increase has been from emerging regions such as South America where nutrient application rates are significantly lower than in North America.

Nitrogen production capacity additions are sporadic. North American capacity has declined in each of the past five years, and Western Europe capacity has declined in each of the past four years. This is because of the relatively high cost of natural gas, the primary raw material used in the manufacture of nitrogen fertilizers. The majority of recent nitrogen capacity additions and demand increases have been in the Middle East, Asia and Latin America where there are available supplies of low-cost natural gas. Overall, additions in nitrogen capacity have not kept pace with growth in demand, and this has led to a tightening in the balance of supply and demand.

In 2001, two new phosphate facilities were brought on stream in India and Australia. These additions, together with other capacity increases in China, initially created a supply surplus. Over the past two years, international markets have been adjusting to this increase in supply, although some surplus capacity still exists.

No new potash mines have been started up in more than a decade, but existing mines have significant growth potential and long-term reserves. Three international marketing associations supply approximately 70 percent of the world’s potash requirements. We market and export potash through our membership in Canpotex Limited, one of the largest potash marketing and distribution companies.

In 2003, nitrogen prices rose substantially. The main reasons for this were firm grain prices, increased global demand and reduced production from the United States (U.S.) and Venezuela. Demand from Latin American countries was particularly strong. Phosphate prices also responded to increased Latin American demand and increased ammonia and sulphur input costs. International potash prices were steady, but margins were negatively impacted by increased ocean freight rates and the stronger Canadian dollar. However, increased ocean freight rates helped raise domestic North and South American nitrogen prices by increasing the cost of imports.

Management’s discussion & analysis of operations & financial condition	Page 18

Capitalizing on our strategic strengths

Our Company

Our vision

Our vision is to be a top-tier global corporation providing diversified agricultural and industrial products and services in a manner that maximizes growth in shareholder value.

Our strategy

Our key focuses are on global growth, diversification and value. Our strategies for achieving our vision are to:

Continuously improve base business competitiveness by:
■	Focusing on customer needs and service;

■	Focusing on lowering costs and increasing margins;

■	Debottlenecking and rationalizing assets based on market conditions;

■	Employing best practices;

■	Generating timely, accurate information for decision making.

Maintain a disciplined investment strategy by:
■	Building and buying assets at the right time in the cycle;

■	Using appropriate financial vehicles to support investment;

■	Maintaining economic access to capital markets and an investment grade credit rating.

Grow to an industry leader position by:
■	Capturing synergies from size;

■	Diversifying geographically and by product mix;

■	Becoming the first choice for investors in the fertilizer sector, leading to a premium stock multiple.

Continue to build on our high performance culture by:
■	Using inspired leadership, results-orientation, ownership mindset, integrity and capacity for change to create a competitive advantage and deliver outstanding business results.

Our advantage

Key factors that distinguish us from our competitors include the following:

■	We are the only publicly traded North American company with operations in all areas of the fertilizer industry value chain. We are engaged in the production of many of the raw materials we consume, the manufacture and wholesale marketing of each of the three major nutrients and the supply of products and services to growers at the retail level;

■	Our strategic product mix closely mirrors global consumption patterns;

■	Our portfolio includes a blend of international nitrogen assets with low-cost natural gas supplies under long-term contracts and domestic nitrogen, phosphate and potash assets;

■	We have well established systems for distribution and storage of our products in North America. This enables us to access premium markets cost-effectively;

■	Excluding our Alaskan facility, over 80 percent of our North American nitrogen production is in Alberta, where natural gas prices have historically traded at a discount to the New York Mercantile Exchange (NYMEX), providing us with a production cost advantage over other North American producers;

■	Three of our nitrogen facilities are among the six most recently built in North America, helping to make us one of the lowest-cost North American producers in all three primary nutrients;

■	Our 50 percent owned nitrogen facility in Argentina is the largest single train urea and ammonia facility in the world. Low-cost natural gas is supplied to the facility under long-term, fixed base-price contracts.

These key factors provide balance between risk and reward as well as a sustainable source of cash flow. This allows us to take advantage of opportunities that may arise during lean times in the nutrient cycle and position ourselves to capitalize on periods of rising prices.

Our operations and markets

We manage and report our business through four primary operating segments and a fifth non-operating segment for corporate and inter-segment eliminations. Each operation is further segmented by major product or revenue stream. The four operating segments are: North America Wholesale, North America Retail, South America Wholesale and South America Retail. The primary operating segments act independently, serving customers in agricultural, industrial, international and specialty markets. During late 2003, we re-aligned management of our wholesale and retail businesses to allow South American operations to benefit from our success and expertise in North America. However, unique features of South America continue to make it appropriate for us to manage and report these segments separately.

Our key wholesale sales regions are in North America, South America, Northeast Asia and Western Mexico. Transportation and logistics are critical to success in these regions, and we have established a well-developed infrastructure consisting of owned, leased and third-party distribution capacity that we use to efficiently transport production from our 14 facilities to our customers.

Our retail business in the U.S. and Argentina provides agricultural outputs and services to growers. The geographic diversity of our U.S. farm centres helps reduce the risk associated with unfavourable regional economic or weather conditions. These farm centres also provide a stable base of earnings and cash flow.

Management’s discussion & analysis of operations & financial condition	Page 20

Capitalizing on our strategic strengths

Our products & services

Nitrogen

Nitrogen includes ammonia and various derivative products such as urea, ammonium nitrate and urea ammonium nitrate (UAN) solutions. These products comprise approximately 66 percent of our total production and 43 percent of our $2.5-billion net sales.

Our 11 nitrogen production facilities in Western Canada, the U.S. and Argentina have the capacity to produce approximately seven million tonnes of nitrogen products annually. We are one of the top two nitrogen producers in the world, with approximately three percent of the global nitrogen market. We sell approximately 74 percent of these products to agricultural customers and the remaining 26 percent for industrial applications.

Low-cost natural gas is critical to the profitability of nitrogen operations. At current North American prices, natural gas accounts for almost 90 percent of the cash cost of producing ammonia, the building block for all nitrogen products.

As previously mentioned, over 80 percent of our production capacity outside Alaska and Argentina is located in Alberta, where we have historically enjoyed a natural gas cost advantage over U.S. producers, and our facility in Argentina is supplied under long-term, low-cost natural gas contracts.

		2003 Production		2003 Sales

Production/
Market Area		Tonnes (000s)%		Tonnes (000s)%

Canada		2,570	50	1,638	30

United States	– Alaska	1,173	23	–	–

	– Lower 48	791	15	1,863	35

Argentina		617	12	348	6

Export markets		–	–	1,541	29

Urea shipping advantage
(shipping time in days – destination Korea)
Middle East
Black Sea
Kenai, Alaska
0 10 20 30 40 50 60
Source: Overseas Wiborg, Dataloy. Includes load and unload (approximately six days).
Urea shipping advantage
(shipping time in days – destination Brazil)
Middle East
Black Sea
Profertil, Argentina
0 10 20 30 40 50 60
Source: Overseas Wiborg, Dataloy. Includes load and unload (approximately six days).
Agrium's global nitrogen markets
From our international asset base, we produce and transport our nitrogen products around the world.
Nitrogen international sales (000s of tonnes)
2000
2001
2002
2003
0 500 1,000 1,500 2,000 2,500
Source: Agrium reports.
Nitrogen international margins (dollars per tonne)
2000
2001
2002
2003
0 20 40 60 80 100
Source: Agrium reports.

Management’s discussion & analysis of operations & financial condition	Page 22

Phosphate

Phosphate products comprise approximately 13 percent of our total production and 10 percent of our $2.5-billion net sales. We have the capacity to produce over one million tonnes of phosphate products each year from our two facilities in Alberta and Idaho.

Phosphate includes both solid products such as monoammonium phosphate (MAP) and ammonium phosphate sulphate (APS), as well as various liquid forms of phosphoric products. Unlike our nitrogen operations which service both domestic and international markets, our phosphate business is focused on regional customers in Western Canada and the U.S. Pacific Northwest. The average selling price in these markets is higher than the price in Florida where the majority of other North American producers are located.

The primary inputs for the production of phosphates are phosphate rock ore, sulphur and ammonia. Access to low-cost supplies of these raw materials is key to profitability. Our plant in Alberta is in the proximity of our nitrogen facility, which supplies the ammonia, and close to abundant supplies of sulphur.

Phosphate rock ore is supplied by rail from our mine in Ontario, which has an estimated remaining reserve life of over 15 years. Our plant in Idaho is located near our second mine, which has an estimated remaining reserve life of eight years, and is adjacent to other available reserves that could be used to extend the life of the facility.

	2003 Production		2003 Sales

Production/
Market Area	Tonnes (000s)%		Tonnes (000s)%

Canada	561	53	595	55

United States	498	47	495	45

Potash

Potash comprises approximately 21 percent of our total production and six percent of our $2.5-billion net sales. Our mine and mill in Saskatchewan currently has the capacity to produce 1.8 million tonnes of potash annually and has sufficient ore reserves to maintain current production levels for well over 50 years.

	2003 Production		2003 Sales

Production/
Market Area	Tonnes (000s)%		Tonnes (000s)%

Canada	1,665	100	150	9

United States	–	–	942	57

Export markets	–	–	570	34

Retail

Our retail businesses generate approximately 41 percent of our $2.5-billion net sales. North America Retail provides a source of steady growth in earnings and cash flow. In South America, our retail operations provide contact with end-users in Argentine domestic markets.

In North America, our retail business consists of 206 facilities in the U.S. marketing under the names of Western Farm Service (WFS) in the West and Crop Production Services (CPS) in the Midwest and Northeast. Retail provides us with valuable direct contact with end users of our products. We provide inputs and services to maximize the growers’ income. In 2003, 46 percent of our retail businesses’ revenues pertained to fertilizer, with similar revenues derived from agricultural chemicals and the balance contributed by seed and application services.

Our professional agronomists and crop advisors located at retail outlets design innovative solutions to grower challenges. Our precision application of crop nutrients and soil products uses specially designed software and global positioning satellite technology. Over 1,200 weather stations in the West use predictive software to optimize chemical applications and maximize irrigation effectiveness. The ideal balance between yields and input costs can be achieved through proper analysis and recommendations.

Our U.S. retail business is based on relationships and is labor intensive rather than capital intensive. We achieve a competitive advantage through dedicated and experienced employees who understand our customers’ needs. Key elements of the success of our retail operations are:

■	Geographic and product diversity;

■	Constant repositioning of capital from under-performing facilities to higher return opportunities;

■	Our superior team of people. We provide above-average compensation for above-average performance;

■	Size provides opportunities to test innovative ideas without risking the future viability of the Company.

Our retail business in Argentina is known as Agroservicios Pampeanos S.A. (ASP). It consists of 18 farm centres that are similar to those in the U.S. Midwest. The primary purpose of this retail operation has been to promote sound crop fertility programs and convert the market to higher quality granular products that can be bulk blended with other nutrients. This allows for economic increases in application rates. This strategy meshes well with our South America Wholesale operation by increasing nitrogen application in the higher-margin domestic market.

In Argentina, one of the most stable sectors of the economy is agriculture. Strong crop prices, a relatively stable peso and near-term political stability have improved the Argentine agricultural economy in 2003. Crops and inputs are sold on an equivalent U.S. dollar basis at prices that are determined by international markets, but most other operating expenses are incurred in Argentine pesos. These peso denominated operating expenses have decreased significantly in U.S. dollar terms with the devaluation of the peso in January 2002.

Management’s discussion & analysis of operations & financial condition	Page 24

Capitalizing on our strategic strengths

Our performance & outlook

Understanding our performance

Application of critical accounting policies and estimates
Our financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in Canada. Note 23 to the financial statements provides a reconciliation between Canadian GAAP and U.S. GAAP and notes 1 and 2 include a complete summary of all of our accounting policies implemented in 2003 or prior years.

Application of the following accounting policies requires us to make estimates of future events that may have a material effect on current or future financial results. These estimates require experience and judgment and are subject to inherent risk of inaccuracy, particularly where they relate to events that are expected to take place in the future.

Revenue recognition
We recognize revenues from our operations when the product or service is delivered to the customer and the risks and rewards of ownership are transferred to the customer. Transportation costs, where applicable, are recovered from the customer through product or service pricing. In certain cases, application of this policy may require estimates to be made of a component of the revenue recognized, discounts and allowances, the cost of the product or service delivered and the creditworthiness of the customer. We make these estimates based on the most recent information available and historical trends, but they may be affected by subsequent changes in market conditions.

Capital assets
Capital assets are recorded at cost and include the cost of replacements and betterments. Cost is defined as expenditures incurred up to the commencement of commercial production, and includes internal and external costs of personnel, material and services as well as interest capitalized during construction.

IMPAIRMENT
The fair value of our capital assets is based on their capacity to generate future cash flows. Cash flows can be affected by a number of factors such as new technology, market conditions for our products, availability of raw material inputs and estimated service lives of the assets. We review the carrying value of our capital assets on a regular basis. If impairment has occurred, an impairment charge is recognized immediately.

DEPRECIATION

Capital assets are depreciated based on the estimated service lives of the respective assets, ranging from three to 25 years.

Initial service life estimates are based on experience and current technology. However, these estimates may be extended through proper maintenance and sustaining capital programs. Factors affecting the fair value of our assets and the useful lives of our assets are constantly changing. We therefore periodically review the estimated remaining lives of our facilities and adjust our depreciation rates prospectively where appropriate.

Environmental and asset retirement obligations

Our operations are subject to a variety of federal, provincial, state and local laws and regulations, some of which relate to the remediation of existing environmental conditions while others require that certain work be carried out at the time of plant closure, or when the specific asset is retired. Asset retirement obligations are often stipulated in our facility operating licenses and permits, although they may also arise from contractual obligations and other legal requirements then in effect. For facilities with these stipulations, asset retirement obligations typically involve the removal of the asset, remediation of any contamination resulting from the use of that asset and reclamation of the land. Asset retirement obligations are further described in notes 1 and 14 to the financial statements and under adoption of new accounting policies on page 26.

## Shareholders' equity
(millions of dollars)

1999
2000
2001
2002
2003
0 200 400 600 800 1,000
Source: Agrium reports.

## Market capitalization
(millions of dollars)

1999
2000
2001
2002
2003
0 500 1,000 1,500 2,000 2,500
Source: Agrium reports.

# Financial stability

## BBB
Standard & Poor's credit rating

## Baa2
Moody's credit rating

Through financial discipline, we maintained our investment grade credit rating in the downcycle.

## Debt-to-debt-plus-equity
(percent)

1999
2000
2001
2002
2003
0 10 20 30 40 50 60
Source: Agrium reports.

## EBITDA interest coverage
(multiple)

1999
2000
2001
2002
2003
0 1 2 3 4 5 6 7 8
Source: Agrium reports.

Management’s discussion & analysis of operations & financial condition	Page 26

Other environmental liabilities relate to obligations to remediate existing conditions that may have been caused by ongoing or discontinued operations. Where these obligations are reasonably estimable, they are expensed net of anticipated recoveries by discounting expected future cash outlays.

Estimating the cost of asset retirement and other environmental liabilities requires extensive judgement about the nature and timing of the work to be carried out, and these estimates are subject to considerable uncertainty. Changes in the applicable laws and regulations as well as ongoing developments in the policies and expectations of the regulatory agencies, latent or evolving site conditions, and changes in the timing of expenditures may all have a significant impact on the accuracy of the financial estimates. We monitor these factors in determining the amount of our estimates and make adjustments to our estimates using the best available data.

Potential future costs which could be material, but which are not reasonably estimable due to uncertainty of outcome, timing and the nature of work to be performed, are considered contingencies, and no liability is recorded until the amount becomes likely or estimable.

At December 31, 2003, our environmental provisions totalled $87-million (2002 – $79-million) and our asset retirement obligations totalled $43-million (2002 – $35-million).

Foreign currency translation – Argentina

Prior to October 1, 2003, the operations of our Argentine retail subsidiary, ASP, were considered self-sustaining and were translated into U.S. dollars using the current rate method. Under this method, assets and liabilities were translated into U.S. dollars at period-end rates and the translation gain or loss was reflected in cumulative translation adjustment in shareholders’ equity. This was primarily due to the legislated requirement to conduct business in pesos and the restrictions on foreign currency conversion and repatriation that followed the fiscal crisis in Argentina in late 2001.

On October 1, 2003, we changed the translation method for ASP to the temporal method to reflect the changing circumstances under which it now conducts business. Under this method, monetary assets and liabilities are translated at period-end rates and the translation gain or loss is reflected in the income statement. Non-monetary assets and liabilities are converted at historical rates. We consider this change appropriate because of the relaxation of the legal requirement to transact business in pesos, and the gradual orientation of the agricultural sector to the U.S. dollar because of its export focus. The transition to the new policy is reflected prospectively in our financial statements from October 1, 2003.

Adoption of new accounting policies

Stock-based compensation
In the fourth quarter of 2003, we commenced expensing stock-based compensation by an early adoption of Canadian GAAP standards that become mandatory for years commencing after December 31, 2003. This information was previously disclosed on a pro-forma basis. Under the Canadian standard, all stock option compensation for grants issued during the year must be expensed in the financial statements using the fair value method. We have used the Black-Scholes model for the computation of fair value.

For grants issued in prior years, we continue to disclose the pro-forma effect on earnings.

Asset retirement obligations

In the fourth quarter of 2003, we early-adopted the new Canadian GAAP standard for asset retirement obligations in order to harmonize our reporting with U.S. GAAP standards that became effective January 1, 2003. Under this standard, we recognize asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be determined. Key elements of this standard, which becomes mandatory under Canadian GAAP for year-ends commencing on or after January 1, 2004, are as follows:

■	The fair value of anticipated asset retirement obligations are capitalized as part of the carrying amount of the asset and the asset is depreciated over its estimated useful life;

■	The corresponding net present value of the liability is recognized immediately and accreted by a charge to earnings over the estimated time period until settlement of the obligation.

Previously, the undiscounted estimate of anticipated costs of site restoration was accrued over the period up to the date the obligation was expected to settle. The effect of this change is disclosed in note 2 to the financial statements.

Non-GAAP disclosure

In the discussion of our performance for 2003 that follows, in addition to the primary measures of earnings and earnings per share, we make reference to EBIT (earnings before interest expense and income taxes) and EBITDA (earnings before interest expense, income taxes, depreciation and amortization). We consider EBIT and EBITDA to be useful measures of performance because income tax jurisdictions and business segments are not synonymous, and we believe that allocation of income tax charges distorts the comparability of historical performance for the different business segments. Similarly, financing and related interest charges cannot be allocated to all business segments on a basis that is meaningful for comparison with other companies. EBIT and EBITDA measures are also used extensively in the covenants relating to our financing arrangements.

EBIT and EBITDA are not recognized measures under GAAP, and our method of calculation may not be comparable to other companies. EBIT should therefore not be used as an alternative to net earnings (loss) determined in accordance with GAAP as an indicator of our performance. Similarly, EBITDA should not be used an alternative to cash provided by (used in) operating activities as determined in accordance with GAAP. For a reconciliation of EBIT and EBITDA to net earnings (loss), refer to the table on page 28.

We also make reference to earnings excluding the after-tax asset impairment charge and EBIT excluding the asset impairment charge. These measures are not recognized measures under GAAP. Earnings excluding the after-tax asset impairment charge is determined by adding to net earnings the after-tax impairment charge. EBIT excluding the asset impairment charge is determined by adding the pre-tax asset impairment charge to earnings before interest expense and income taxes. We consider the exclusion of the asset impairment charge from these measures to be useful as the asset impairment charge does not directly relate to operations for 2003.

Sensitivity of earnings to changes in key variables

The following table illustrates the effect of changes in key variables on net earnings, based on levels of activity in 2003. These levels of activity may differ in 2004 and future years, and the impact of one factor may compound or offset others. These sensitivities should not, therefore, be used to forecast future results.

		Impact of Change on:

	Amount of Change	Net Earnings	Earnings per Share (a)
Key Variable	Over a Full Year	(millions of U.S. dollars)	(U.S. dollars per share)

North America

Wholesale selling prices

Ammonia	U.S.$10/tonne	10	0.08

Urea	U.S.$10/tonne	14	0.11

Phosphate (b)	U.S.$10/tonne	5	0.04

Potash	U.S.$10/tonne	10	0.08

Natural gas cost (c)	U.S.$0.10/MMBtu	6	0.05

Exchange rate from C$ to U.S.$ (d)	C$0.01	3	0.02

South America

Wholesale selling prices

Urea	U.S.$10/tonne	3	0.02

Exchange rate from

Argentine pesos to U.S.$ (e)	0.3 pesos	1	0.01

(a)	Based on 127 million shares outstanding at December 31, 2003.
(b)	MAP equivalent.
(c)	Based on natural gas requirements not under fixed price contract at January 1, 2004, excluding natural gas hedging impact.
(d)	Excludes Canadian dollar hedging.
(e)	Excludes Value Added Taxes (VAT) receivable impact.

Seasonality

Our business is seasonal in nature. Agricultural sales are concentrated in the spring and fall planting seasons and generally result in strong earnings for the second and fourth quarters and weaker results in the first and third quarters. Inventories are accumulated throughout the year, and working capital requirements tend to peak in April and October immediately prior to the peak application seasons. Non-cash working capital is typically lowest in July and December after the planting seasons in North America and after harvest in South America. North and South America have opposite spring and fall seasons.

The timing of the start of the spring and fall application seasons is entirely driven by the weather. As the start of the seasons is unpredictable, sales may often shift between quarters and make year-over-year comparisons by quarter difficult or even misleading. We therefore consider the most meaningful historical comparisons to be on a semi-annual calendar year basis.

We market a diverse line of products to a wide variety of industrial customers that comprise approximately 20 percent of our North America Wholesale sales. These markets provide consistent, year-round revenue, and in part serve to offset the seasonal and cyclical nature of the agricultural market.

Management’s discussion & analysis of operations & financial condition	Page 28

Performance highlights

The table below illustrates the impact of the seasonal considerations discussed previously on selected highlights of our financial performance over the three years ended December 31, 2003, and provides a reconciliation of EBITDA and EBIT to net earnings (loss).

2003

	First	Second	First	Third	Fourth	Second	2003
(millions of dollars, except per share amounts)	Quarter	Quarter	Half	Quarter	Quarter	Half	Full Year

Net sales	372	929	1,301	561	637	1,198	2,499

EBITDA (a)	37	165	202	88	106	194	396

Less: depreciation and amortization	32	35	67	34	39	73	140

Less: asset impairment	–	–	–	–	235	235	235

EBIT (b)	5	130	135	54	(168)	(114)	21

Less: interest expense and income taxes	11	61	72	29	(59)	(30)	42

Net earnings (loss)	(6)	69	63	25	(109)	(84)	(21)

per share – basic	(0.07)	0.53	0.46	0.18	(0.89)	(0.71)	(0.25)

– diluted	(0.07)	0.47	0.43	0.17	(0.89)	(0.71)	(0.25)

Cash provided by operating activities	37	36	73	47	69	116	189

Non-cash working capital	134	203	203	210	217	217	217

2002

	First	Second	First	Third	Fourth	Second	2002
(millions of dollars, except per share amounts)	Quarter	Quarter	Half	Quarter	Quarter	Half	Full Year

Net sales	318	792	1,110	466	507	973	2,083

EBITDA (a)	(2)	87	85	61	66	127	212

Less: depreciation and amortization	34	32	66	42	40	82	148

EBIT (b)	(36)	55	19	19	26	45	64

Less: interest expense and income taxes	–	32	32	18	14	32	64

Net earnings (loss)	(36)	23	(13)	1	12	13	–

per share – basic	(0.33)	0.16	(0.16)	(0.01)	0.07	0.07	(0.08)

– diluted	(0.33)	0.15	(0.16)	(0.01)	0.07	0.06	(0.08)

Cash provided by operating activities	2	75	77	28	119	147	224

Non-cash working capital	278	54	254	300	210	210	210

2001

	First	Second	First	Third	Fourth	Second	2001
(millions of dollars, except per share amounts)	Quarter	Quarter	Half	Quarter	Quarter	Half	Full Year

Net sales	381	803	1,184	410	469	879	2,063

EBITDA (a)	61	122	183	28	(39)	(11)	172

Less: depreciation and amortization	32	31	63	43	35	78	141

EBIT (b)	29	91	120	(15)	(74)	(89)	31

Less: interest expense and income taxes	22	46	68	2	6	8	76

Net earnings (loss)	7	45	52	(17)	(80)	(97)	(45)

per share – basic	0.04	0.37	0.41	(0.17)	(0.72)	(0.90)	(0.49)

– diluted	0.03	0.33	0.36	(0.17)	(0.72)	(0.90)	(0.49)

Cash provided by (used in) operating activities	(112)	108	(4)	(12)	103	91	87

Non-cash working capital	449	404	404	429	283	283	283

(a)	Earnings before interest expense, income taxes, depreciation, amortization and asset impairment.
(b)	Earnings before interest expense and income taxes.

Summary of year-over-year changes

The following table summarizes the main changes in net earnings (loss) and cash provided by operating activities from the prior year for 2003, 2002 and 2001:

(millions of dollars)	2003	2002	2001

Changes in net earnings (loss)

Net earnings (loss) – previous year	–	(45)	82

Year-over-year change due to

North America Wholesale EBIT (a)

Nitrogen: pricing and volumes	261	(127)	117

manufacturing costs	(96)	40	(140)

Phosphate	7	31	(13)

Potash	(6)	9	(12)

Depreciation and amortization	3	(6)	(25)

Asset impairment	(235)	–	–

Facility costs	(2)	7	(15)

Selling, general and administrative costs	(11)	9	(3)

Other	(10)	13	(11)

North America Retail EBIT (a)	12	1	4

South America Wholesale EBIT (a)	73	7	(14)

South America Retail EBIT (a)	(38)	42	(5)

Other EBIT (a)	(11)	(11)	5

Interest expense	5	6	(37)

Foreign exchange and Argentine charges	10	18	(20)

Tax expense	17	6	42

Net earnings (loss) – current year	(21)	–	(45)

Changes in cash provided by operating activities

Cash provided by operating activities – previous year	224	87	256

Year-over-year change due to

Net earnings (loss)	(21)	45	(127)

Non-cash items	145	44	(7)

Non-cash working capital	(159)	48	(35)

Cash provided by operating activities – current year	189	224	87

(a)	EBIT before foreign exchange and Argentine charges.

Management’s discussion & analysis of operations & financial condition	Page 30

Capitalizing on our strategic strengths

Our financial performance

Overview of consolidated financial highlights

Net earnings
We experienced a net loss in 2003 of $21-million ($0.25 loss per diluted share). Excluding the Alaskan nitrogen facility asset impairment charge of $140-million after-tax, earnings for 2003 were $119-million or $0.82 diluted earnings per share. This compared to earnings of $-nil in 2002 ($0.08 diluted loss per share) and a net loss of $45-million in 2001 ($0.49 diluted loss per share).

2003 was the beginning of a turnaround for our Company. Excluding the Alaskan nitrogen facility asset impairment, it was our best year since 1998 and an indication of the long awaited upturn in the nitrogen cycle.

Consolidated EBIT was $21-million for 2003, compared to $64-million in 2002 and $31-million in 2001. 2003 EBIT was reduced by $235-million relating to the asset impairment of our Alaskan nitrogen facility. Excluding this charge, 2003 consolidated EBIT was $256-million. Fuelled by substantially higher grain prices in the spring season, demand for nitrogen was particularly strong and was reflected in both international and domestic margins. This improved the results of our wholesale businesses in both North and South America considerably over the prior years.

Our North America Retail business reported strong EBIT. Profitability was driven by higher nitrogen selling prices and improved chemical volumes.

Further detailed discussion of segmented operating results is provided on pages 36 to 44.

Interest expense of $63-million for 2003 was lower than the $68-million in 2002 due to the impact of debt repayments. Both 2003 and 2002 were lower than the $74-million in 2001, due to the 2001 equity issue and the cash conservation measures taken in 2002 and 2003, both of which enabled us to virtually eliminate our short-term bank indebtedness.

Earnings excluding the after-tax asset impairment charge and EBIT excluding the asset impairment charge are not recognized measures under GAAP. Earnings excluding the after-tax asset impairment charge is determined by adding to net earnings the after-tax impairment charge. EBIT excluding the asset impairment charge is determined by adding the pre-tax asset impairment charge to earnings before interest expense and income taxes. We consider the exclusion of the asset impairment charge from these measures to be useful as the asset impairment charge does not directly relate to operations for 2003.

Cash provided by operating activities
Cash provided by operating activities was $189-million for 2003, compared to $224-million for 2002 and $87-million for 2001. 2003 decreased over 2002 due to an increase in working capital resulting from higher accounts receivable, inventories and prepaids, partially offset by higher accounts payable and an increase in the current portion of long-term debt. As a result of our favorable cash position, we did not use our accounts receivable asset securitization program at year-end 2003, compared to the $114-million in cash generated by this program at year-end 2002. Increased inventories and prepaids are a result of our North America Retail business unit pre-buying nitrogen with the expectation that fertilizer prices will increase in 2004. The improvement in cash provided by operating activities in 2003 and 2002 over 2001 is mainly attributable to increased earnings.

Cash provided by operating activities

(millions of dollars)

1999
2000
2001
2002
2003
0 50 100 150 200 250 300

Source: Agrium reports.

Capital expenditures

(millions of dollars)

1999
2000
2001
2002
2003
0 50 100 150 200 250 300

Source: Agrium reports.

Investment value

3.5:1
Price to book

7:1
Enterprise value to EBITDA

11:1
Price to cash flow

Agrium offers value to investors as a growth company.

EBITDA

(millions of dollars)

1999
2000
2001
2002
2003
0 100 200 300 400 500

Source: Agrium reports.

Return on average invested capital

(percent)

1999
2000
2001
2002
2003
0 1 2 3 4 5 6 7 8

Source: Agrium reports.

Management’s discussion & analysis of operations & financial condition	Page 32

Capital expenditures
Capital expenditures for the three years ended December 31, 2003, were as follows:

(millions of dollars)	2003	2002	2001

Sustaining capital	97	51	91

Investment capital	2	1	74

	99	52	164

Our capital expenditure programs typically comprise both sustaining and investment capital. Sustaining capital is necessary for the continued safe and efficient operation of our facilities and extends their useful lives. Investment capital includes new opportunities and significant expansion of existing operations. In 2002 and 2003, our capital expenditures were substantially all sustaining capital in order to conserve cash. A normal level of sustaining capital for our operations is approximately $80-million per year, but this fluctuates year to year depending on foreign exchange rates, maintenance requirements and scheduling of periodic turnarounds at our major facilities. Capital expenditures also include an Earn-out for the contingent acquisition price of our Alaskan nitrogen facility that is further discussed on page 40.

In 2003, sustaining capital expenditures of $97-million were higher than 2002, largely due to the deferral of non-mandatory sustaining capital from 2002 into 2003.

In both 2003 and 2002, we investigated numerous plant capital expansion and debottlenecking projects. However, concentration on improving our balance sheet through overall debt reduction resulted in a decision not to proceed with the majority of these projects. Capital investment for 2003 and 2002 was significantly lower than 2001 because of the completion of major investment projects in 2001. These projects included our Argentine nitrogen facility, our Ontario phosphate mine and our Idaho phosphate operation.

Financial position
Our ongoing objective to strengthen our financial position and reduce our debt started in 2002 with the issue of $106-million of common shares and effective management of working capital and capital expenditures. In 2003 we continued these efforts, constraining capital expenditures and continuing initiatives to drive down operating costs.

Our efforts have been successful, despite some increase in working capital mainly due to not utilizing our accounts receivable securitization program. This factor has been more than offset by improvements in cash provided by operating activities before changes in working capital.

Significant financing transactions in 2003 included the following:

■	In December 2003, we announced that we would redeem our $50-million, six percent convertible redeemable preferred securities. These preferred securities subsequently were converted into common shares at a conversion price of $11.9677, resulting in the issuance of an additional 4.18 million common shares in January 2004;

■	On December 29, 2003, we made the first scheduled annual repayment of $15-million on our $75-million, 6.86 percent senior notes.

Our debt-to-debt-plus-equity ratio decreased from 57 percent in 2001 and 50 percent in 2002 to 47 percent at December 31, 2003. Including the outstanding preferred securities as debt in accordance with U.S. GAAP, these ratios were 70 percent, 64 percent and 62 percent respectively prior to the redemption of the securities referred to above. After pro-forma reflecting the redemption in accordance with U.S. GAAP, the ratios were 67 percent, 61 percent and 58 percent respectively.

Aggregate contractual obligations

At December 31, 2003, our aggregate contractual obligations were as follows:

	Payment Due by Period

	Less Than	1-3	4-5	After
(millions of dollars)	1 Year	Years	Years	5 Years	Total

Long-term debt (a)	121	154	74	386	735

Operating leases (b)	41	57	23	14	135

Purchase obligations (c)(d)(e)	568	254	110	175	1,107

Total	730	465	207	575	1,977

(a)	Failure to maintain certain financial ratios and other covenants may trigger early repayment provisions (see financial covenants on page 35).
(b)	Includes short-term leases for railcars and distribution facilities in North America Wholesale, vehicles and application equipment in North America Retail and other computer equipment leases.
(c)	Includes minimum commitments for North American natural gas based on prevailing NYMEX forward prices at December 31, 2003. We commit to purchase a large percentage of our production volume requirements for the next year at floating prices, and actual prices paid may differ.
(d)	Liquid markets exist for the possible resale of North America Wholesale natural gas, sulphuric acid and power purchased under the majority of these commitments, but gains or losses could be incurred on resale.
(e)	Includes our 50 percent share of Profertil annual gas purchase commitments totalling $265-million.

Management’s discussion & analysis of operations & financial condition	Page 34

Liquidity

The strong level of cash provided by operating activities in 2003 and our actions during 2002 to conserve cash resources have greatly improved our liquidity. We expect that future cash provided by operating activities, our current cash balance and other liquid resources will be sufficient to meet our cash requirements in 2004. In addition to scheduled debt repayments and contractual obligations summarized above, these requirements include:

■	Interest payments;

■	Taxes;

■	Peak seasonal working capital requirements;

■	Capital expenditures;

■	Preferred securities charges and declared common share dividends;

■	General operations.

At December 31, 2003, liquid resources consisted of:

■	Cash and short-term investments of $200-million, including $62-million relating to Argentina of which $10-million is denominated in pesos;

■	Unused short-term bank credit facilities of $266-million in North America and $22-million in Argentina;

■	A $125-million non-recourse facility for the sale of eligible North America Wholesale and North America Retail accounts receivable, as discussed below. At December 31, 2003, $125-million of this facility was unused (2002 – $11-million);

■	Other non-cash working capital of $217-million.

Our revolving credit facilities in North America expire in May and December 2004 and we expect to re-negotiate or replace these facilities with similar arrangements prior to expiry.

Off-balance sheet arrangements
Certain of our U.S. subsidiaries may sell up to $125-million of eligible accounts receivable to a financial institution on a non-recourse basis. Fees and expenses paid to the financial institution are based on the accounts receivable sold and prevailing commercial paper rates. The agreement expires in December 2007 and may be terminated earlier by either party.

This facility provides us with the flexibility to immediately realize cash for the sale of receivables up to the amount of the program.

Accounts receivable sold and fees and expenses paid under this program are summarized in note 6 to the financial statements.

Financial covenants
Our credit facilities, debentures and senior notes require us to maintain certain financial ratios and other covenants customary for these types of agreements. Failure to comply with these requirements may require accelerated repayment of these obligations.

Within our bank credit facilities, the principal financial covenants include a requirement to maintain a debt-to-EBITDA ratio below a maximum level, a requirement to maintain a minimum EBITDA-to-interest expense ratio and a requirement to maintain a minimum level of shareholders’ equity. These calculations are subject to certain exclusions, and the requirements must be met on a quarterly basis calculated for the trailing 12-month period.

The principal financial covenants within our senior note agreements include financial covenants providing for a maximum level of total debt and senior debt-to-debt-plus-equity. The agreements require us to maintain a minimum level of shareholders’ equity. These calculations are also subject to certain exclusions and the requirements must be met on a quarterly basis.

At December 31, 2003, we were in compliance with all of our financial and other covenants, and we believe we have sufficient additional room within the calculations to remain compliant for 2004 and the foreseeable future. In the first quarter of 2004, we retired our $75-million seven percent debentures due February 1, 2004. This debt retirement was funded with cash on hand and was a continuation of our debt reduction strategy and the strengthening of our financial ratios.

Debt ratings
As at December 31, 2003, our debt instruments and preferred securities were rated by the principal bond rating services as follows:

Senior
	Unsecured Notes	Preferred
	and Debentures	Securities

Moody’s Investors Services	Baa2	Baa3

Dominion Bond Rating Service	BBB	Pfd – 3Y

Standard and Poor’s	BBB	BB+

Outstanding share and preferred security data
The number and outstanding principal amount of outstanding shares and preferred securities as at January 31, 2004, are as follows:

	Number	Amount
	(millions)	(millions of dollars)

Common shares	131	542

Eight percent non-convertible preferred securities (a)	7	172

(a)	We have the right to issue common shares and use the proceeds to redeem these securities.

Management’s discussion & analysis of operations & financial condition	Page 36

Capitalizing on our strategic strengths
Business segment performance

North America Wholesale operations

Performance objectives
The primary goals for our North America Wholesale (NAW) operations for 2003 were:

■	To continuously improve the operation of all our facilities to increase efficiency and drive down unit costs;

■	To improve our competitive position for our existing plants in Western Canada and Alaska where we have access to lower cost natural gas and sulphur than our North American competitors;

■	To increase profitability by operating certain nitrogen plants only when warranted by market conditions.

Our main strategies for achieving these objectives were:

■	Ongoing optimization of operating costs, capital expenditures and working capital;

■	Adoption of best asset and material management practices to improve operational reliability and help reduce costs;

■	Growing our industrial sales base to help offset the seasonality of our agricultural business;

■	Management of the risk of volatile natural gas prices negatively impacting margins in North America through a limited hedging program using derivative instruments;

■	Optimization of our extensive storage and distribution infrastructure in the most cost-effective manner to ensure our products are in the right place at the right time for our customers;

■	Sourcing product from our North American production base or from offshore suppliers, depending on market conditions.

Achievements
As 2003 unfolded, the anticipated tightening in the supply and demand balance for nitrogen was more pronounced than expected. With grain stocks at historical lows, grain prices remained firm, and with more normal weather conditions, demand for nutrients in our key market areas increased. Higher global nitrogen prices were reflected in our margins. EBIT before the pre-tax impairment charge for wholesale operations in North America for 2003 was $186-million compared to EBIT of $40-million in 2002 and EBIT of $64-million in 2001.

A critical component to our success as a commodity company is effective control of fixed costs. North America Wholesale fixed costs are comprised of labor, benefits, maintenance, supplies, insurance, property taxes and other miscellaneous items. In 2003 we successfully kept fixed costs, on a local currency basis, at levels equivalent to 2002. Strengthening of the Canadian dollar in 2003 resulted in these costs increasing on a U.S. dollar basis.

Agrium-owned wholesale storage
Dry
Anhydrous ammonia
Specialty
Solutions
Magellan pipeline

North American storage and distribution

Total wholesale storage

(000s of tonnes)

572
391
1,485

Leased warehouses Terminals
Plants

Source: Agrium reports.

Agrium-owned wholesale storage

(000s of tonnes)

275
1,098
590

Dry Ammonia
Specialty (includes solutions)

Source: Agrium reports.

Modes of distribution

(percent breakdown)

15%
2%
35%
48%

Truck Rail
Water Pipeline

Source: Agrium reports.

Agrium-leased railcar fleet

(number of railcars)

283
34
338
1,425
753

Covered hopper cars
Ammonia pressure tank cars
Phosphoric acid tank cars
Fertilizer solution tank cars
Molten sulphur tank cars

Source: Agrium reports.

Management’s discussion & analysis of operations & financial condition	Page 38

NITROGEN
Gross profit from wholesale nitrogen was $228-million compared to $63-million in 2002 and $150-million in 2001. The increase over 2002 and 2001 can be summarized as follows:

		2003 vs 2002	2002 vs 2001
(millions of dollars)		Variance	Variance

Sales revenue	– volumes	(53)	72

	– price	314	(137)

Cost of product	– volumes	47	(62)

	– price	(143)	40

Total variance in gross profit		165	(87)

■	Increased nitrogen margin per tonne was the key reason for our increased profitability in 2003. Nitrogen margin per tonne on average was 300 percent higher than 2002 and 50 percent higher than 2001. Driven by strong demand internationally and in our market areas, increased prices more than offset the impact of higher production costs and lower volumes;

■	Wholesale sales volumes for 2003 were approximately 403,000 tonnes lower than 2002, due partly to lower production from our Alaskan nitrogen facility as a result of gas delivery shortages under our long-term contract with Union Oil Company of California (Unocal). Production from some of our other facilities was also subject to temporary cut-backs in times of peak gas prices where incremental volumes could not be shipped to our marginal markets profitably. However, on average, our facilities operated at 83 percent of capacity for the year compared to the industry average of 76 percent;

■	Unit cost of product sold for 2003 increased over 2002 due to higher gas costs and absorption of fixed costs over a lower production base. Nitrogen production costs at our Alberta facilities are incurred in Canadian dollars and were adversely affected by the strength of the Canadian dollar. In 2003, cost increases of approximately $4 per tonne were attributable to strengthening of the Canadian dollar. Our nitrogen unit cost of product was marginally lower in 2002 than in 2001 due mainly to lower natural gas costs.

The following table summarizes North America Wholesale’s average cost of natural gas consumption for the three years ended 2003.

(dollars per MMBtu)	2003	2002	2001

Average – unhedged	3.79	2.31	3.20

Hedging impact	(0.09)	0.32	(0.52)

Overall weighted average
– North America	3.70	2.63	2.68

NYMEX	5.44	3.25	4.38

The spread between our weighted average North American gas cost is due to the AECO/NYMEX basis differential and low-cost gas at our Kenai, Alaska, nitrogen facility. Our hedging program for 2003 was significantly reduced from prior years, as strong demand for nitrogen products created a situation where increased gas costs resulted in higher North American nitrogen selling prices.

PHOSPHATE

Gross profit from phosphate was $44-million compared to $37-million in 2002 and $6-million in 2001. The increase over 2002 and 2001 can be summarized as follows:

		2003 vs 2002	2002 vs 2001
(millions of dollars)		Variance	Variance

Sales revenue	– volumes	(8)	53

	– price	30	6

Cost of product	– volumes	7	(51)

	– price	(22)	23

Total variance in gross profit		7	31

■	Phosphate margin per tonne for 2003 was 21 percent higher than 2002 and almost five times higher than 2001. In 2003, phosphate selling prices continued the improvement that began in 2002 in response to increased global demand in Latin America and the impact of increased global ammonia and sulphur costs. Although we are a regional producer in North America, our markets are indirectly affected by international pricing;

■	Unlike many other producers who faced significant increases in sulphur product and shipping costs, the proximity of our operations to significant low-cost sulphur supplies mitigated cost increases. As a result, we were able to increase our margins while most other North American producers were faced with lower margins;

■	Phosphate sales volumes declined slightly from 2002 due to reduced production at our Alberta facility. Volumes in 2002 were higher than 2001 because of increased product availability attributable to improved phosphate rock supply from our Ontario mine and improved production levels at our Idaho facility;

■	With production costs at our Alberta facility denominated in Canadian dollars, 2003 costs increased overall by approximately $17 per tonne primarily as a result of the strengthening Canadian dollar.

POTASH

Gross profit from potash was $61-million compared to $67-million in 2002 and $58-million in 2001. The variance over 2002 and 2001 can be summarized as follows:

		2003 vs 2002	2002 vs 2001
(millions of dollars)		Variance	Variance

Sales revenue	– volumes	6	25

	– price	(4)	(4)

Cost of product	– volumes	(4)	(14)

	– price	(4)	2

Total variance in gross profit		(6)	9

■	Potash margin per tonne for 2003 was 12 percent lower than 2002 and 14 percent lower than 2001. The decline was due largely to increases in international ocean freight rates and the stronger Canadian dollar, although later in the year, some price increases occurred to partially offset this;

■	potash sales volumes were four percent higher than 2002. Volumes in 2002 had increased by 18 percent over 2001, due to higher sales to North American customers and higher export volumes;

■	Our potash facility, like other Canadian facilities, incurs costs primarily in Canadian dollars. In 2003, cost increases of approximately $4 per tonne were attributable to the strengthening of the Canadian dollar.

Management’s discussion & analysis of operations & financial condition	Page 40

DEPRECIATION AND AMORTIZATION

North America Wholesale depreciation and amortization charges for 2003 were $99-million, compared to $102-million in 2002 and $96-million in 2001. Accelerated depreciation and amortization due to changes in estimated useful life totalled $14-million in 2002 and $8-million in 2001.

North America Wholesale depreciation in 2004 is expected to be approximately the same as 2003, despite a reduction in the carrying value of our Alaskan nitrogen facility in 2003. We anticipate that two-thirds of the $35-million carrying value of our Alaskan nitrogen facility may be depreciated in 2004, the first year of its estimated two-year remaining life. This estimate of Alaskan nitrogen facility depreciation in 2004 depends on the estimated life of the plant which could be increased, and depreciation reduced, if additional gas supplies are identified.

KENAI, ALASKA, NITROGEN FACILITY ASSET IMPAIRMENT

2003 includes the pre-tax impairment charge of $235-million against our Alaskan nitrogen facility recorded in the fourth quarter. This charge is further discussed under the Unocal dispute.

We expect that shut down costs will be incurred in the event the facility closes at the end of 2005. These costs cannot be recorded until they are incurred, which means they will not be charged to the statement of operations until 2005.

Estimated Earn-out obligations to Unocal, which are the subject of legal dispute, will be expensed in 2004 and 2005 as incurred, but are forecast to be higher in 2005 than 2004. Since the shut down costs and majority of Earn-out expenses will be charged to income in 2005 the Alaskan nitrogen facility could record a net loss in 2005.

This will depend on product prices, resolution of our legal dispute with Unocal, and any alternative supplies of natural gas to the facility which may become available. There is also risk of an additional write down of the Alaskan nitrogen facility book value in late 2004 depending on the outcome of the above items.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

SG&A costs for North America Wholesale of $35-million were higher than 2002 and 2001. The increase is largely related to employee incentive payouts and, as the majority of SG&A is incurred in Canadian dollars, to the adverse impact of the strengthening Canadian dollar in 2003.

ROYALTIES AND OTHER TAXES

Royalties and other taxes relate mainly to U.S. dollar potash sales in our Canadian potash operations. These costs are determined on the basis of U.S. dollar denominated revenues and, in 2003, declined due to the strengthening Canadian dollar.

OTHER EXPENSES

Other miscellaneous expenses for 2003 were higher than 2002 and 2001 mainly due to increased legal costs associated with our dispute with Unocal. 2002 was lower than 2001 as a result of increased plant utilization, which reduced idle facility costs.

Other developments in North America Wholesale

UNOCAL DISPUTE
Unocal has curtailed the supply of natural gas to our Alaskan nitrogen facility since July 2002, and our dispute with them continues, including issues relating to their delivery obligations under the gas supply agreement, environmental liabilities and the Earn-out arrangement described below. Unocal also claims for the recovery of excess royalties paid by Unocal to the State of Alaska. We dispute any liability for such payments. Both parties have agreed to submit certain issues relating to the gas supply agreement before an arbitration panel and a date for the hearing has been set for May 2004. All other disputed issues, including those relating to the Earn-out obligation, continue to be subject to litigation.

With the benefit of supplementary gas purchased from other suppliers in the area, we were able to operate the Kenai facility at an average of 71 percent of capacity throughout 2003.

However, Unocal further reduced the gas to 50 percent in November 2003. As weather conditions also restricted third-party supply, we were constrained to a single train operation which will continue through to spring. We anticipate increasing production in the summer of 2004 as additional gas becomes available. While higher production rates may be attained, we are expecting minimum average operating rates of 50 percent for 2004 and 2005. Operating rates will vary depending on gas supply.

The indicated gas supply from Unocal to the facility will be insufficient to operate the facility past the end of 2005. Recent gas discoveries made by Cook Inlet producers, including Unocal, suggest there are significant gas resources in the Cook Inlet. We are actively pursuing alternative gas supplies for the facility and are continuing to work with the State of Alaska and gas producers to maintain plant operations and our employee base in the region, although it remains uncertain whether we will be able to secure additional gas supply on economic terms.

The agreement for the purchase of the Alaskan nitrogen facility and related assets contains an Earn-out arrangement entitling Unocal to certain payments for a period of six years commencing in September 2000. The liability for, and the manner of calculating, these payments are specific issues under dispute in the litigation.

Due to the significant uncertainties created by the dispute coupled with our inability to reach a commercial settlement with Unocal on reasonable terms, we reduced the carrying cost of the facility at the end of 2003 to reflect the lack of sufficient low-cost gas supply to meet plant requirements.

The impairment of the Alaskan nitrogen facility resulted in a non-cash, after-tax charge of $140-million (pre-tax charge of $235-million) in our fourth quarter financial results. In calculating the impairment, we used gas supply indications from Unocal and did not assume significant alternative gas supplies, since long-term gas supply contracts had not then, nor have as yet, been arranged.

While we believe that no amount is payable to Unocal in the event that Unocal fails to meet its obligations under the gas supply agreement, additional Earn-out payments may become due if we are ultimately unsuccessful in the litigation.

PURCHASE OF PURIFIED PHOSPHORIC ACID (PPA) ASSETS

We have entered into an agreement with Astaris Production LLC (Astaris) to acquire certain of their assets and assume certain of their liabilities related to the production of PPA at our Idaho phosphate facility. The transaction requires no cash investment and is subject to certain regulatory approvals which are anticipated to be obtained by the end of the third quarter of this year. This transaction will provide us with access to additional reserves of phosphate rock, as well as ownership of Astaris’ facility located on our site.

NEW PRODUCT DEVELOPMENT

We are introducing a proprietary, controlled release urea product into broad acre agriculture, primarily into the U.S. Corn Belt. The use of this product offers growers the opportunity to improve nitrogen use efficiency and hence the potential to reduce nitrogen losses to the environment. This new product controls the release of nitrogen to periods of peak crop growth. At present, sales of this product represent only a small percentage of our total sales, but we believe demand for this product will grow as awareness of the need for higher efficiency fertilizers increases.

South America Wholesale operations

Our wholesale operations in South America are solely in Argentina and consist of our 50 percent ownership interest in the Profertil S.A. (Profertil) joint venture with Repsol-YPF S.A., a large international oil and gas company. Repsol-YPF S.A. is one of the largest foreign investors in Argentina and provides us with significant local expertise.

Performance objectives

Our primary goals for South America Wholesale for 2003 were to improve the reliability of the plant in order to increase production levels and to produce a cash return.

Achievements and other developments

2003 was an exciting and successful year for our wholesale business in South America. South America Wholesale contributed $63-million to our consolidated EBIT compared to losses in 2002 and 2001.

In April 2003, we completed mechanical repairs by installing a temporary heat exchanger two months ahead of schedule, allowing the plant to run consistently above design capacity for the remainder of the year. This also allowed us to capitalize on the upturn in the international nitrogen markets.

Management’s discussion & analysis of operations & financial condition	Page 42

To ensure future reliability, construction of a new heat exchanger with upgraded metallurgy will be complete in late 2004 for installation in the first quarter of 2005. The original unit replaced in 2003 will be repaired and retained as back-up.

The climate of political and economic uncertainty in Argentina continued, but the agricultural sector prospered. The peso strengthened from 3.4 pesos to the U.S. dollar at the beginning of the year to 3.0 to the U.S. dollar at December 31, 2003. This illustrates improved economic stability for Argentina but increases our local peso-based costs.

Foreign currency controls have been relaxed considerably, and payment of dividends and interest and repayment of debt is now permitted with fewer restrictions. Our 50 percent investment in Profertil comprises $173-million for our proportionate share of net assets of the joint venture.

EBIT for 2003 was $63-million compared to losses before interest expense and income taxes of $2-million and $18-million for 2002 and 2001 respectively. Significant factors affecting South America Wholesale’s results for 2003 compared to 2002 and 2001 include the following:

■	Margins for 2003 increased significantly over both 2002 and 2001 due to the higher pricing driven by international demand as discussed earlier;

■	Sales volumes also increased significantly in 2003 due to increased product available as a result of less plant down-time and improved operating rates over 2002;

■	Unit cost of product for 2003 decreased over 2002 and 2001 primarily driven by volume increases, although inflationary increases and the strengthening peso against the U.S. dollar have partially offset this improvement;

■	Other includes SG&A expenses, depreciation, Argentine charges and miscellaneous expenses;

■	SG&A expenses for 2003 are largely unchanged from 2002, but are somewhat lower than 2001 due to ongoing devaluation of the peso between late 2001 and mid 2002 that continued to reduce peso costs in U.S. dollar terms;

■	Depreciation is based on historical exchange rates and has not varied significantly from 2001 to 2003;

■	Argentine charges represent foreign exchange gains or losses on conversion of peso denominated assets, primarily recoverable Value Added Taxes (VAT). For 2001, this also included losses on the forced conversion of U.S. dollar receivables of $2-million and cash balances into pesos, and in 2002, included recovery of these losses. In 2003, the peso strengthened, and VAT balances were largely recovered. We expect to recover the remaining $11-million of VAT in 2004. In the meantime, the peso denominated VAT receivable is a partial currency hedge against other peso denominated expenses.

Profertil utilizes 88,574 MMBtu of natural gas daily. Profertil has three natural gas supply contracts expiring in 2012. They are firm supply, U.S. dollar denominated contracts supplying 73,811 MMBtu per day of natural gas. Repsol-YPF S.A., our joint venture partner in Profertil, supplies 50 percent of this long-term contracted gas.

In December 2003, after a competitive bidding process, Profertil signed a new 10-year contract (expiring in 2013) with Repsol-YPF S.A. for an additional 14,762 MMBtu per day of gas at U.S. dollars with pricing agreed for the first three years. Previously this gas was purchased on the spot market. Profertil needed this additional long-term gas contract because the plant consistently produced above nameplate capacity.

In January of 2002 the Government of Argentina introduced the Economic Emergency Law, which gave it sweeping powers to address the country’s economic challenges. The “pesification” of the economy, i.e. the forced conversion of U.S. dollar denominated assets into Argentine pesos followed by devaluation of the pesos, gave Profertil significant cost advantages.

The terms of Profertil’s three long-term gas contracts did not change, but the pricing did. These U.S. dollar denominated natural gas contracts were then paid in pesos at the prevailing exchange rate relative to the U.S. dollar. For the first six months of 2002, the gas suppliers had to accept lower payments as the value of the peso moved from 1:1 in January to a low of 3.7:1 by July of 2002. During the next year (July 2002 to July 2003) the U.S. dollar value of Profertil’s gas payments was determined solely by the U.S. dollar to peso exchange rate. No negotiations were involved.

The law requires that after a six-month period, the suppliers and buyers must negotiate to establish the exchange rate at which the contractual obligations will be fulfilled. If no mutually satisfactory settlement is reached, the court is the final arbitrator.

From July 2003 onwards, Profertil reached agreement with the three gas providers on the exchange rate to be used until the end of 2003. In 2004, further negotiations on the exchange rate to be used for pricing will be required.

Independently of these three gas contracts, the Government of Argentina has frozen rates for natural gas transportation, water, electricity and telecommunications. These rates currently are substantially lower than the original contractual rates. However, the Government of Argentina has declared its intention to increase the rates to their original contractual values over an unspecified time frame.

North America Retail operations

Performance objectives
Our objectives for North America Retail for 2003 were to continue to provide steady growth and a stable source of cash flow, to focus on large customers with potential to grow our business for us, and to investigate opportunities to reposition capital. We continue to have interest in pursuing larger acquisition opportunities that will provide value to our shareholders.

Achievements

In 2003, we generated EBIT of $64-million, compared to $52-million in 2002 and $51-million in 2001. This was our seventh consecutive year of record EBIT.

Significant factors affecting North America Retail’s results for 2003 compared to 2002 and 2001 include the following:

■	Increased gross profit on fertilizer sales, particularly nitrogen, as we were able to maintain consistent margins on higher unit sales prices;

Retail operations

Retail farm centres
North America Retail headquarters

Crop diversity

CALIFORNIA/ARIZONA
Mostly specialty crops (cotton, lettuce, citrus, almonds, grapes)

PACIFIC NORTHWEST
Mix of commodity and specialty crops (potatoes, wheat, sugar beets, barley, grass seed)

CORNBEL T/EAST
Large acre commodity crops (corn, soybeans, wheat)

ARGENTINA
Large acre commodity crops (corn, soybeans, wheat)

Geographic diversification

(per cent breakdown)

36%
47%
17%
California Northwest Midwest

Source: Agrium reports.

North America Retail sales mix

(per cent breakdown)

5%
5%
3%
44%
43%
Fertilizer Chemicals Seed
Services Other

Source: Agrium reports.

North America Retail gross profit

(millions of dollars)

$60
$110
$111
Fertilizer Chemicals
Other products and services

Source: Agrium reports.

Management’s discussion & analysis of operations & financial condition	Page 44

■	Stronger than anticipated chemical sales due to increased insect and disease pressure in our California markets;

■	While SG&A costs for North America Retail increased for 2003 over 2002 and 2001 reflecting higher activity, SG&A costs were stable as a percentage of sales.

South America Retail operations

Performance objectives
In addition to adapting operations to the changing political and economic environment in Argentina, our key goal for South America Retail for 2003 was to develop our business from existing farm centres.

Achievements and other developments
As expected, the agricultural economy in Argentina remained healthy throughout 2003, and demand for crop inputs continued to increase. As a result, prices and volumes increased and revenues exceeded 2002 by 15 percent. Fertilizer margins declined because we were not able to increase prices sufficiently to offset cost increases. Our product cost is based on imported product that increased by 50 percent in line with international pricing.

EBIT of $2-million in 2003 decreased from $25-million in 2002 but improved over the loss before interest expense and income taxes of $26-million in 2001. Factors affecting the comparability of these results include the following:

■	2003 results were adversely affected by the impact of stronger peso on peso denominated expenses;

■	Despite lower EBIT in 2003, our retail operation was successfully able to operate without parent company financial support;

■	In 2002, gains of $8-million were realized from the collection of receivables at better exchange rates than provided for in 2001. In addition, the carrying value of 2001 closing inventories was adjusted for the devaluation of the peso and, when sold in 2002, reflected a lower cost of product sold than the ongoing cost of importing new product;

■	2001 results were affected by losses totalling $27-million from the forced conversion of U.S. dollar receivables into pesos.

South America Retail operations are now managed through North America Retail in order to obtain more direct access to North America Retail expertise and other management synergies. We continue to believe South America Retail has a role in promoting the benefits of nutrient application to the farmers in Argentina and expanding the higher-margin domestic market for output from our Profertil production facility.

Other

Our other business segment comprises corporate administration, business development activities, financing and inter-segment sales eliminations.

Corporate general and administrative costs increased in 2003 over 2002 and 2001 due to the impact of the stronger Canadian dollar and increased employee incentive expense. Incentives were not paid in 2002 or 2001 as our financial performance did not meet the minimum incentive plan targets in those years.

In 2003, we also continued to investigate the feasibility of building a world-scale ammonia and urea production facility in Western Australia as part of a consortium. The project agreement expired in July 2003 without consensus on a number of key issues, and the consortium of companies brought together for the feasibility study was disbanded. We are continuing to independently investigate the development of the project.

Looking forward to 2004

Industry fundamentals
Looking forward to 2004, the underlying market conditions support a continuation of the upturn in the fertilizer cycle that started in late 2002 and gained significant momentum in 2003. Key indicators include:

■	Global grain stocks remain at record low levels due to reduced production across Europe, the former Soviet Union and China. The world stocks-to-use ratio is forecast to drop to 16 percent in 2004, its lowest level in 25 years. In addition, consumption of corn for the production of ethanol fuels is growing. This is anticipated to lead to continued strong global grain prices, which supports higher fertilizer use;

■	In the U.S., continuing strength in grain prices coupled with higher crop yields are expected to lead to improved farm incomes and increased cash available to purchase crop nutrients in the coming growing season;

■	In Canada, crop yields were closer to normal levels in 2003 after two years of severe drought conditions. We expect farmers in Western Canada, in particular, to be looking to maximize yields in the next growing season, as grain inventories remain well below average;

■	In Argentina, agriculture is expected to continue to show strength because of its export orientation of U.S. dollar denominated products, while the overall economy will likely struggle for some time to come.

Nitrogen
The global nitrogen supply and demand balance remains tight, despite the restart of some U.S. capacity in the second half of 2003. China’s net urea exports for 2003 were approximately 2.6 million tonnes, but their exports are expected to decline into next spring as their domestic demand increases, and they face lower government export incentives and higher transportation costs.

Because of a tight supply and demand balance for nitrogen, we anticipate any short-term increases in North American gas prices will be reflected in higher nitrogen selling prices. In addition, we expect that selling prices will remain strong in the event of a decline in gas prices.

Production from our Profertil nitrogen facility and plant reliability should be maintained in 2004, although reliability of power supply to the plant is still expected to keep operating rates below equivalent North American plants.

Phosphate
Phosphate prices are expected to improve in 2004 as a result of continuing high ammonia and sulphur input costs, and strong demand from Latin America. World phosphate demand is significantly influenced by unpredictable demand from China and India, which together account for more than 30 percent of world phosphate imports. Limited new phosphate capacity outside of China is projected through 2006, and a gradual tightening of the balance of supply and demand is expected.

Our acquisition of the lease of significant reserves of phosphate rock from Astaris will add security of supply to our current reserves in Southeast Idaho. Additionally, the equipment acquired from Astaris’ facility will be used to expand fertilizer production in our existing product lines at our Idaho phosphate facility.

Potash
International demand for potash is expected to grow in 2004, but current capacity will likely be sufficient to absorb increased demand so price increases may be modest. Price increases in the fall of 2003 and early 2004, however, should largely offset the negative impact of a stronger Canadian dollar and higher ocean freight rates that are anticipated to continue in 2004.

Our production levels for potash are expected to remain at current levels and production costs will continue to be affected by changes in the Canadian dollar.

Management’s discussion & analysis of operations & financial condition	Page 46

Retail
The expected strength in grain and nutrient prices should allow our retail operations in North America to continue their pattern of solid earnings. Pursuing opportunities to grow our retail operations in North America either incrementally or through a larger acquisition remains key.

In South America, we expect the uncertain political and economic climate to persist. Agriculture is forecast to continue to be a positive force for recovery, and moderate increases in EBIT should be achievable.

Key risks and uncertainties

The global nutrient business, like all agriculture-based industries, is subject to risks and uncertainties in commodity prices, weather and political uncertainty, as well as many risks specific to each product. The following is a discussion of the key risks and uncertainties facing our business on a day-to-day basis, and the strategies we adopt to mitigate these risks. However, it should not be assumed that this discussion is exhaustive or that the strategies adopted to mitigate these risks will be effective.

Raw materials
Low-cost raw material inputs such as natural gas, phosphate rock and potash ore are crucial to our business. These materials are subject to price volatility that can have a significant impact on our profitability. In the long term, locating or acquiring our facilities in areas of abundant low-cost supplies will manage this volatility, or where security of supply may be at risk, we may develop our own sources of supply and integrate them with our operations.

In the shorter term, we manage volatility in our raw material input costs through the use of derivative products and other contractual arrangements where available. However, these strategies cannot eliminate these risks entirely.

There is ongoing uncertainty as to the quantity of low-cost natural gas that will be delivered to our Alaskan facility under the Unocal supply contract. As discussed under the segmented performance section for North America Wholesale, we are currently engaged in litigation and arbitration with Unocal over these and other matters, and the outcome remains subject to the uncertainty related to legal issues.

Weather
Weather can have a significant and unpredictable impact on demand. We must manufacture product throughout the year in order to meet peak season demand, and we must react quickly to changes in expected weather patterns that affect demand. We do this by utilizing long-range weather outlooks in our annual planning and by adjusting production levels and moving product to locations where demand is strongest. However, our ability to react is limited by the shortness of the peak selling season.

Geographic diversity of our wholesale markets and our retail facilities affords some protection against adverse regional weather patterns, but we also strive to mitigate our exposure through increased sales to industrial customers.

Pricing and markets
Wholesale nutrient prices can be volatile and are driven by the world supply and demand balance as well as grain prices and regional market conditions. Geographic sales diversity and accurate forecasting of both short-term and long-term market conditions are essential. This allows us to balance production levels with anticipated demand or to divert production to the most profitable markets using our extensive distribution system.

The ability of nitrogen producers to continue to offset increases in North American natural gas prices by increasing nitrogen prices is not assured. Should international prices retreat or North American gas prices increase substantially further, this may attract additional imported product into our market areas and could affect pricing.

In the global market, uncertainty remains over the participation level of China and other major producers and consumers in the international urea and phosphate markets. Changes in the requirements of these countries can have a significant impact on demand and, consequently, on the price of our products.

Operations and transportation
Our operations face a number of additional risks including production reliability at our manufacturing facilities, the reliability of our storage and distribution systems, a growing concern around the environmental impact of nitrogen fertilizers, and the unpredictable strategies of suppliers and competitors, particularly those in financial distress.

Global nitrogen capacity
The global nitrogen industry faces risks associated with increased capacity scheduled to come on stream after 2005. The current high capacity utilization is due to strong industrial and agricultural demand, the closure of certain high-cost plants and technological refinements that have improved operating rates at some facilities.

Current growth in global nitrogen demand has been met by swing producers restarting facilities and by producers increasing operating rates in response to rising prices. It is estimated that only 6.2 million metric tonnes of global nitrogen capacity was idle at the end of 2003, compared to the total world nitrogen capacity of 128.6 million metric tonnes.

New product applications

Controlled release urea

Agricultural grade controlled release urea is a nitrogen fertilizer that maximizes nitrogen-use efficiency and minimizes losses to the environment. A special polymer coating applied to the urea granule allows nitrogen to release at a rate that matches the demand of grain crops. By supplying nitrogen as the crop needs it, nitrogen-use efficiency is increased. For growers, better efficiency means increased yields, improved crop quality and reduced workload. For the environment, it means less nitrogen leaching into our rivers and lakes. We market agricultural grade controlled release urea under the brand name ESN. A specialty grade controlled release urea is marketed into turf, ornamental and horticultural markets under the brand name Duration CR.

Average corn yield increase gained using ESN vs. conventional nitrogen sources yield increase (bushels per acre)

>10
5 to 10
<5
0%
10%
20%
30%
40%
50%

distribution of yield improvement from test results

Data is for non-drought conditions.

Helping to fight forest fires

The summer of 2003 was one of the worst forest fire seasons on record for British Columbia and the U.S. Pacific Northwest. Agrium's customer, Fire-Trol Canada, supplies more than 90 percent of the fire retardant used in Canada, and we supply the ammonium polyphosphate used in the production of this retardant. Our facilities also custom manufacture the finished retardant concentrate for distribution to firebases throughout Western Canada, the Northwest Territories and the Yukon. In 2003, demand more than tripled, with Agrium shipping over 14,000 tonnes of ammonium polyphosphate, compared to a 10-year average of approximately 3,000 tonnes per year.

Using urea to reduce NOx emissions

Nitrogen oxides (NOx) react with volatile organic compounds in the atmosphere to form smog. They are also a significant contributor to greenhouse gas emissions and are formed through the combustion of fuel in air, for example at a coal-fired power plant or in an automotive engine. The utility and transportation sectors are the largest contributors of NOx emissions.

The fertilizer industry is playing an important role in the reduction of NOx emissions with a technology called selective catalytic reduction (SCR). This process uses either ammonia or urea to treat exhaust gas. Ammonia serves as a reactive agent in the process, which produces water and nitrogen as end products. The potential global market for urea in this application is large, with experts predicting urea consumption in power station and transport SCR units reaching from six to 10 million tonnes by 2010.

Lake fertilization

Agricultural grade fertilizer can be used in lakes and streams where nutrient levels have been depleted for many years and have caused a decline in fish stocks. Under certain conditions, lake and stream fertilization is used to encourage the growth of algae at the base of the food chain, which in turn improves the size and population of certain fish species in the area.

Management’s discussion & analysis of operations & financial condition	Page 48

Political risk
Political and economic uncertainty is an inherent risk in operating in a global competitive market. Our strategy for mitigating political and economic risk is to partner with reputable firms, obtain non-recourse financing and locate facilities where product can be exported and sold in U.S. dollars.

While we attempt to meet or exceed all existing regulatory requirements including environmental regulations, we cannot predict the impact of future regulations that may affect our business. Our operations are also subject to extensive fiscal and regulatory control in all countries where we do business. Compliance with existing and possible future regulations may involve additional expense.

Currency risk
We conduct our operations in three primary currencies: U.S. dollars, Canadian dollars and Argentine pesos; and we report in U.S. dollars. We manage exposure to the Canadian dollar partially through currency hedging programs and exposure to pesos by converting them into U.S. dollars wherever possible.

In Argentina, retail operations face unique short-term risks relating to currency devaluation and extended credit terms. Currency risk is managed by tying selling prices to U.S. dollars at the point of sale. Receivables are generally collected after harvest, requiring us to extend credit to growers for as long as 180 days. In order to secure our receivables from growers, we negotiate contracts for delivery of grain and oilseed as settlement for receivables from sales of crop nutrients.

New accounting standards

Efforts to harmonize Canadian GAAP and U.S. GAAP are continuing. New accounting standards that have been implemented in 2003 are discussed in the our performance section on page 26. There are currently no new standards expected to impact our results in 2004.

Capitalizing on our strategic strengths

Forward-looking statements

Except for statements of historical fact, the statements in, or incorporated by reference in, this management’s discussion & analysis of operations and financial condition constitute forward-looking statements under applicable securities legislation. These forward looking statements include, but are not limited to, references to:

■	the amount and type of future capital expenditures;

■	business strategies and plans for implementing them;

■	competitive strengths, goals, expansion and growth of our business and operations;

■	plans and references to our future results;

■	industry fundamentals.

These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties including, but not limited to:

■	General economic, market and business conditions, including:

■	supply and demand for grain and other agricultural crops;

■	changes in government agricultural, safety, environmental and other legislation and policies;

■	fluctuations in foreign exchange rates, commodity, feedstock and nutrient prices or other costs that cannot be recovered through nutrient price increases;

■	actions by competitors and others in our market areas, including changes to industry capacity and utilization and product pricing;

■	performance by customers, suppliers, personnel and counterparties to financial instruments;

■	Weather conditions and seasonal patterns;

■	The outcome of our dispute with Unocal;

■	General operating risks associated with:

■	investment in foreign jurisdictions;

■	the level and effectiveness of future capital expenditures and reliability of performance of existing capital assets;

■	ability to transport or deliver production to markets;

■	present and discontinued mining operations;

■	labor disruptions;

■	Strategic risks including:

■	our ability to implement our business strategy;

■	results of our risk mitigation strategies, including hedging and insurance;

■	uncertainty as to the feedstock reserves owned or otherwise available to us;

■	our ability to integrate any assets we may acquire or the performance of those assets;

■	the opportunities, or lack thereof, that may be presented to and pursued by us;

■	technological changes;

and other factors, many of which are beyond our control. Consequently, all of the forward-looking statements made in or incorporated by reference in this management’s discussion and analysis are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us.

We do not undertake any obligation to update forward-looking statements even if circumstances or management’s estimates or opinions should change. Investors should not place undue reliance on forward-looking statements.

Stewardship	Page 50

Capitalizing on our strategic strengths

Stewardship

Corporate governance

Ethics, integrity, honesty and respect: these are the values that anchor the corporate governance practices at Agrium. We have been consistently recognized for excellence in corporate governance practices during the past year, including having received the highest possible Board Shareholder Confidence Index rating of AAA+ from the University of Toronto’s Joseph L. Rotman School of Management, ranking sixth out of the approximately 250 companies listed on the Toronto Stock Exchange (TSX) recently rated by Canadian Business Magazine and having been rated seventh out of 207 companies on the S&P/TSX Index in a study conducted by The Globe and Mail – Report on Business.

The stewardship of the Company is the responsibility of the Board of Directors and the four Committees of the Board and is further supported by a number of management committees, including a Disclosure Committee, Environment, Health & Safety Committee, Hedging Committee, and Pension Administration and Investment Committees. The Corporate Governance & Nominating Committee of the Board is specifically committed to the continuing review, development and improvement of best corporate governance practices which our Board and management believe are the cornerstones of investor trust and shareholder value.

We have continued to review and enhance our long-standing corporate governance practices while carefully monitoring the evolution of best corporate governance practices in Canada and the United States, including recent rules issued by the United States Securities and Exchange Commission (SEC), the new rules and corporate governance listing standards of the New York Stock Exchange (NYSE), and the new Investor Confidence rules and Continuous Disclosure rules recently finalized and published by the Canadian Securities Administrators (CSA).

In keeping up-to-date with these changes in the corporate regulatory environment as well as in response to the voices of our shareholders expressed through various industry associations and groups, we have confirmed our compliance with corporate governance best practices and updated our systems during the past year as outlined below:

■	The formal Charters for each of the Audit Committee, Corporate Governance & Nominating Committee, Human Resources & Compensation Committee, Environment, Health & Safety Committee and the Board of Directors as well as Terms of Reference for the Board Chair, Committee Chairs, individual directors and the CEO have all been revised and enhanced to ensure that they are completely responsive to all of the requirements of the CSA rules, as well as the NYSE rules and listing standards, and continue to exemplify best corporate governance practices in both Canada and the United States. These Charters are available on our web site at www.agrium.com;

■	Our existing Corporate Governance Guidelines have been enhanced to include all the matters covered under the CSA rules and the NYSE rules and listing standards, and are available on our web site at www.agrium.com;

■	Our director share ownership qualifications have been increased to require that each of our directors hold shares equal to five times the director’s annual retainer (rather than three times in accordance with our previous share ownership qualifications) within five years of their appointment. Each director is required to receive his or her retainer in deferred share units until such time as the director meets the minimum share ownership requirements;

Total NPRI and TRI emissions

(000s of tonnes)

1999
2000
2001
2002
0
5
10
15
20
TRI – the U.S. Toxic Release Inventory
NPRI – the Canadian National Pollutant Release Inventory
NPRI 2002 Additions

Source: Agrium reports.

Environment, health and safety

The health and safety of our employees, community and environment are our priorities.

Total Recordable Index (injuries)

(index)

2000
2001
2002
2003
0
2
4
6
8

Illnesses excluded as data collection started only mid-2003.

Source: Agrium reports.

Greenhouse gas emissions

(millions of tonnes)

2000
2001
2002
2003
0
1
2
3
4
5
6

Kenai, AK; Kennewick, WA; Sacramento, CA site data included from 2001 on.

Source: Agrium reports.

Stewardship	Page 52

■	We have adopted a new Code of Business Conduct & Ethics for directors, officers and employees that is specifically responsive to the new NYSE listing standards and incorporates the provisions of our previous Code of Ethics for Senior Officers and our Code of Conduct for Directors. It will also support our existing annual employee Code of Conduct certification process whereby our employees acknowledge that they are not aware of any violations of corporate policy or law that have not been brought to the attention of management. Our revised Code of Business Conduct & Ethics is available on our web site at www.agrium.com;

■	We have implemented specific whistleblower procedures to facilitate the confidential, anonymous reporting by employees of any concerns or complaints regarding accounting, internal accounting controls and auditing matters, supported by our toll-free Compliance Hotline established last year;

■	Our Board has confirmed that all members of the Audit Committee are financially literate, and the Board has designated the Chair of the Audit Committee as the audit committee financial expert as defined under the SEC rules;

■	We have continued the practice of retaining an outside corporate governance consultant to assist us in conducting Board, committee and Chair evaluations and we rely upon that corporate governance expert’s feedback for an assessment of the performance of the Board, the committees, the Chair and individual directors;

■	We have updated our corporate Disclosure Policy to align it with the new Model Policy recommended by the Canadian Investor Relations Institute. Our Disclosure Policy is also available on our web site at www.agrium.com;

■	We have adopted share ownership guidelines for our senior executives. They will be expected to achieve, within the next five years, specified share ownership levels: in the case of our Chief Executive Officer equal to four times base salary, in the case of Senior Vice Presidents equal to two times base salary and in the case of Vice Presidents who report directly to the Chief Executive Officer, equal to their base salary. Share ownership for these purposes includes common shares and performance share units;

■	We have taken steps, including appointment of a Privacy Officer, to comply with the federal and provincial legislation that came into force in Canada with respect to businesses on January 1, 2004.

We have also continued our traditional corporate governance practices which include the following:

■	All our Board members, with the exception only of our Chief Executive Officer and the Vice Chair of the Board (who is not standing for re-election as a Director) are both unrelated and independent as those terms are defined by the TSX governance guidelines, the CSA rules and the NYSE listing standards;

■	All the committees of the Board, namely the Audit Committee, Corporate Governance & Nominating Committee, Human Resources & Compensation Committee and Environment, Health & Safety Committee, are comprised entirely of unrelated and independent directors;

■	Non-management directors meet regularly without management present. Also, our unrelated and independent directors meet at least once each year without the directors who are considered not unrelated or independent, namely our Chief Executive Officer and our former Chief Executive Officer;

■	Our Audit Committee meets independently with each of management, internal audit and our external auditors on at least a quarterly basis.

The management Disclosure Committee, which we initially formed in October 2002, has continued to evolve over the past year. The Committee’s membership includes the Chief Executive Officer and the Chief Financial Officer, and together with other members of senior management, reports regularly to the Audit Committee. The primary purpose of the Disclosure Committee is to establish, maintain, review and evaluate our disclosure controls and procedures, consider the materiality of information and ensure compliance with disclosure obligations on a timely basis. The Disclosure Committee also supports the executive officer certifications under the Sarbanes-Oxley Act of 2002 and the CSA rules and facilitates the procedures whereby all material information that could potentially be required to be disclosed is accumulated, verified and communicated to the Disclosure Committee, senior management and our Board in a timely manner.

Our common shares are listed on the NYSE, but as a listed foreign private issuer, the NYSE does not require us to comply with all of its listing standards regarding corporate governance. Notwithstanding this exemption, we are in compliance in all material respects with the NYSE listing standards and we intend to continue to comply with those standards so as to ensure that there are no significant differences between our corporate governance practices and those practices required by the NYSE of other publicly listed companies.

Our long-standing policies and corporate governance practices, as supplemented by the recent enhancements to those practices, will continue to define the ethical standards of conduct by which our Board, management and employees abide.

We take great pride in our tradition of excellent corporate governance and strongly support the principles embraced by the recent corporate governance reforms that have taken place and that continue to evolve in Canada and the United States. Our Board and management are committed to corporate governance practices of the highest standards and integrity, and will continue to be vigilant and develop our corporate governance practices to ensure that they meet or exceed the requirements and recommendations of regulatory authorities, institutional shareholders and interested stakeholders.

Environment

We are committed to effectively managing the impact of our operations on the environment. We have systems and processes in place to identify and manage environmental risks, and we work in partnership with key stakeholders to provide solutions meeting or exceeding standards required under governmental regulations. The primary responsibility of the Environment, Health & Safety Committee of the Board of Directors is to ensure that effective processes are in place for environmental management.

We are committed to reducing greenhouse gas emissions in an effective manner that preserves the international competitiveness of our industry and Canadian agriculture. We continue to work with the federal and provincial governments to define the commitment level that will be expected from the fertilizer industry. Discussions are focused on recognizing the industry’s past performance in reducing greenhouse gas emissions intensity and our role in increasing the removal of carbon dioxide from the atmosphere through promoting enhanced crop growth and the adoption of best practices for fertilizer use and application.

Stewardship	Page 54

Health and safety

We are committed to protecting the health and safety of our employees and the public and are focused on driving long-term sustainable improvements in health and safety through the implementation of an effective Environment, Health and Safety Management System (EMS). In 2003, we updated our EMS to accommodate the varying needs of our operations without compromising our commitment to providing a consistent framework for driving environment, health and safety performance improvement. In October 2003, Profertil’s San Nicolas Terminal Environmental, Health and Safety Management System was certified as meeting the requirements of the ISO 14000 environmental standard and the OHSAS 18000 safety standard. This achievement confirms that the facilities have established a comprehensive and effective system for managing environmental, health and safety risks. In 2003, we implemented our Exposure Compliance Health Oversight System, a shared information database that improves our ability to manage employee chemical exposure risks. We also improved our facility medical services program to better support the health needs of our workers. We continue to rely on the expertise of our company-wide Safety Council to support the development and implementation of the systems that will help us achieve safety performance improvement.

Security

We recognize the importance of securing our facilities and products. We continue to work with industry associations and law enforcement and government agencies to ensure that our facility and product security requirements are identified and addressed. Our facilities have established tiered security measures which can be implemented in response to real or perceived security threats. Our water accessible U.S. production facilities have and continue to work closely with the U.S. Coast Guard to ensure that security measures and systems are appropriate. The Alberta provincial government has evaluated the security of our Alberta-based production facilities, and we have established a system to enable government-initiated changes to the security level at these facilities. A security assessment of our Retail facilities has been completed, and a security plan has been developed to address the identified risks.

Employees

We are committed to providing employees with meaningful work, competitive total compensation and opportunities for professional development. This is accomplished within a High Performance Culture that continually challenges employees to improve individual and corporate performance. Our Formula for Success provides the foundation for our culture. Integrating the formula within all human resources (HR) programs and employee actions ensures that company activities are focused on our people, their performance and our results.

As part of this ongoing process, Agrium began implementation of a new three-year HR strategy in 2003. This strategy aligns Agrium’s HR programs under three performance areas that deliver on our commitments:

■	Focus for performance;

■	Skills for performance;

■	Rewards for performance.

Investment in employees

Focus for performance

PERFORMANCE MANAGEMENT
Key performance indicators, goal setting, coaching for performance

SUCCESSION MANAGEMENT

Skills for performance

CAREER DEVELOPMENT
LEARNING & DEVELOPMENT
LEADERSHIP PROGRAM

Rewards for performance

TOTAL COMPENSATION PROGRAM
Base salary, incentives, pension, benefits

SERVICE ACHIEVEMENT AWARDS

Workforce distribution
(number of employees)

203
1,985
2,229
250
North America Retail
Corporate
North America Wholesale
South America

Source: Agrium reports.

Employee training
(2003/000s of dollars)

$76
$80
$1,287
Staff courses/training
Education rebate
Employee conference expenses

The above information does not include North America Retail, South America Retail or South America Wholesale. This is the total annual amount for 2003 in U.S. $ for Corporate and North America Wholesale.

Source: Agrium reports.

Higher education awards
(year/000s of dollars)

2000
2001
2002
2003
0
20
40
60
80
100

Agrium's Higher Education Awards are offered to eligible dependents of Agrium's employees and pensioners. Awards were granted to 63 people in 2003.

Source: Agrium reports.

Stewardship	Page 56

Communities

We are as committed to nurturing communities as we are to safe, efficient crop nutrient production. We work in partnership throughout the Americas to help communities reach their full potential. Our investments are focused on maximizing the value of existing programs that contribute to the civic, health, youth development and environmental well-being of the community.

Agrium’s programs meet a wide range of needs within our communities. Support is provided through our Local Community Investment Program, Global Community Investment Program and Emergency Assistance. We focus our investment activities on charities that provide a better future for the communities in which we operate. We provide financial support to the community in the following broad areas:

Helping those in need
We support health and wellness providers to help those in need. Our goal is to make life better for the less fortunate and the disadvantaged. To this end, we are a long-time supporter of the United Way. Our employee matching program helped bring our 2003 total to over $180,000. Progressive Farmer Farm Safety Day Camps demonstrate excellent safety programming for children throughout North America and we provided a grant for this program in 2003.

Growing the next generation
We encourage and support programs that help our youth reach their full potential. Confident, capable, knowledgeable young people who are eager and able to face challenges and opportunities will ensure the continuing strength of our communities. The Canadian 4-H Council received increased support in 2003 for the Agrium Youth Initiative Programming across Canada and into the United States. Mount Royal College in Calgary, Alberta, received their second of three years of support for Applied Environmental Research and Innovation. For more than a decade the annual Caring for the Kenai contest for kids, which is sponsored by us, has challenged local high school students to develop practical and applicable solutions to improve the environment.

Community sponsorship
We sponsor a number of high-profile events and organizations in Calgary, Alberta, home to our corporate headquarters. One of these sponsorships is The Calgary Zoo, which believes that ecological understanding and a conservation ethic starts with hands-on exposure to nature. The Zoo’s Schoolyard Naturalization Project gives children and teachers the opportunity to design, plant and utilize a naturalized school site and be rewarded with hands-on experiences with nature. This project helps children understand that soil, plants and indeed the whole environment must be protected and nurtured.

Financial statements
and notes

Management’s report to the shareholders	The audited consolidated financial statements and all information contained in this annual report are the responsibility of management and the audited consolidated financial statements are approved by the Board of Directors of the Corporation. The financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada and, where appropriate, reflect management’s best estimates and judgments based on currently available information. The Corporation has established an internal audit program and accounting and reporting systems supported by internal controls designed to safeguard assets from loss or unauthorized use and ensure the accuracy of the financial records. The financial information presented throughout this annual report is consistent with the financial statements. KPMG LLP, an independent firm of chartered accountants, has been appointed by the shareholders as external auditors of the Corporation. The Auditors’ Report to the Shareholders, which describes the scope of their examination and expresses their opinion, is presented below.

The Audit Committee of the Board of Directors, whose members are unrelated and independent of management, meets at least four times a year with management, the internal auditors and the external auditors to oversee the discharge of the responsibilities of the respective parties. The Audit Committee reviews the independence of the external auditors, pre-approves audit and permitted non-audit services and reviews the consolidated financial statements and other financial disclosure documents before they are presented to the Board for approval.

Michael M. Wilson	Bruce G. Waterman
President & Chief Executive Officer Calgary, Canada February 11, 2004	Senior Vice President, Finance & Chief Financial Officer

Auditors’ report	We have audited the consolidated balance sheets of Agrium Inc. as at December 31, 2003 and 2002, and the consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in accordance with Canadian generally accepted accounting principles.

KPMG LLP
Chartered Accountants Calgary, Canada February 11, 2004

Financial statements and notes	Page 58

Consolidated statements of operations
and retained earnings

Years ended December 31	2003	2002	2001

(millions of U.S. dollars, except per share amounts)

Sales	2,630	2,198	2,174

Direct freight	131	115	111

Net sales	2,499	2,083	2,063

Cost of product	1,760	1,564	1,516

Gross profit	739	519	547

Expenses

Selling, general and administrative	286	246	268

Depreciation and amortization	140	148	141

Asset impairment (note 8)	235	–	–

Royalties and other taxes	17	19	22

Other expenses and Argentine charges (note 3)	40	42	85

Earnings before interest expense and income taxes	21	64	31

Interest on long-term debt	58	59	55

Other interest	5	9	19

Loss before income taxes	(42)	(4)	(43)

Current income taxes (recovery) (note 4)	22	(21)	28

Future income taxes (reduction) (note 4)	(43)	17	(26)

Income taxes	(21)	(4)	2

Net loss	(21)	–	(45)

Retained earnings – beginning of year	191	245	315

Change in accounting policy (note 2)	–	(29)	–

Common share dividends declared	(14)	(14)	(13)

Preferred securities charges	(11)	(11)	(12)

Retained earnings – end of year	145	191	245

Loss per share (note 5)

Basic and diluted	(0.25)	(0.08)	(0.49)

See accompanying notes.

Consolidated statements of cash flows

Years ended December 31	2003	2002	2001

(millions of U.S. dollars, except per share amounts)

Operating

Net loss	(21)	–	(45)

Items not affecting cash

Depreciation and amortization	140	148	141

Asset impairment (note 8)	235	–	–

Foreign exchange and Argentine charges	(8)	14	20

Future income taxes (reduction) (note 4)	(43)	17	(26)

Net changes in non-cash working capital

Accounts receivable	(98)	1	52

Inventories	12	43	(66)

Prepaid expenses	(25)	(4)	(2)

Accounts payable and accrued liabilities	12	19	(27)

Income and other taxes payable	(15)	(14)	40

Cash provided by operating activities	189	224	87

Investing

Capital expenditures	(99)	(52)	(164)

Acquisition	–	–	(19)

Decrease (increase) in other assets	3	2	(32)

Proceeds from disposal of assets and investments	12	9	3

Net change in non-cash working capital	26	9	27

Other	7	3	(15)

Cash used in investing activities	(51)	(29)	(200)

Financing

Common shares	6	108	1

Bank indebtedness repayment	(1)	(211)	(97)

Long-term debt issue (repayment)	(27)	(9)	267

Common share dividends paid	(14)	(14)	(13)

Preferred securities charges paid	(11)	(11)	(12)

Cash provided by (used in) financing activities	(47)	(137)	146

Increase in cash and cash equivalents	91	58	33

Cash and cash equivalents – beginning of year	109	51	18

Cash and cash equivalents – end of year	200	109	51

Dividends per common share for the year	0.11	0.11	0.11

Supplemental cash flow disclosure

Interest paid	61	67	72

Income taxes paid (received)	30	(6)	(2)

See accompanying notes.

Financial statements and notes	Page 60

Consolidated balance sheets

	As at December 31	2003	2002

	(millions of U.S. dollars)		Restated (note 2)

	ASSETS

	Current assets

	Cash and cash equivalents	200	109

	Accounts receivable (note 6)	314	187

	Inventories (note 7)	368	353

	Prepaid expenses	60	35

		942	684

	Capital assets (note 8)	1,260	1,422

	Other assets (note 9)	71	85

		2,273	2,191

	LIABILITIES AND SHAREHOLDERS’ EQUITY

	Current liabilities

	Bank indebtedness (note 10)	–	1

	Accounts payable and accrued liabilities (note 11)	404	340

	Current portion of long-term debt (note 12)	121	25

		525	366

	Long-term debt (note 12)

	Recourse debt	503	604

	Non-recourse debt	111	132

		614	736

	Other liabilities (note 13)	181	160

	Future income taxes (note 4)	132	165

		1,452	1,427

	Shareholders’ equity

	Share capital (note 16)

	Authorized: unlimited common shares and preferred securities

	Issued and outstanding:

Common shares:	2003 – 127 million (2002 – 126 million)	490	484

Preferred securities:	eight percent redeemable: 2003 – seven million (2002 – seven million)	172	171

	six percent convertible, redeemable: 2003 – two million (2002 – two million)	50	50

	Contributed surplus	1	–

	Retained earnings	145	191

	Cumulative translation adjustment	(37)	(132)

		821	764

	Commitments (note 18)

	Contingencies (note 19)

		2,273	2,191
See accompanying notes.

APPROVED BY THE BOARD:

Director	Director

Notes to the consolidated
financial statements

1. ACCOUNTING POLICIES

Principles of consolidation and preparation of financial statements
These consolidated financial statements are prepared and reported in U.S. dollars in accordance with accounting principles generally accepted in Canada (Canadian GAAP) and, except as outlined in note 23, are in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

The consolidated financial statements include the accounts of the Corporation and its subsidiaries and the Corporation’s proportionate share of revenues, expenses, assets and liabilities of Profertil S.A. (see note 22). Intercompany transactions and balances are eliminated.

The underlying financial records contain amounts based on informed estimates and best judgments of management. Certain comparative figures have been reclassified to conform to the current year’s presentation.

Cash and cash equivalents
Cash equivalents consist primarily of short-term investments with an original maturity of three months or less and are stated at cost, which approximates fair value.

Inventories
Wholesale inventories, consisting primarily of fertilizers, operating supplies and raw materials, include both direct and indirect production costs and freight to transport the product from the production facility to the final warehouse facility. Fertilizers include the Corporation’s completed product as well as work in process. Operating supplies include catalysts used in the Wholesale production process, materials used for maintenance and repairs and other supplies. Wholesale inventory is valued at the lower of weighted average cost and net realizable value.

Retail inventories are recorded at the lower of purchased cost and net realizable value and include the cost of delivery to move the product to the respective farm centre.

Capital assets
Capital assets are recorded at cost and include the cost of replacements and betterments. Cost is defined as expenditures incurred up to the commencement of commercial production.

Depreciation is calculated using the straight-line method based on the estimated service lives of the respective assets, ranging from three to 25 years.

Management reviews capital assets on an ongoing basis to determine if circumstances indicate impairment in the carrying value or changes in the estimated useful life of the asset. If an impairment has occurred, an impairment charge is recognized as an asset impairment expense in the amount that the carrying value of the asset exceeds its fair value. Where the estimated useful life changes, depreciation is adjusted prospectively.

Facility costs
Costs incurred during the shutdown of a production facility for periodic scheduled maintenance (a turnaround) are deferred and charged to production costs on a straight-line basis over the period until the next scheduled turnaround, generally one to four years. Unamortized costs that will be charged to production costs within one year of the balance sheet date are included in prepaid expenses, and all other costs are included in other assets. Costs incurred during an extended facility shut down, due to market conditions or facility failure, are charged to other expense.

Other assets
Other assets include value-added tax, long-term receivables, deferred financing costs and investments in associated companies.

Value-added tax assets relate to South America operations and are accumulated on the balance sheet as costs are incurred and are recovered against future value-added taxes collected by the Corporation and due to the government.

Financial statements and notes	Page 62

Notes to the consolidated
financial statements

Investments in companies where the Corporation has the ability to exercise significant influence, which is generally evidenced by ownership of between 20 percent and 50 percent of the equity, are carried on the equity basis of accounting. The Corporation’s share of earnings is included in other income. Investments where the Corporation does not exercise significant influence are accounted for using the cost method.

Employee future benefits
The Corporation maintains both defined benefit and defined contribution pension plans in Canada and in the United States, which are both contributory and non-contributory with regard to participants. The majority of employees are members of defined contribution pension plans. The Corporation also maintains certain contributory health care plans and life insurance benefits for retired employees. Benefits from defined benefit plans are based on either years of service and compensation or a rated amount for each year of service. The pension plan and post-retirement benefit costs are determined annually by independent actuaries and include current service costs and a provision for the amortization of prior service costs.

The Corporation has additional non-contributory defined benefit and defined contribution plans for senior management, which provide supplementary pension benefits.

Employee future benefits are funded by the Corporation and obligations are determined using the projected benefit method of actuarial valuation prorated over the projected length of employee service. Employee future benefit costs for current service are charged to earnings in the year incurred. Past service costs, experience gains or losses and the effects of changes in plan assumptions are amortized on a straight-line basis over the expected average remaining service life of the relevant employee group. Contributions by the Corporation to defined contribution employee future benefit plans are expensed as incurred.

Environmental remediation
Environmental costs that relate to current operations may be expensed or capitalized. Expenditures that relate to existing conditions caused by past operations, and that do not contribute to current or future revenue generation, are expensed. Environmental costs are capitalized if the costs extend the life of the property, increase its capacity and/or mitigate or prevent contamination from future operations. Costs are recorded when environmental remediation efforts are probable and the costs can be reasonably estimated based on current law and existing technologies. Estimated costs are based on management’s best estimate of undiscounted future costs.

Asset retirement obligations
The Corporation recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be determined. The liability is measured at fair value and is adjusted to its present value in subsequent periods through accretion expense. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

Future income taxes
Future income taxes are recognized for differences between the carrying values of assets and liabilities and their respective income tax bases. Future income tax assets and liabilities are measured using substantively enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be reversed or settled. The effect on future income tax assets and liabilities of a change in rates is included in earnings in the period during which the change is considered substantively enacted. Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

Revenue recognition
Revenue is recognized when the product is delivered to the customer or when the risks and rewards of ownership are otherwise transferred to the customer. Transportation costs are recovered from the customer through product or service pricing.

Stock-based compensation
The Corporation has several stock-based compensation plans, which are described in note 17. Beginning in 2003, the fair value of stock options and performance share units (PSUs) are expensed over the vesting period. For stock options issued prior to 2003, pro-forma disclosure of the effect on net earnings (loss) and earnings (loss) per share had the fair value been expensed is provided. The liability for stock options that have been expensed is recorded in contributed surplus until the options are exercised. Deferred Share Units (DSUs) to directors and Stock Appreciation Rights (SARs) to employees are expensed to cost of product or selling, general and administration expense when DSUs are issued or SARs thresholds are achieved.

Notes to the consolidated
financial statements

Derivative financial instruments
Derivative financial instruments are used by the Corporation to manage its exposure to commodity price and foreign exchange rate fluctuations. The Corporation enters into natural gas options and swaps to manage exposure to changes in cash flows related to fluctuation in the market prices for natural gas consumed in operations. The Corporation enters into forward exchange contracts and foreign currency options to manage exposure to changes in cash flows in its Canadian operations related to changes in the Canadian/U.S. dollar exchange rate.

These derivative contracts are initiated within the guidelines of the Corporation’s risk management and hedging policies, which require specific authorization for approval and commitment of contracts. The Corporation formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge transaction.

Hedge accounting is used when there is a high degree of correlation between changes in value of the derivative instrument and the cash flows of the hedged item. The Corporation assesses, both at inception of the hedge and on a quarterly basis, whether the derivatives that are used in hedging transactions are highly correlated to the cash flows of the hedged item. Changes in time value are excluded from the assessment of the hedge correlation.

Derivative contracts accounted for as hedges are not recognized in the consolidated balance sheets. Gains or losses on these contracts, including realized gains and losses on hedging derivative contracts settled prior to maturity, are recognized when the related hedge transaction is recognized. Any portion of the gains or losses that is not highly correlated to the cash flows of the hedged item is recognized in other expenses each period. If correlation ceases, the Corporation discontinues hedge accounting and the gain or loss previously deferred is carried forward and recognized when the hedged transaction is recognized. Any future changes in the market value of the derivative contract are recognized in other expenses in the period of change.

Derivative contracts that do not qualify as hedges are marked to market. Any changes in the market value of the derivative contracts are recorded in other expenses when those changes occur. The fair value of these instruments is recorded as accounts receivable or payable.

Foreign currency translation
The Corporation’s Canadian operations are considered self-sustaining and are translated into U.S. dollars using the current rate method. Under this method, assets and liabilities are translated at period-end exchange rates and items included in the statements of operations and retained earnings and cash flows are translated at the rates in effect at the time of the transaction. The gain or loss on translation is charged to cumulative translation adjustment in shareholders’ equity.

The Corporation’s South America operations are considered integrated and are translated into U.S. dollars using the temporal method. Under this method, monetary assets and liabilities are translated at year-end exchange rates and items included on the statements of operations and cash flows are translated at rates in effect at the time of the transaction. Non-monetary assets and liabilities are translated at historical rates. The gain or loss on translation is charged to the statement of operations as other expense. While South America Wholesale has always been integrated, prior to October 1, 2003, South America Retail was considered self-sustaining and translated into U.S. dollars using the current rate method. Foreign currency translation of South America Retail operations was prospectively changed from the current rate method due to a significant change in economic facts and circumstances. The functional currency changed from the Argentine peso to U.S. dollars. The circumstances supporting the change include the transacting of sales in U.S. dollars and the reduction in banking restrictions in Argentina. From the effective date of change, the exchange gains and losses deferred in the cumulative translation adjustment remain unless there is a return in the Corporation’s investment. The non-monetary balance sheet values at October 1, 2003, became the historic values going forward.

The increase in the cumulative translation adjustment of $95-million (2002 – $33-million decrease) comprises of unrealized currency translation adjustments that arise on the translation to U.S. dollars of assets and liabilities of the Corporation’s self-sustaining operations.

Financial statements and notes	Page 64

Notes to the consolidated
financial statements

2. CHANGES IN ACCOUNTING POLICIES

Stock-based compensation
In the fourth quarter of 2003, the Corporation expensed stock options on a prospective basis effective January 1, 2003. Prospective adoption requires that the fair value of compensation cost related to stock options granted in 2003 be expensed in the financial statements over the vesting period. For stock options granted prior to 2003, the Corporation will continue to provide pro forma disclosure of the effect on net earnings (loss) and earnings (loss) per share had the fair value been expensed.

Asset retirement obligations
Effective January 1, 2003, the Corporation early-adopted the new Canadian accounting standard for asset retirement obligations. Previously, when the cost of site restoration exceeded the salvage value of the asset, the Corporation accrued for site restoration costs systematically to the expected settlement amount in the year the obligation was anticipated to settle. Under the new accounting policy, the Corporation recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be determined. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset, and the asset is depreciated over the asset’s estimated useful life. The change in accounting policy was recorded retroactively. The effect of adoption on the balance sheet as at January 1, 2003 and 2002, is presented below as increases (decreases):

	2003	2002

Asset retirement cost, included in capital assets	28	28

Accumulated depreciation on capital assets	6	4

Asset retirement obligations, included in other liabilities	28	28

Accumulated accretion of asset retirement obligations, included in other liabilities	7	5

Site restoration and reclamation, formerly included in other liabilities	(15)	(9)

Long-term future income tax liabilities	2	–

Opening retained earnings	–	–

Prior period consolidated balance sheets have been restated.

Site restoration and reclamation expense recorded under the accounting policy for prior periods approximated the depreciation and accretion expense under the retroactive application of the new accounting policy. As a result, prior period statements of operations were not restated.

Goodwill and other intangible assets
Effective January 1, 2002, the Corporation adopted the new accounting standard for goodwill. This standard requires that goodwill be subject to an annual impairment test rather than being amortized. In 2002, the Corporation completed the transitional impairment test using a discounted cash flow method for the reporting unit that includes goodwill. The results of the test indicated that goodwill recorded in the Corporation’s phosphate business, which was included in the reportable segment entitled “North America Wholesale”, was impaired. The amount of the impairment represented the entire goodwill balance of $45-million ($29-million net of tax). The resulting impairment loss was recognized as a change in accounting policy and charged to retained earnings as of January 1, 2002.

Notes to the consolidated
financial statements

3. OTHER EXPENSES AND ARGENTINE CHARGES

	2003	2002	2001

Interest	(5)	–	(10)

Facility costs	10	8	15

Performance incentives	9	–	–

Environmental remediation and accretion of asset retirement obligation	6	10	8

Foreign exchange and Argentine charges (a)	(8)	14	20

U.S. dollar forced conversion (b)	–	(10)	29

Other	28	20	23

	40	42	85

(a)	The Corporation translates foreign exchange gains (losses) arising on U.S. dollar working capital items in Canadian and South American self-sustaining subsidiaries. Translation also includes foreign exchange gains (losses) arising on the translation of integrated subsidiaries.
(b)	At December 31, 2001, a charge was recorded against working capital and was made up primarily of accounts receivable in South America Retail. This reflected the anticipated impact of the contract index law, legislating conversion of all U.S. dollar debts to Argentine pesos on a one-to-one basis, representing forced conversion of a portion of the Corporation’s U.S. dollar assets in Argentina. During 2002, South America Retail collected receivables at rates better than anticipated and recovered $10-million of the $29-million charge recorded at December 31, 2001.

4. INCOME TAXES

The major factors that caused variations from the expected combined Canadian federal and provincial statutory income tax rates were the following:

	2003	2002	2001

Earnings (loss) before income taxes

Canadian	66	(35)	(22)

Foreign	(108)	31	(21)

	(42)	(4)	(43)

Statutory rate (%)	42	43	44

Income taxes at statutory rates	(18)	(2)	(19)

Recognition of previously unrecognized tax assets	(13)	(4)	(4)

Differences in foreign tax rates	(5)	(10)	(10)

Manufacturing and processing allowance	(5)	6	5

Resource royalties and allowances	6	1	4

Foreign exchange gains relating to Canadian and Argentine operations	9	–	–

Argentine charges	–	2	22

Other	5	3	4

Income taxes	(21)	(4)	2

Current

Canadian	(2)	(4)	26

Foreign	24	(17)	2

	22	(21)	28

Future

Canadian	43	–	(33)

Foreign	(86)	17	7

	(43)	17	(26)

	(21)	(4)	2

Financial statements and notes	Page 66

Notes to the consolidated
financial statements

The significant components of future income tax liabilities and assets at December 31 are as follows:

	2003	2002

Future income tax liabilities		Restated (note 2)

Depreciation and amortization	190	252

Partnership deferral	60	24

Other	39	24

Total future income tax liabilities	289	300

Future income tax assets

Loss carry forwards expiring through 2011	101	111

Asset retirement obligation and environmental liabilities	44	39

Receivable allowances and accrued liabilities	21	17

Employee future benefits	16	15

Other	16	18

Future income tax assets before valuation allowance	198	200

Valuation allowance	(41)	(65)

Total future income tax assets, net of valuation allowance	157	135

Net future income tax liabilities	132	165

5. LOSS PER SHARE

The following table summarizes the computation of net loss per share:

	2003	2002	2001

Numerator

Net loss	(21)	–	(45)

Preferred securities charges (a)	(11)	(11)	(12)

Numerator for basic loss per share	(32)	(11)	(57)

Preferred securities charges (a)	–	–	–

Numerator for diluted loss per share	(32)	(11)	(57)

Denominator

Weighted average denominator for basic loss per share	126	123	115

Dilutive instruments (b)

Stock options (c)	–	–	–

Preferred securities converted to common shares

$175-million, eight percent (d)	–	–	–

$50-million, six percent (e)	–	–	–

Denominator for diluted loss per share	126	123	115

Basic loss per share	(0.25)	(0.08)	(0.49)

Diluted loss per share	(0.25)	(0.08)	(0.49)

(a)	Under Canadian GAAP the preferred securities (note 16) are considered equity instruments. The preferred securities charges that have been charged to retained earnings are deducted from net earnings (loss) for the computation of basic earnings (loss) per share. For diluted earnings (loss) per share, these preferred securities charges are added back when the impact of the equity instrument is dilutive to basic earnings (loss) per share.
(b)	For diluted earnings (loss) per share, these dilutive instruments are added back only when the impact of the instrument is dilutive to basic earnings (loss) per share.

Notes to the consolidated
financial statements

(c)	Stock options, using the treasury stock method, with an average share price less than or equal to the average share price during the year are considered dilutive and potential common share equivalents are considered outstanding. At December 31, 2003, there were nine million antidilutive stock options (2002 – nine million; 2001 – eight million) that could be dilutive in the future.
(d)	This series of preferred securities is redeemable at the option of the Corporation. The redemption price may be paid by delivering common shares as disclosed in note 16. At December 31, 2003, there were seven million antidilutive preferred securities (2002 – seven million; 2001 – seven million) that could be dilutive in the future.
(e)	This series of preferred securities is convertible to common shares as disclosed in note 16. At December 31, 2003, there were two million antidilutive preferred securities (2002 – two million; 2001 – two million) that were converted to common shares in January 2004.

6. ACCOUNTS RECEIVABLE

	2003	2002

Trade accounts	297	180

Allowance for doubtful accounts	(16)	(20)

Rebates and other non-trade accounts	25	25

Income and other taxes	7	–

Other	1	2

	314	187

On an ongoing basis, certain of the Corporation’s U.S. subsidiaries sell their accounts receivable balances to a subsidiary of the Corporation. The subsidiary has an agreement to sell to a financial institution, on an ongoing basis, an undivided percentage interest in this designated pool of receivables, on a non-recourse basis, in an amount not to exceed $125-million. The Corporation has granted a security interest to the financial institution for the sold receivables. The fees and expenses are calculated based on the receivables sold and the prevailing commercial paper rate. The agreement expires in December 2007 and may be terminated earlier by either Agrium with proper notice or the financial institution provided certain conditions are met.

Servicing of the receivables sold is performed by a U.S. subsidiary of the Corporation which charges a fee of two percent of the pool balances. At December 31, 2003, the accounts receivable balances sold were $-nil (2002 – $114-million).

Average monthly receivables sold, fees and expenses incurred on this program for the years ended December 31, were as follows:

	2003	2002	2001

Average monthly receivables sold	50	98	98

Fees and expenses paid	1	3	4

7. INVENTORIES

	2003	2002

North America Wholesale

Fertilizers	98	110

Operating supplies	72	67

Raw materials	25	24

	195	201

North America Retail

Fertilizers	63	47

Chemicals	76	70

Other	15	15

	154	132

South America Wholesale	7	7

South America Retail	12	13

	368	353

Financial statements and notes	Page 68

Notes to the consolidated
financial statements

8. CAPITAL ASSETS

				2002
	2003			Restated (note 2)

		Accumulated			Accumulated
		Depreciation	Net		Depreciation	Net
		and	Book		and	Book
	Cost	Amortization	Value	Cost	Amortization	Value

Land	28	–	28	28	–	28

Buildings and improvements	308	157	151	305	132	173

Machinery and equipment	2,020	1,020	1,000	2,035	871	1,164

Other	110	29	81	81	24	57

	2,466	1,206	1,260	2,449	1,027	1,422

In the fourth quarter of 2003, the Corporation’s Kenai, Alaska, nitrogen facility in the North America Wholesale business unit was determined to be impaired in the amount of $235-million ($140-million net of tax). The asset impairment was calculated as the difference between the carrying amount and the fair value of the Alaskan nitrogen facility. The impairment loss was proportionately allocated to reduce the cost base of the asset categories above.

9. OTHER ASSETS

	2003	2002

South America value-added tax and other costs	34	49

Long-term receivables	9	10

Long-term investments	12	13

Other	16	13

	71	85

10. BANK INDEBTEDNESS

Agrium Inc.
The Corporation has a $225-million, 364-day syndicated revolving credit facility due in May 2004. This facility contains a 1.5-year term-out provision exercisable at the Corporation’s option. Under this option the Corporation can convert the facility into a term lending arrangement following expiration of the 364-day revolving period. Agrium U.S. Inc., a subsidiary of the Corporation, guarantees this facility. Interest rates are at either LIBOR plus a spread, bankers’ acceptance rate plus a spread or a base rate established by the bank plus variable spreads, at the election of the Corporation. The loan agreements require the Corporation to maintain certain financial ratios and other covenants.

Agrium U.S. Inc.
The Corporation’s wholly owned subsidiary, Agrium U.S. Inc., has a base revolving credit facility of up to $56-million, which expires December 4, 2004. This facility is guaranteed by the Corporation and requires the Corporation to maintain certain financial ratios and other covenants.

Profertil S.A.
Profertil has access to limited short-term borrowings from Argentine financial institutions at prevailing interest rates, based on LIBOR, to fund working capital requirements.

Notes to the consolidated
financial statements

11. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2003	2002

Trade	161	172

Accrued liabilities	229	152

Accrued interest payable	14	16

	404	340

12. LONG-TERM DEBT

	2003	2002

Recourse debt

Unsecured

6.86% senior notes due December 29, 2004 to 2007 (a)(c)	60	75

7.06% senior notes due December 29, 2004 to 2010 (b)(c)	100	100

7% debentures due February 1, 2004 (c)	75	75

7.7% debentures due February 1, 2017 (c)	100	100

7.8% debentures due February 1, 2027 (c)	125	125

8.25% debentures due February 15, 2011 (c)	125	125

Secured

Profertil S.A. – other	3	5

Other	20	16

	608	621

Principal repayments due within one year	105	17

	503	604

Non-recourse debt

Secured

Profertil S.A. (d)	127	140

Principal repayments due within one year	16	8

	111	132

(a)	The notes have four remaining equal annual principal repayments, with the next repayment due December 29, 2004. These notes are guaranteed by Agrium U.S. Inc. and require the Corporation to maintain certain financial ratios and other covenants.
(b)	The notes have seven equal annual principal repayments commencing December 29, 2004. These notes are guaranteed by Agrium U.S. Inc. and require the Corporation to maintain certain financial ratios and other covenants.
(c)	These notes and debentures require the Corporation to meet certain financial ratios and other covenants.
(d)	The Corporation’s share of amounts outstanding under the credit agreement at December 31, 2003, is $127-million of which $15-million is repayable within one year. At December 31, 2003, amounts outstanding under the credit agreement are broken into tranches of $115-million, $73-million and $64-million, of which the Corporation’s share is 50 percent. The two smaller tranches accrue interest at the LIBOR rate plus a spread. The $115-million tranche accrues interest at a fixed rate. Principal plus accrued interest is repayable in 14 semi-annual installments. The facility matures December 31, 2010.

This facility became non-recourse to Profertil partners once completion guarantees on the facility had been released in 2001. The Corporation has pledged its shares in Profertil to the bank as security in the event of default. The joint venture partners have also entered into an agreement that limits the transfer of the ownership interests in Profertil for a period of six years commencing from the completion date, which was November 30, 2001.

Financial statements and notes	Page 70

Notes to the consolidated
financial statements

13. OTHER LIABILITIES

	2003	2002

		Restated (note 2)

Asset retirement obligations (notes 2 and 14)	43	35

Environmental remediation	87	79

Employee future benefits (note 15)

Pensions	13	14

Other post-retirement benefits	31	26

Other	7	6

	181	160

14. ASSET RETIREMENT OBLIGATIONS

The Corporation recognizes asset retirement obligations associated with nitrogen, phosphate and potash production facilities, marketing and distribution facilities and phosphate and potash mine assets. These obligations generally relate to dismantlement and site restoration.

A reconciliation between the opening and closing asset retirement obligation balances is provided below:

	2003	2002

		Restated (note 2)

Balance, beginning of year	35	33

Foreign exchange translation	5	–

Accretion, included in other expense	3	2

Balance, end of year	43	35

The Corporation estimates that the undiscounted cash flow required to settle the asset retirement obligation is approximately $180-million, which will be settled between 2004 and 2080.

Notes to the consolidated
financial statements

15. EMPLOYEE FUTURE BENEFITS

The Corporation’s disclosures for employee future benefits for the year ended December 31, 2003, are measured with information from September 30, 2003.

Obligations and assets
The change in accumulated benefit obligations and change in plan assets for the defined benefit pension and post-retirement benefit plans are as follows:

	Defined Benefit			Post-retirement
	Pension Plans			Benefit Plans

	2003	2002	2001	2003	2002	2001

Change in benefit obligations

Balance, beginning of year	105	96	81	31	23	23

Foreign exchange on Canadian obligations	10	–	(4)	2	–	–

Interest and service cost	12	11	9	5	4	3

Actuarial loss (gain)	7	3	5	3	5	(2)

Curtailment	(2)	–	–	–	–	–

Transfer from CAI Retirement Plan (a)	–	–	10	–	–	–

Benefits paid	(5)	(5)	(5)	(1)	(1)	(1)

Balance, end of year	127	105	96	40	31	23

Change in plan assets

Fair value, beginning of year	67	76	78	–	–	–

Foreign exchange on Canadian assets	9	–	(3)	–	–	–

Actual return on plan assets	8	(4)	(6)	–	–	–

Employer contributions	9	–	2	–	–	–

Transfer from CAI Retirement Plan (a)	–	–	10	–	–	–

Benefits paid	(5)	(5)	(5)	–	–	–

Fair value, end of year	88	67	76	–	–	–

Unfunded status	39	38	20	40	31	23

Unrecognized net loss	(28)	(26)	(12)	(8)	(5)	–

Unrecognized prior service cost	–	–	–	(1)	–	–

Accrued employee future benefits	11	12	8	31	26	23

Other assets – prepaid employee future benefits	(2)	(2)	(2)	–	–	–

Other liabilities – pensions (note 13)	13	14	10	31	26	23

	11	12	8	31	26	23

(a)	The assets and liabilities attributable to benefits accrued prior to May 1, 1993, under the Cominco American Incorporated (CAI) Retirement Plan, were transferred to the Corporation in 2001. These assets and liabilities were part of the spin-off of the fertilizer assets that formed the initial public offering to create the Corporation in 1993.

The accumulated benefit obligation at December 31, 2003, is $111-million ($85-million and $80-million for 2002 and 2001 respectively). The estimated aggregate expected contribution to fund the Corporation’s defined benefit plans for the next fiscal year is $8-million to $12-million.

Financial statements and notes	Page 72

Notes to the consolidated
financial statements

Expense
The components of net employee future benefits expense for the Corporation’s pension and post-retirement benefit plans are computed actuarially as follows:

	2003	2002	2001

Defined benefit pension plans

Service cost for benefits earned during the year	5	4	3

Interest cost on projected benefit obligations	7	7	6

Expected return on plan assets	(6)	(6)	(5)

Net amortization and deferral	1	1	–

Net expense	7	6	4

Post-retirement benefit plans

Service cost for benefits earned during the year	3	2	1

Interest cost on projected benefit obligations	2	2	2

Net expense	5	4	3

Defined contribution pension plans	10	7	7

Total expense	22	17	14

Assumptions
Significant actuarial assumptions used in calculating the future benefits obligation and the net employee future benefits expense were as follows:

	Future Benefits Obligation			Future Benefits Expense
(percent)	2003	2002	2001	2003	2002	2001

Defined benefit pension plans

Discount rate	6	7	7	7	7	7

Long-term rate of return on assets	8	8	8	8	8	8

Rate of increase in compensation levels	3	4	5	3	4	5

Post-retirement benefit plans

Discount rate	6	7	7	6	7	7

Health care cost trend rate	12	8	8	12	8	8

The Corporation’s assumption for the long-term rate of return on assets is based on the long-term expectations of inflation, together with the expected long-term real return for each asset class, weighted in accordance with the stated investment policy for the plan. Expectations of real returns and inflation are based on a combination of current market conditions, historical capital market data and future expectations.

Notes to the consolidated
financial statements

A one-percentage point change in the assumed health care cost trend rate would have the following effects:

	One Percentage	One Percentage
	Point Increase	Point Decrease

Effect on accumulated post retirement benefit obligation as of December 31, 2003	5	(4)

Effect on total of service and interest cost	1	(1)

Asset allocation and investment strategy
Defined benefit pension plan asset allocation at December 31, 2003 and 2002, and target allocation for 2004 are as follows:

	Target
(percent)	Allocation	Plan Assets

Asset categories	2004	2003	2002

Equity securities (a)	44 – 69	58	59

Debt securities	28 – 53	40	35

Cash and other	0 – 13	2	6

(a)	Equity securities held by the plans do not include any of the Corporation’s common shares.

The Corporation’s investment strategy for all defined benefit plans is consistent with the 2004 target allocation of plan assets.

16. SHARE CAPITAL

	2003			2002			2001

	Number			Number			Number
	of Shares			of Shares			of Shares
	(millions	)	Amount	(millions	)	Amount	(millions	)	Amount

Common shares

Issued and outstanding, beginning of year	126		484	115		376	115		375

Shares issued, net of issuance costs	–		–	11		106	–		–

Issued on exercise of stock options	1		6	–		2	–		1

Issued and outstanding, end of year	127		490	126		484	115		376

Preferred securities

Issued and outstanding, beginning of year	9		221	9		221	9		221

Amortization of issuance costs	–		1	–		–	–		–

Issued and outstanding, end of year	9		222	9		221	9		221

Total	136		712	135		705	124		597

In March 2002, the Corporation issued 11.2 million common shares at $9.85 per common share. The total proceeds from the issue, net of expenses, were $106-million, and were used to pay down bank indebtedness. Concurrent with this financing, the Corporation’s revolving credit facilities were reduced from $375-million to $281-million and certain related covenants were amended.

Financial statements and notes	Page 74

Notes to the consolidated
financial statements

As at December 31, 2003, the Corporation has two classes of preferred securities issued and outstanding:

(a) $175-million, unsecured eight percent redeemable preferred securities due June 30, 2047
The charges on these securities are payable quarterly in arrears and the Corporation has the right to defer the charges for up to 20 consecutive quarterly periods, subject to certain restrictions. The preferred securities are redeemable at the option of the Corporation, in whole or in part, on or after April 22, 2003, at the principal amount plus accrued and unpaid securities charges (the redemption price) to the date of redemption. The Corporation may, at its option, pay the redemption price or any deferred charges in cash or by issuing common shares and using the proceeds to pay the redemption price or deferred charges.

(b) $50-million, unsecured six percent convertible redeemable preferred securities due September 30, 2030
On December 17, 2003, the Corporation issued a redemption notice on the outstanding $50-million six percent convertible redeemable preferred securities. The holders of the securities had the right to elect conversion of the securities into common shares at a price of $11.9677 per share for a maximum issuance of an additional 4.18 million common shares or accept redemption. The redemption price was 103 percent of the principal amount, plus accrued and unpaid securities charges.

Subsequent to December 31, 2003, all holders of the securities elected to convert the securities into common shares at the stated conversion price.

17. STOCK-BASED COMPENSATION

The Corporation offers stock options, SARs and PSUs to certain employees and DSUs to directors as part of compensation for services rendered.

Stock options
The Corporation has a stock option plan under which the Board of Directors may grant options to officers and employees to acquire common shares. At December 31, 2003, the Board of Directors was authorized to grant options on up to 10 million common shares (2002 – 11 million; 2001 – nine million) on which nine million options (2002 – nine million; 2001 – eight million) had been granted at market value. An option’s maximum term is 10 years. Options are granted throughout the year and vest and become exercisable equally over a four-year period, commencing one year after the grant date. Officers of the Corporation can receive options on the basis of one option for each common share acquired by the officer in the open market, to a maximum of 100,000 options per officer, with the exercise price of each option equal to the purchase price paid for the original share. These options lapse if the officer does not hold 100 percent of the purchased shares on the first anniversary date, 75 percent on the second anniversary date, 50 percent on the third anniversary date and 25 percent on the fourth anniversary date.

Stock option transactions for the respective years were as follows:

	2003				2002				2001

			Weighted Avg.				Weighted Avg.				Weighted Avg.
	Options		Exercise		Options		Exercise		Options		Exercise
	Outstanding		Price		Outstanding		Price		Outstanding		Price
	(millions	)	(C$	)	(millions	)	(C$	)	(millions	)	(C$	)

Outstanding, beginning of year	9		16.21		8		16.20		7		15.52

Granted	1		15.59		1		15.89		1		20.21

Exercised	(1)		13.19		–		10.82		–		13.05

Cancelled	–		18.25		–		18.52		–		18.52

Outstanding, end of year	9		16.31		9		16.21		8		16.20

Exercisable, end of year	6		16.37		6		16.34		5		16.44

Notes to the consolidated
financial statements

As disclosed in note 2, the Corporation began prospectively expensing the fair value of stock options granted in 2003 over their vesting period. In accordance with the prospective method of adoption, the Corporation will continue to record no compensation expense for stock options granted prior to January 1, 2003, and will continue to provide pro forma disclosure of the effect on net loss and loss per share had the fair value been expensed as follows:

	2003		2002		2001

(millions of U.S. dollars, except per share amounts)	As Reported	Pro forma	As Reported	Pro forma	As Reported	Pro forma

Net loss	(21)	(26)	–	(6)	(45)	(51)

Loss per common share

Basic	(0.25)	(0.29)	(0.08)	(0.14)	(0.49)	(0.54)

Diluted	(0.25)	(0.29)	(0.08)	(0.14)	(0.49)	(0.54)

In 2003, the Corporation recognized a total compensation expense of $1-million for stock options granted in 2003.

The fair value of all options have been estimated using a Black Scholes option pricing model and based on the following assumptions:

	2003	2002	2001

Dividend yield (%)	1	1	1

Expected stock price volatility (%)	32	30	38

Risk-free interest rate (%)	4	5	6

Expected life of the options (years)	7	7	7

The weighted average fair value price per share of options granted in the years indicated was as follows: 2003 – C$6.34; 2002 – C$7.87; and 2001 – C$11.25.

The following table summarizes stock options outstanding and exercisable under the plan at December 31, 2003:

	Options Outstanding						Options Exercisable

Range of	Number		Weighted Avg.		Weighted Avg.		Number		Weighted Avg.
Exercise	Outstanding		Remaining		Exercise		Exercisable		Exercise
Prices	at Year End		Contractual Life		Price		at Year End		Price
(C$)	(millions	)	(years	)	(C$	)	(millions	)	(C$	)

Less than 11.86	1		5		11.37		1		11.25

11.86 to 15.85	3		7		13.97		1		12.73

15.86 to 20.15	4		5		17.84		3		18.45

20.16 to 22.15	1		6		20.59		1		20.63

8.75 to 22.15	9		6		16.31		6		16.37

Stock Appreciation Rights
The Corporation has SARs under which all regular employees hired prior to May 5, 2003, are eligible to participate. The plan provides for cash awards based on the appreciation of the Corporation’s common share price over a five-year term ending May 4, 2004. SARs grants were made on May 5, 1999, to all regular employees at that date, with further grants for employees hired after that date on subsequent May 5 anniversaries up to May 5, 2003. The issuance price of the SARs was based on the closing price of the Corporation’s shares on the New York Stock Exchange (NYSE) on the day preceding the relevant grant date.

Financial statements and notes	Page 76

Notes to the consolidated
financial statements

No further grants will be made under this program subsequent to May 5, 2003. The total number of SARs grants outstanding and their issuance price are as follows:

	2003		2002		2001

	SARs		SARs		SARs
	Outstanding	Weighted Avg.	Outstanding	Weighted Avg.	Outstanding	Weighted Avg.
	(millions)	Issue Price	(millions)	Issue Price	(millions)	Issue Price

Outstanding, beginning of year	2	9.53	2	9.51	1	9.01

Granted	–	11.42	–	9.66	1	11.36

Cancelled	–	9.47	–	9.41	–	–

Outstanding, end of year	2	9.94	2	9.53	2	9.51

Twenty-five percent of the SARs vest and are to be paid out upon attainment of four pre-determined price hurdles of $15.00, $22.50, $33.75 and $50.00. In order to satisfy the vesting requirement, the average closing price on the NYSE over a period of 20 trading days is required to equal or exceed the relevant hurdle price. The first vesting point was reached on November 14, 2003, and eligible employees were paid 25 percent of the value of their SARs based on the difference between the issuance price of their rights and $15.00.

The total expense for SARs in 2003 was $3-million. A potential additional expense of $5-million would be incurred if the share price reaches $22.50, $10-million if the share price reaches $33.75 and $17-million if the share price reaches $50 prior to May 5, 2004.

Director’s Deferred Share Unit Plans
The Corporation has two DSU Plans. Under the first plan, directors can elect to have a portion or all of their director’s fees paid in DSUs. The number of DSUs issued is calculated by dividing the director’s fees by the fair market value of the Corporation’s common shares on the date that the fees become payable.

Effective May 2002, the Corporation also implemented a DSU Plan for directors permitting grants at the discretion of the Board of Directors. Under this plan, a specified number of DSUs may be granted to each director upon the approval of the Board of Directors.

Under both plans, the DSUs are fully vested upon being granted but are not paid until a director’s departure from the Board. The issue amount and subsequent changes in the common share price in relation to the DSU’s issue price are recorded as compensation expense and included in selling, general and administrative expenses.

As of December 31, 2003, the fair value of the DSUs outstanding was $1-million (2002 – less than $1-million).

Performance Share Unit Plan
Effective October 2003, a new PSU Plan was approved whereby executive officers and other eligible managers may receive grants of PSUs. The value of each PSU will be based on the value of the Corporation’s common shares on the NYSE. When cash dividends are paid on the common shares of the Corporation, additional PSUs of equivalent value are credited to the designated employee’s account.

PSUs vest on the third anniversary of the grant date, based upon the relative ranking of the Corporation’s total shareholder return over a three-year performance cycle, compared against the total shareholder return over the same period of a peer group of companies. Pay-out ranges between 50 percent of the original PSUs granted, up to 150 percent of the original PSUs granted dependent on total shareholder return over the three-year period. On vesting, the value of PSUs will be payable to the holders in cash. No common shares are issuable to holders of PSUs.

As of December 31, 2003, the fair value of the PSUs outstanding was less than $1-million.

Notes to the consolidated
financial statements

18.  COMMITMENTS

	2004	2005	2006	2007	2008

Cost of product

Operating lease commitments	41	24	18	15	13

Natural gas commitments – North America	508	52	33	11	7

Power, sulphuric acid and other payments	34	23	23	22	21

Profertil natural gas and other	26	30	30	30	30

	609	129	104	78	71

Other

Long-term debt and capital lease repayments	121	49	51	54	38

Total	730	178	155	132	109

The operating lease commitments consist primarily of short-term leases for rail cars and contractual commitments at distribution facilities in North America Wholesale, vehicles and application equipment in North America Retail and office equipment and property leases throughout the Corporation’s operations. The commitments represent the minimum payments in each of the next five years under each agreement. Operating lease payments expensed in 2003 were $39-million (2002 – $28-million; 2001 – $23-million).

The Corporation has entered into a number of agreements with suppliers to guarantee supply of raw materials required in the production processes at its wholesale facilities. Among these are fixed base-price natural gas agreements at the Kenai, Alaska, and Profertil facilities and a co-generation power contract for the Carseland facility, which are included in the commitments, based on the minimum obligations under these contracts. Additionally, the Corporation’s minimum commitments for North American natural gas purchases not under fixed base-price contracts are calculated using the prevailing New York Mercantile Exchange (NYMEX) forward prices at December 31, 2003, adjusted for transportation differentials to each production facility.

The Alaskan nitrogen facility has a natural gas purchase contract with a supplier that expires on the earlier of July 1, 2009, and the satisfaction of the supplier’s delivery obligations thereunder. The delivery price formula is based on a fixed price that is adjusted by the previous year’s average spot U.S. Gulf Coast ammonia price with the adjustment being made on July 1 each year.

The Corporation entered into a power co-generation agreement for its Carseland facility in 2001 that expires December 31, 2021. The minimum commitment under this agreement is to purchase 60 megawatts of power per hour (MWh) for the first 10 years of the agreement and 20 MWh for the remainder of the term. The price for the power is based on a fixed charge adjusted for inflation and a variable charge based on the cost of natural gas, which is provided to the facility for power generation.

Profertil has three firm supply, U.S. dollar denominated natural gas purchase contracts expiring in 2012. Repsol-YPF, our joint venture partner in Profertil, supplies 50 percent of this gas. These contracts, although they are denominated in U.S. dollars, are paid in pesos.

In December 2003, Profertil signed a 10-year U.S. dollar denominated contract with Repsol-YPF for the purchase of additional natural gas. Prices have been set for the period to December 31, 2006.

Financial statements and notes	Page 78

Notes to the consolidated
financial statements

19.  CONTINGENCIES

Contingent purchase price – Kenai, Alaska, nitrogen facility
As part of the cost of the Alaskan nitrogen facility and related U.S. West Coast assets acquisition, the Corporation granted to Union Oil Company of California (Unocal) a right to receive an Earn-out payment pursuant to which Unocal is entitled to receive a payment for each of the six years following the September 30, 2000, closing of the acquisition. The payment is equal to 35 percent of the amount by which certain industry-recognized price commodity indices for ammonia and urea exceed certain forecasted prices for such commodities based on production or capacity volumes of the Alaskan production facilities acquired from Unocal.

At December 31, 2003, the Corporation’s financial statements included an accrual for the estimated amount due to Unocal under this arrangement. This amount is included in accounts payable and accrued liabilities and is recorded as part of the cost to acquire the Alaskan nitrogen facility and related U.S. West Coast assets included in capital assets.

The Corporation has withheld payment of Earn-out amounts which are under dispute. While the Corporation has accrued an amount that reflects an estimate of the disputed Earn-out obligation calculated on actual production, it believes that no amount is payable to Unocal in the event that Unocal fails to meet its obligations under the Alaskan gas contract. The parties also disagree on the calculation of the Earn-out based on different views of the application of a reference price adjustment factor as well as the calculation of the Earn-out based on capacity or actual production, and accordingly, additional Earn-out payments may become due if we are ultimately unsuccessful in the litigation.

On June 10, 2002, the Corporation filed a lawsuit against Unocal seeking compensatory damages and restitution, punitive damages and certain declaratory relief relating to gas supply, the Earn-out and environmental matters. Unocal contemporaneously filed suit against the Corporation claiming damages for breach of contract for non-payment of the Earn-out.

Environmental remediation
The Corporation has contingent environmental liabilities arising out of existing and discontinued operations in respect of which the Corporation has and continues to estimate the costs likely to be incurred in connection with such liabilities. Such contingent environmental liabilities differ from asset retirement obligations and accrued environmental liabilities in that the contingent environmental liabilities are not determinable, the conditions which may give rise to the expenditures are uncertain, and the future expectations of the applicable regulatory authorities are not known. The potential costs that may arise in connection with such liabilities are not included in our provisions until the source and nature of the obligation becomes clear and is reasonably estimable.

Litigation
The outcome of the Unocal dispute is uncertain, and the amounts that may be involved in the event of any determination adverse to the Corporation are not determinable at this time.

The Corporation, in the normal course of business, is also subject to other legal proceedings being brought against it and its subsidiaries. The amounts involved in such legal proceedings are not reasonably estimable, due to uncertainty as to the final outcome, and management does not believe these proceedings in aggregate will have a material adverse effect on the Corporation’s consolidated financial position or results of operations, with the following exceptions.

A personal injury claim against a subsidiary of the Corporation for a material amount was filed in the fourth quarter of 2003. In addition, there are two class action lawsuits against a subsidiary of the Corporation for unspecified damages relating to chemical application. The Corporation is investigating these lawsuits but at this time the potential exposure is indeterminable.

Notes to the consolidated
financial statements

20.  FINANCIAL INSTRUMENTS

Balance sheet financial instruments
The Corporation’s financial instruments recognized in the consolidated balance sheets consist of cash and cash equivalents, accounts receivable, derivative contracts not accounted for as hedges, substantially all current liabilities (except for income taxes payable and future income taxes payable), long-term debt and preferred securities.

The estimated fair values of recognized financial instruments have been determined based on the Corporation’s assessment of available market information and appropriate valuation methodologies; however, these estimates may not necessarily be indicative of the amounts that could be realized or settled in a current market transaction. The fair values of cash and cash equivalents, accounts receivable and current liabilities approximate their carrying amounts due to the short-term maturity of these instruments.

The following table summarizes estimated fair value information about the Corporation’s long-term debt, preferred securities and derivative contracts not accounted for as hedges as at December 31:

Fair value and carrying amount of balance sheet financial instruments

	2003		2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Unsecured long-term debt (a)	585	697	600	650

Preferred securities (a)	222	244	221	210

Derivative financial instruments

Foreign currency option and forward contracts (b)	–	–	–	–

Natural gas swap and option contracts (b)	(1)	(1)	(1)	(1)

(a)	The estimated fair value of unsecured long-term debt, including the current portion, and preferred securities is based on the quoted market price of these or similar issues or by discounting cash flows at the rate offered to the corporation for debt and securities of the same remaining maturities.
(b)	The fair values of derivative instruments have been estimated using applicable market rates. These fair values approximate the amount that the Corporation would receive or pay if the instruments were closed out at these dates.

At December 31, 2003, the Corporation had entered into natural gas swap contracts that did not qualify for hedge accounting. The swap contracts represented a notional amount of seven million MMBtu of natural gas (2002 – 16 million MMBtu) with maturities in 2004 and 2005. During 2003, net realized and unrealized losses of $5-million on natural gas swap and option contracts (2002 – $5-million; 2001 – $-nil) that did not qualify for hedge accounting were recorded in other expense.

At December 31, 2003, the Corporation had entered into foreign currency option contracts that did not qualify for hedge accounting. The option contracts represented an underlying amount of C$20-million expiring at various dates in 2004 at exercise prices ranging from C$1.3243 to C$1.3292. During 2003, 2002 and 2001, net realized and unrealized gains of less than $1-million that did not qualify for hedge accounting were recorded in other expense.

Unrecognized derivative financial instruments
The Corporation also enters certain derivative financial instruments, which qualify for hedge accounting and are not recognized in the consolidated balance sheets, as follows:

Natural gas supply hedges
The Corporation purchases substantially all of its natural gas requirements through indexed price contracts with suppliers other than gas supply agreements for its facilities in Alaska and Argentina. The Corporation periodically enters into natural gas swap and option contracts to protect its future earnings and cash flows from the potential adverse impact of rising natural gas prices in the indexed contracts.

The natural gas swap and option contracts do not require the payment of significant net premiums prior to settlement. On settlement, these contracts result in cash receipts or payments by the Corporation for the difference between the contract and market rates for the applicable dollars and volumes hedged during the contract term. Such cash receipts or payments offset corresponding decreases or increases in the Corporation’s natural gas supply costs. Amounts received or paid on settlement are recognized in inventory in the same period as the hedged transaction, and then included in the cost of product when the related inventory is sold.

Financial statements and notes	Page 80

Notes to the consolidated
financial statements

At December 31, 2003, the Corporation had entered into natural gas option contracts which qualified for hedge accounting with an underlying amount of two million MMBtu of natural gas, maturities in 2004 and exercise prices ranging from $6/MMBtu to $7/MMBtu. The Corporation had entered into natural gas swap contracts that qualified for hedge accounting as at December 31, 2003. The notional amount of the natural gas swap contracts outstanding was four million MMBtu with maturities in 2004 and 2005.

During 2003, net realized gains of $12-million on qualifying natural gas derivative contracts (2002 – $37-million net losses) were allocated to inventory. At December 31, 2003, less than $1-million of net realized gains (2002 – $1-million net realized losses) remain in inventory, until the related inventory sells. During 2003, $11-million of net realized gains (2002 – $47-million net realized losses; 2001 – $70-million net realized gains) were recorded as a component of cost of product.

Foreign exchange hedges
The Corporation enters into foreign currency option and forward contracts to fix the exchange rate or a range of exchange rates used to convert a portion of the Canadian operation’s U.S. dollar denominated revenues into Canadian dollars. These revenues are converted into Canadian dollars for purposes of paying the Canadian operation’s Canadian dollar denominated operating costs.

The foreign currency option and forward contracts do not require the payment of significant net premiums prior to settlement. On settlement, these contracts result in cash receipts or payments by the Corporation for the difference between the contract and market rates for the applicable dollars hedged during the contract term. Such cash receipts or payments are recognized in the statement of operations.

At December 31, 2003, the Corporation had entered into foreign currency options that qualified for hedge accounting. The underlying amount of the options was C$40-million with exercise prices ranging from C$1.3243 to C$1.3292 and expiring at various dates in 2004. During 2003, net realized gains on foreign currency options and forward contracts of $7-million (2002 – net realized gains of less than $1-million; 2001 – net realized losses of less than $1-million) were recorded in the statement of operations.

Fair values of unrecognized financial instruments
The fair values of derivative financial instruments that qualify for hedge accounting are the estimated amount that the Corporation would receive (pay) to terminate the contracts. Such amounts were as follows at December 31:

	2003	2002	2001

	Fair	Fair	Fair
	Value	Value	Value

Natural gas swap and option contracts	(1)	7	(21)

Foreign currency option and forward contracts	–	–	–

Commodity contracts
The Corporation enters into commodity contracts, including contracts with fixed or adjustable pricing terms, as a normal course of business. The contracts outstanding at December 31, 2003, are disclosed in note 18. No amounts are recognized in the financial statements related to these contracts until such time as the associated volumes are received.

Counterparty credit risk
Wholesale in both North America and South America sell mainly to large agribusinesses representing a small number of customers. Letters of credit and credit insurance are used to mitigate risk where appropriate.

Retail in both North and South America serve large customer bases dispersed over wide geographic areas in both the United States and Argentina. This geographic diversity, coupled with a concentration of effort on the large financially stable entities, mitigates risk.

The Corporation may be exposed to certain losses in the event that counterparties to the derivative financial instruments are unable to meet the terms of the contracts. The Corporation’s credit exposure is limited to those counterparties holding derivative contracts with positive fair values at the reporting date. The Corporation manages this counterparty credit risk by entering into agreements only with investment grade counterparties in accordance with established counterparty credit approval practices.

Notes to the consolidated
financial statements

21.  SEGMENTATION

The Corporation’s activities are divided geographically and then by functional area into five reportable segments. The segments include four primary operating segments and a fifth non-operating segment for corporate and inter-segment eliminations. The four operating segments are North America Wholesale, North America Retail, South America Wholesale and South America Retail. Wholesale comprises the production and sales of the three primary nutrients: nitrogen, phosphate and potash. Retail comprises the sale of fertilizers, chemicals, seed, custom application services and agronomic consulting. Net sales between segments and countries are accounted for at prices that approximate fair market value.

Segmented net sales, expenses, net working capital, capital assets, total assets and capital expenditures

		North America		South America

	2003	Wholesale	Retail	Wholesale	Retail	Other	Total

Net sales	– external customers	1,377	923	107	92	–	2,499

	– internal customers	88	–	9	–	(97)	–

	Total net sales	1,465	923	116	92	(97)	2,499

	Cost of product	1,106	642	34	75	(97)	1,760

	Gross profit	359	281	82	17	–	739

	Expenses

	Selling, general and administrative	35	208	4	14	25	286

	Depreciation and amortization	99	18	15	1	7	140

	Asset impairment	235	–	–	–	–	235

	Royalties and other taxes	11	5	–	–	1	17

	Other expenses and Argentine charges	28	(14)	–	–	26	40

	Earnings (loss) before interest expense and income taxes	(49)	64	63	2	(59)	21

	Net working capital	465	176	30	43	(297)	417

	Capital assets	896	88	238	7	31	1,260

	Total assets	1,553	401	324	70	(75)	2,273

	Capital expenditures	73	12	3	1	10	99

Financial statements and notes	Page 82

Notes to the consolidated
financial statements

		North America		South America

	2002 Restated (note 2)	Wholesale	Retail	Wholesale	Retail	Other	Total

Net sales	– external customers	1,094	849	60	80	–	2,083

	– internal customers	78	–	4	–	(82)	–

	Total net sales	1,172	849	64	80	(82)	2,083

	Cost of product	976	593	28	50	(83)	1,564

	Gross profit	196	256	36	30	1	519

	Expenses

	Selling, general and administrative	24	191	4	8	19	246

	Depreciation and amortization	102	20	18	1	7	148

	Royalties and other taxes	13	5	–	–	1	19

	Other expenses and Argentine charges	17	(12)	16	(4)	25	42

	Earnings (loss) before interest expense and income taxes	40	52	(2)	25	(51)	64

	Net working capital	310	71	(23)	47	(87)	318

	Capital assets	1,054	96	248	6	18	1,422

	Total assets	1,537	326	314	64	(50)	2,191

	Capital expenditures	41	10	–	–	1	52

		North America		South America

	2001 Restated (note 2)	Wholesale	Retail	Wholesale	Retail	Other	Total

Net sales	– external customers	1,086	831	63	83	–	2,063

	– internal customers	74	–	8	–	(82)	–

	Total net sales	1,160	831	71	83	(82)	2,063

	Cost of product	925	574	43	58	(84)	1,516

	Gross profit	235	257	28	25	2	547

	Expenses

	Selling, general and administrative	33	193	7	16	19	268

	Depreciation and amortization	96	20	13	5	7	141

	Royalties and other taxes	16	5	–	–	1	22

	Other expenses and Argentine charges	26	(12)	26	30	15	85

	Earnings (loss) before interest expense and income taxes	64	51	(18)	(26)	(40)	31

	Net working capital	267	37	(30)	45	(196)	123

	Capital assets	1,111	106	262	15	24	1,518

	Total assets	1,649	316	346	73	14	2,398

	Capital expenditures	126	14	18	3	3	164

Notes to the consolidated
financial statements

Net sales and gross profit by business segment and product line

	2003			2002			2001

	Net	Cost of	Gross	Net	Cost of	Gross	Net	Cost of	Gross
	Sales	Product	Profit	Sales	Product	Profit	Sales	Product	Profit

North America Wholesale

Nitrogen

Ammonia	382	286	96	242	222	20	323	239	84

Urea	423	323	100	330	292	38	304	253	51

Other	168	136	32	140	135	5	150	135	15

	973	745	228	712	649	63	777	627	150

Phosphate	261	217	44	239	202	37	179	173	6

Potash	160	99	61	158	91	67	138	80	58

Sulphate and other products	71	45	26	63	34	29	66	45	21

	1,465	1,106	359	1,172	976	196	1,160	925	235

North America Retail

Fertilizers	402	292	110	366	265	101	386	278	108

Chemicals	399	288	111	361	266	95	336	245	91

Other products and services	122	62	60	122	62	60	109	51	58

	923	642	281	849	593	256	831	574	257

South America Wholesale

Nitrogen	111	31	80	61	26	35	68	41	27

Other products and services	5	3	2	3	2	1	3	2	1

	116	34	82	64	28	36	71	43	28

South America Retail

Fertilizers	66	59	7	53	31	22	57	38	19

Other products and services	26	16	10	27	19	8	26	20	6

	92	75	17	80	50	30	83	58	25

Other – inter-segment eliminations	(97)	(97)	–	(82)	(83)	1	(82)	(84)	2

Total	2,499	1,760	739	2,083	1,564	519	2,063	1,516	547

Net sales by market destination and assets by country

	2003			2002 Restated (note 2)			2001 Restated (note 2)

	Net	Capital		Net	Capital		Net	Capital
	Sales	Assets	Goodwill	Sales	Assets	Goodwill	Sales	Assets	Goodwill

Canada	580	641	–	403	537	–	383	552	–

United States	1,557	374	–	1,425	630	–	1,385	690	45

Argentina	162	245	–	118	255	–	121	276	–

Other	200	–	–	137	–	–	174	–	–

	2,499	1,260	–	2,083	1,422	–	2,063	1,518	45

Financial statements and notes	Page 84

Notes to the consolidated
financial statements

22.  PROFERTIL

The Corporation has a 50 percent ownership interest in Profertil S.A. (Profertil), a joint venture with Repsol-YPF S.A. This investment is recorded as “South America Wholesale” operating segment in note 21. A contractual agreement exists between the Corporation and the joint venture partner, which establishes joint control over Profertil, and therefore the Corporation’s interest is accounted for using the proportionate consolidation method.

A summary of the Corporation’s 50 percent interest in the joint venture at December 31 is as follows:

Balance Sheets	2003	2002

Assets

Cash and cash equivalents	44	18

Accounts receivable	18	5

Inventories and prepaid expenses	8	7

Capital assets	238	248

Other assets	18	36

	326	314

Liabilities

Accounts payable and current portion of long-term debt	39	52

Income and other taxes	2	1

Long-term debt (note 12)	114	135

Future income taxes	(2)	(3)

	153	185

Proportionate share of net assets of joint venture	173	129

Statement of Operations	2003	2002	2001

Net sales	116	64	71

Cost of product	34	28	43

Gross profit	82	36	28

Selling, general and administrative expenses	4	4	7

Depreciation	15	18	13

Other expenses and Argentine charges	–	16	26

Earnings (loss) before interest expense and income taxes	63	(2)	(18)

Interest expense	16	15	16

Income taxes	4	–	(4)

Proportionate share of net earnings (loss) of joint venture	43	(17)	(30)

Statement of Cash Flows	2003	2002	2001

Operating activities	25	27	(6)

Investing activities	17	(5)	(39)

Financing activities	(15)	(17)	58

Proportionate share of increase in cash of joint venture	27	5	13

Consolidated retained earnings of the Corporation include losses from Profertil in the amount of $6-million for the year ended December 31, 2003 (2002 – $49-million).

Commitments presented in note 18 include the Corporation’s 50 percent share in the commitments of Profertil.

Notes to the consolidated
financial statements

23.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES

The Corporation’s consolidated financial statements are prepared in accordance with Canadian GAAP. These principles differ in certain respects from those applicable under U.S. GAAP. If U.S. GAAP were applied, the net loss in each year would be adjusted as follows:

Consolidated Statements of Operations	2003	2002	2001

Net loss based on Canadian GAAP	(21)	–	(45)

Adjustments

Preferred securities charges, net of tax (a)	(11)	(11)	(12)

Deferred tax on foreign exchange translation of preferred securities (a)	(5)	–	–

Other	(1)	1	–

Net loss before cumulative effect of change in accounting policy	(38)	(10)	(57)

Cumulative effect of change in accounting policy, net of tax (e)	–	(29)	–

Net loss based on U.S. GAAP	(38)	(39)	(57)

Basic and diluted loss per common share based on U.S. GAAP

Loss before cumulative effect of change in accounting policy	(0.30)	(0.08)	(0.49)

Net loss per share	(0.30)	(0.31)	(0.49)

U.S. GAAP requires the disclosure of a statement of comprehensive income. Comprehensive income generally includes net earnings plus the results of certain shareholders’ equity changes not reflected in the statement of operations.

Consolidated Statements of Comprehensive Income	2003	2002	2001

Net loss based on U.S. GAAP	(38)	(39)	(57)

Change in foreign currency translation adjustment (d)	95	(32)	(56)

Change in minimum pension liability adjustment, net of tax (c)	(4)	(6)	–

Change in unrealized gains (losses) on derivative instruments, net of tax (b)	(5)	35	75

Change in realized gains (losses) on derivative instruments included in inventory, net of tax (b)	2	5	(7)

Cumulative effect of change in accounting policy, net of tax (b)	–	–	(105)

Comprehensive income (loss) based on U.S. GAAP	50	(37)	(150)

The cumulative effect of these adjustments on shareholders’ equity of the Corporation is as follows:

	2003	2002

Shareholders’ equity based on Canadian GAAP	821	764

Preferred securities (a)	(222)	(221)

Deferred tax on foreign exchange translation of preferred securities (a)	(5)	–

Unrealized gains (losses) on derivative instruments, net of tax (b)	(1)	5

Realized gains (losses) on derivative instruments included in inventory, net of tax (b)	1	(1)

Additional minimum pension liability, net of tax (c)	(10)	(6)

Other	(3)	(4)

Shareholders’ equity based on U.S. GAAP	581	537

Financial statements and notes	Page 86

Notes to the consolidated
financial statements

Description of significant differences

(a)	Preferred securities – Under Canadian GAAP, the preferred securities are classified as shareholders’ equity and the related annual carrying charges are recorded as a distribution from retained earnings. Under U.S. GAAP, the $175-million preferred securities would be classified as long-term debt, the $50-million preferred securities would be classified as the current portion of long-term debt and the related carrying charges would be recognized as interest expense. Temporary differences arising as a result of the foreign exchange translation of the long-term debt would be recognized as deferred income tax expense. Under U.S. GAAP, in the statement of cash flows, cash flows under the heading “financing” would have increased by $17-million (2002 – $17-million; 2001 – $17-million) and cash flows under the heading “operating” would have decreased by $17-million (2002 – $17-million; 2001 – $17-million).

(b)	Derivative instruments and hedging activities – The Corporation accounts for its derivative instruments under Canadian GAAP as described in note 20. Under U.S. GAAP, generally all derivative instruments must be recognized as assets or liabilities on the balance sheet and measured at fair value. Any portion of the change in fair value of a derivative instrument that qualifies as a cash flow hedge is initially included in the determination of comprehensive income. The gain or loss is subsequently included in earnings in the same period as the hedged item. Any portion of the change in fair value of a derivative instrument that does not qualify for hedge accounting is recognized in earnings immediately.

(c)	Unfunded employee benefits – Under U.S. GAAP an additional minimum liability is recognized if the unfunded employee benefits Accumulated Benefit Obligation exceeds the accrued benefit obligation that is recorded in the balance sheet. This additional liability is recorded as a reduction to other comprehensive income.

(d)	Foreign currency translation adjustment – Under Canadian GAAP, foreign exchange gains and losses on translation of self-sustaining foreign operations are included as a separate component of shareholders’ equity referred to as cumulative translation adjustment. Under U.S. GAAP, such foreign currency translation gains and losses are recorded as comprehensive income.

(e)	Change in accounting policies – Effective January 1, 2002, the Corporation adopted a new standard under each of Canadian GAAP and U.S. GAAP for Goodwill and Other Intangible Assets. The Canadian standard mirrors the U.S. standard except that, under U.S. GAAP, the goodwill impairment calculated on initial adoption of the new policy was charged against earnings in the current period. Under Canadian GAAP, the transitional adoption of the policy was recorded against opening balance of retained earnings in the period of adoption.

(f)	Joint ventures – Under U.S. GAAP, ownership in a joint venture where the venturer does not own more than 50 percent and have a significant influence over the operating activities of the joint venture is to be accounted for using the equity method. Under Canadian GAAP, joint ventures are proportionately consolidated. Net assets and earnings of the Corporation would be the same under either method. Note 22 provides the details of the joint venture as included under Canadian GAAP.

Subsidiaries &
Board committees

PRINCIPAL SUBSIDIARIES
& ASSOCIATED COMPANIES

	COUNTRY OF	OWNERSHIP
	OPERATION	(percent)

AGRIUM, a general partnership	Canada	100

Agrium U.S. Inc.	U.S.	100

Agrium Nitrogen Company	U.S.	100

Nu-West Industries, Inc.	U.S.	100

Crop Production Services, Inc.	U.S.	100

Western Farm Service, Inc.	U.S.	100

Agroservicios Pampeanos S.A.	Argentina	100

Profertil S.A.	Argentina	50

Canpotex Limited	International	33⅓

Viridian Inc.	Canada	100

Viridian Fertilizers Limited	Canada	100

BOARD COMMITTEES

Audit Committee
Harry G. Schaefer FCA, Chair, Ralph S. Cunningham,
Susan A. Henry, Frank W. Proto, Victor J. Zaleschuk CA

The Audit Committee has oversight responsibilities for our accounting and financial reporting processes, the quality and integrity of our financial statements and the effectiveness of our internal controls. The financial statements are the responsibility of management, and the external auditors express an independent opinion on the annual consolidated financial statements, which are then approved by the Board. The Audit Committee is directly responsible for the retention and oversight of the work of the external auditors, who report directly to the Audit Committee. The Audit Committee has a specific Charter that explicitly mandates direct communication with our internal and external auditors independently of management, ongoing review of our external auditors, including recommendations to the Board of the appointment (subject to shareholder approval) and termination of the external auditors, the scope of the audit and audit plans of the internal and external auditors, pre-approval of audit and permitted non-audit services and the role, independence and fees of the external auditors. In addition, the Committee is responsible for overseeing management reporting, internal controls and management information, and reviewing financial risk management issues. This Committee reviews our audited consolidated financial statements and selected corporate disclosure documents, including management’s discussion and analysis contained in our annual report, the annual information form, prospectuses and offering documents, and other major shareholder communications containing significant financial information before they are approved by the Board. It is also responsible for approval of our interim quarterly financial statements and reviews issues relating to legal and regulatory responsibilities to ensure compliance.

The Audit Committee has established procedures for (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on eight occasions in 2003.

Corporate Governance & Nominating Committee
Frank W. King, Chair, Neil Carragher, D. Grant Devine,
Harry G. Schaefer FCA, T. Don Stacy

The Corporate Governance & Nominating Committee (the CG&N Committee) is responsible to assist the Board in fulfilling its responsibilities with respect to the continuing review and development of our corporate governance system, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charter for our Board of Directors, as well as Terms of Reference for our Board Chair, the Chief Executive Officer and individual directors. The CG&N Committee is also responsible for the review and recommendation to the Board of our reports on compliance with the governance guidelines, recommendations and requirements of any applicable regulator or securities exchange. The CG&N Committee reviews and recommends compensation for Board and Committee service as well as oversees the administration of the DSU Plans. This Committee is also responsible for the annual evaluations of the overall performance of the Board, the Board Chair, the Committees and individual directors pursuant to an evaluation system that is designed to provide directors with an opportunity each year to examine how the Board is operating and to make suggestions for improvement. The CG&N Committee monitors the relationship between management and the Board to ensure that the Board is able to, and in fact does, function independently of management. This Committee also assists the Board in identifying and recommending qualified individuals to become Board members, provides recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifies and makes recommendations respecting the appointment of members to the Board Committees. The CG&N Committee also develops and implements an orientation and ongoing education program for directors and ensures that Board Committees and individual directors can engage outside advisors. The CG&N Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on four occasions in 2003.

Subsidiaries & Board committees	Page 88

Human Resources & Compensation Committee
Ralph S. Cunningham, Chair, Neil Carragher, G. Woody MacLaren, T. Don Stacy, Victor J. Zaleschuk CA

The Human Resources & Compensation Committee (the HR&C Committee) is established to assist the Board in fulfilling its responsibilities relating to matters of human resources and compensation, and to establish a plan of continuity and development of senior management. The HR&C Committee has responsibility for overseeing the evaluation of management, reviewing and making recommendations to the Board regarding the appointment of and the compensation arrangements for our executives (including salaries, incentives, equity-based compensation and benefits), as well as reviewing the annual salary policies and programs relating to employees. The Committee also approves the investment objectives and policies of, and any material changes, in our pension plans. The Committee reviews and approves the use of corporate goals and objectives that are relevant to the compensation of our Chief Executive Officer and reviews the performance of the Chief Executive Officer in light of those goals and objectives in order to determine and, together with the other independent directors, approve his compensation. The HR&C Committee reviews our management resources and plans to ensure that we properly provide for appropriate succession plans for executives. The HR&C Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on five occasions in 2003.

Environment, Health & Safety Committee
D. Grant Devine, Chair, Susan A. Henry, Frank W. King,
G. Woody MacLaren, Frank W. Proto

The Environment, Health & Safety Committee (the EH&S Committee) is responsible to assist the Board in fulfilling its oversight responsibilities relating to environment, health and safety. The EH&S Committee annually reviews and recommends to the Board for approval our Environment, Health & Safety Policy. The Committee monitors environmental, health and safety performance, compliance with legal and regulatory requirements, as well as applicable industry standards relating to environmental, health and safety matters, and reviews the strategies and methods used to improve our environmental, health and safety performance. This Committee also reviews our environmental, health and safety performance goals, management systems implementation, EH&S audit programs and plans, and the status of our remediation projects and provisions. It is the practice of the Committee to arrange at least one visit annually for our Board members to one of our facilities, which includes orientation sessions to personally acquaint members of the Committee and the Board with personnel and operations at our facilities. The Committee also reviews the methods of communicating our environmental, health and safety policies and procedures throughout the organization. The EH&S Committee meets separately with the Director, Environment, Health & Safety and reports to the

Board on such meetings. The EH&S Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on five occasions in 2003. In addition, we have a corporate environment, health and safety committee comprising members of senior management and chaired by the Senior Vice President, North America Retail, which is responsible for ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health and safety policies. We also have established a company-wide Safety Council to review, enhance and ensure a sustained focus on best safety practices throughout the organization.

Officers of the Company

Frank W. Proto
Board Chair

John M. Van Brunt
Board Vice Chair

Michael M. Wilson
President & Chief Executive Officer

Garnet K. Amundson
Vice President & Controller

Dorothy E.A. Bower
Vice President, Strategic Development & Planning

Patrick J. Freeman
Vice President & Treasurer

Richard L. Gearheard
Senior Vice President, North America Retail

James M. Grossett
Vice President, Human Resources

William C. McClung
Vice President, Manufacturing

Leslie A. O’Donoghue
Vice President, General Counsel & Corporate Secretary

Robert J. Rennie
Vice President, Corporate Affairs/South America

Christopher W. Tworek
Vice President, Supply Management

Bruce G. Waterman
Senior Vice President, Finance & Chief Financial Officer

Ron A. Wilkinson
Vice President, Operations & Technology

John D. Yokley
Senior Vice President, Marketing & Distribution

Financial highlights	Supplementary financial, performance and other data	Page 89

The supplementary financial and performance data set out on pages 89-94 below contains certain financial information and other items that are not measures of our

EARNINGS (LOSS) AND OPERATING CASH FLOWS (millions of U.S. dollars, except per share amounts and ratios)

	Q1	Q2	Q3	Q4	2003	Q1	Q2	Q3	Q4	2002	2001	2000	1999

Net sales	372	929	561	637	2,499	318	792	466	507	2,083	2,063	1,873	1,716

Cost of product	261	677	389	433	1,760	247	619	333	365	1,564	1,516	1,326	1,227

Gross profit	111	252	172	204	739	71	173	133	142	519	547	547	489

Gross profit (%)	30	27	31	32	30	22	22	29	28	25	27	29	28

Expenses

Selling, general and administrative	59	74	71	82	286	52	67	64	63	246	268	253	245

Depreciation and amortization	32	35	34	39	140	34	32	42	40	148	141	107	93

Asset impairment	–	–	–	235	235	–	–	–	–	–	–	–	–

Royalties and other taxes	5	4	4	4	17	6	3	5	5	19	22	19	15

Other expenses and Argentine charges	10	9	9	12	40	15	16	3	8	42	85	5	5

Earnings (loss) before interest expense and income taxes	5	130	54	(168)	21	(36)	55	19	26	64	31	163	131

Interest	15	18	15	15	63	19	16	17	16	68	74	37	37

Earnings (loss) before income taxes	(10)	112	39	(183)	(42)	(55)	39	2	10	(4)	(43)	126	94

Income taxes (recovery)	(4)	43	14	(74)	(21)	(19)	16	1	(2)	(4)	2	44	32

Net earnings (loss)	(6)	69	25	(109)	(21)	(36)	23	1	12	–	(45)	82	62

Add (deduct)

Depreciation and amortization	32	35	34	39	140	34	32	42	40	148	141	107	93

Asset impairment	–	–	–	235	235	–	–	–	–	–	–	–	–

Foreign exchange and Argentine charges	(2)	(6)	3	(3)	(8)	12	7	(3)	(2)	14	20	–	–

Future income taxes (recovery)	(4)	14	8	(61)	(43)	(11)	15	–	13	17	(26)	35	(28)

Net change in non-cash working capital	17	(76)	(23)	(32)	(114)	3	(2)	(12)	56	45	(3)	32	33

Cash provided by operating activities	37	36	47	69	189	2	75	28	119	224	87	256	160

EBITDA	37	165	88	106	396	(2)	87	61	66	212	172	270	224

Capital expenditures	9	22	36	32	99	5	3	15	29	52	164	179	234

Basic earnings (loss) per share	(0.07)	0.53	0.18	(0.89)	(0.25)	(0.33)	0.16	(0.01)	0.07	(0.08)	(0.49)	0.65	0.47

Diluted earnings (loss) per share	(0.07)	0.47	0.17	(0.89)	(0.25)	(0.33)	0.15	(0.01)	0.07	(0.08)	(0.49)	0.62	0.46

CONSOLIDATED BALANCE SHEETS (millions of U.S. dollars)
	Q1	Q2	Q3	Q4	2003	Q1	Q2	Q3	Q4	2002	2001	2000	1999

ASSETS

Current asset

Cash and cash equivalents	136	152	171	200	200	8	32	21	109	109	51	18	104

Accounts receivable	198	287	271	314	314	184	243	216	187	187	218	303	268

Inventories	545	405	385	368	368	507	352	336	353	353	400	347	256

Prepaid expenses	29	26	41	60	60	46	14	30	35	35	34	20	15

	908	870	868	942	942	745	641	603	684	684	703	688	643

Capital assets (a)	1,436	1,472	1,476	1,260	1,260	1,486	1,482	1,428	1,422	1,422	1,518	1,498	1,164

Other assets	87	90	85	71	71	111	99	93	85	85	132	150	115

Goodwill	–	–	–	–	–	45	45	–	–	–	45	49	52

	2,431	2,432	2,429	2,273	2,273	2,387	2,267	2,124	2,191	2,191	2,398	2,385	1,974

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities

Bank indebtedness	2	–	–	–	–	74	10	21	1	1	211	308	179

Accounts payable and accrued liabilities	537	411	383	404	404	453	348	275	340	340	362	370	289

Current portion of long-term debt	101	104	104	121	121	6	7	7	25	25	7	1	1

	640	515	487	525	525	533	365	303	366	366	580	679	469

Long-term debt

Recourse debt	530	533	532	503	503	619	623	620	604	604	621	507	497

Non-recourse debt	132	124	125	111	111	141	137	131	132	132	141	–	–

	662	657	657	614	614	760	760	751	736	736	762	507	497

Other liabilities (a)	169	177	174	181	181	163	166	162	160	160	151	134	91

Future income taxes (a)	166	187	194	132	132	150	168	149	165	165	162	197	164

	1,637	1,536	1,512	1,452	1,452	1,606	1,459	1,365	1,427	1,427	1,655	1,517	1,221

Shareholders’ equity

Share capital

Common shares	485	485	485	490	490	482	484	484	484	484	376	375	347

Preferred securities	221	222	222	222	222	221	221	221	221	221	221	221	171

Contributed surplus	–	–	–	1	1	–	–	–	–	–	–	–	–

Retained earnings	182	242	264	145	145	206	220	189	191	191	245	315	255

Cumulative translation adjustment	(94)	(53)	(54)	(37)	(37)	(128)	(117)	(135)	(132)	(132)	(99)	(43)	(20)

	794	896	917	821	821	781	808	759	764	764	743	868	753

	2,431	2,432	2,429	2,273	2,273	2,387	2,267	2,124	2,191	2,191	2,398	2,385	1,974

(a)	Data has been restated to record the effect of adoption of the accounting standard for asset retirement obligations.

Segmented financial information	Supplementary financial, performance and other data	Page 90

SEGMENTED FINANCIAL RESULTS (millions of U.S. dollars, except ratios)

		2003

		North America		South America

		Wholesale	Retail	Wholesale		Retail		Other	Total

Net sales		1,465	923	116		92		(97)	2,499

Cost of product		1,106	642	34		75		(97)	1,760

Gross profit		359	281	82		17		–	739

Gross profit (%)		25	30	71		18		–	30

Expenses

Selling, general and administrative		35	208	4		14		25	286

Depreciation and amortization		99	18	15		1		7	140

Asset impairment		235	–	–		–		–	235

Royalties and other taxes		11	5	–		–		1	17

Other expenses and Argentine charges		28	(14)	–		–		26	40

Earnings (loss) before interest expense and income taxes		(49)	64	63		2		(59)	21

Interest									63

Earnings (loss) before income taxes									(42)

Income taxes (recovery)									(21)

Net earnings (loss)									(21)

Capital expenditures		73	12	3		1		10	99

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT AND PRODUCT LINE (millions of U.S. dollars, except margin per tonne amounts, ratios, inventory and sales tonnes)
	2003

	Net	Cost of	Gross	Gross		Sales		Margin	Inventory
	Sales	Sales	Profit	Profit (%	)	Tonnes (a	)	($/Tonne )	Tonnes (a )

North America Wholesale

Nitrogen

Ammonia	382	286	96	25		1,555		62	176

Urea	423	323	100	24		2,220		45	128

Other	168	136	32	19		981		33	129

	973	745	228	23		4,756		48	433

Phosphate	261	217	44	17		1,090		40	51

Potash	160	99	61	38		1,662		37	188

Sulphate and other products	71	45	26	37		400		65	115

	1,465	1,106	359	25		7,908		45	787

North America Retail

Fertilizers	402	292	110	27

Chemicals	399	288	111	28

Other products and services	122	62	60	49

	923	642	281	30

South America Wholesale

Nitrogen	111	31	80	72		634		126	43

Other products and services	5	3	2	40

	116	34	82	71

South America Retail

Fertilizers	66	59	7	11

Other products and services	26	16	10	38

	92	75	17	18

Other	(97)	(97)	–	–

Total	2,499	1,760	739	30

(a) 000s of tonnes

NET SALES AND GROSS PROFIT BY MARKET DESTINATION (millions of U.S. dollars, except margin per tonne amounts, ratios and sales tonnes)
	2003

	Net	Cost of	Gross	Gross		Sales		Margin
	Sales	Sales	Profit	Profit (%	)	Tonnes (a	)	($/Tonne )

North America

Nitrogen	775	621	154	20		3,501		44

Phosphate	261	217	44	17		1,090		40

Potash	117	78	39	33		1,092		36

Sulphate and other products	60	36	24	40		298		–

North America Retail	923	642	281	30		–		–

Other	(88)	(88)	–	–		–		–

	2,048	1,506	542	26		5,981

International

Nitrogen	309	155	154	50		1,889		82

Potash	43	21	22	51		570		39

Sulphate and other products	15	12	3	20		102		–

South America Retail	92	75	17	18		–		–

Other	(8)	(9)	1	13		–		–

	451	254	197	44		2,561		–

Total	2,499	1,760	739	30		8,542		–

(a) 000s of tonnes

Supplementary financial, performance and other data	Page 91

SEGMENTED FINANCIAL RESULTS (millions of U.S. dollars, except ratios)

		2002								2001

		North America		South America						North America		South America

		Wholesale	Retail	Wholesale	Retail		Other	Total		Wholesale	Retail	Wholesale	Retail		Other	Total

Net sales		1,172	849	64	80		(82)	2,083		1,160	831	71	83		(82)	2,063

Cost of product		976	593	28	50		(83)	1,564		925	574	43	58		(84)	1,516

Gross profit		196	256	36	30		1	519		235	257	28	25		2	547

Gross profit (%)		17	30	56	38		(1)	25		20	31	39	30		(2)	27

Expenses

Selling, general and administrative		24	191	4	8		19	246		33	193	7	16		19	268

Depreciation and amortization		102	20	18	1		7	148		96	20	13	5		7	141

Asset impairment		–	–	–	–		–	–		–	–	–	–		–	–

Royalties and other taxes		13	5	–	–		1	19		16	5	–	–		1	22

Other expenses and Argentine charges		17	(12)	16	(4)		25	42		26	(12)	26	30		15	85

Earnings (loss) before interest expense and income taxes		40	52	(2)	25		(51)	64		64	51	(18)	(26)		(40)	31

Interest								68								74

Earnings (loss) before income taxes								(4)								(43)

Income taxes (recovery)								(4)								2

Net earnings (loss)								–								(45)

Capital expenditures		41	10	–	–		1	52		126	14	18	3		3	164

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT AND PRODUCT LINE (millions of U.S. dollars, except margin per tonne amounts, ratios, inventory and sales tonnes)
	2002								2001

	Net	Cost of	Gross	Gross	Sales		Margin	Inventory	Net	Cost of	Gross	Gross	Sales		Margin	Inventory
	Sales	Sales	Profit	Profit (% )	Tonnes (a	)	($/Tonne )	Tonnes (a )	Sales	Sales	Profit	Profit (% )	Tonnes (a	)	($/Tonne )	Tonnes (a )

North America Wholesale

Nitrogen

Ammonia	242	222	20	8	1,543		13	240	323	239	84	26	1,610		52	329

Urea	330	292	38	12	2,517		15	141	304	253	51	17	2,063		25	311

Other	140	135	5	4	1,099		5	219	150	135	15	10	977		15	227

	712	649	63	9	5,159		12	600	777	627	150	19	4,650		32	867

Phosphate	239	202	37	15	1,129		33	82	179	173	6	3	869		7	144

Potash	158	91	67	42	1,598		42	195	138	80	58	42	1,357		43	273

Sulphate and other products	63	34	29	46	397		73	136	66	45	21	32	428		49	97

	1,172	976	196	17	8,283		24	1,013	1,160	925	235	20	7,304		32	1,381

North America Retail

Fertilizers	366	265	101	28					386	278	108	28

Chemicals	361	266	95	26					336	245	91	27

Other products and services	122	62	60	49					109	51	58	53

	849	593	256	30					831	574	257	31

South America Wholesale

Nitrogen	61	26	35	57	517		68	61	68	41	27	40	508		53	32

Other products and services	3	2	1	33					3	2	1	33

	64	28	36	56					71	43	28	39

South America Retail

Fertilizers	53	31	22	42					57	38	19	33

Other products and services	27	19	8	30					26	20	6	23

	80	50	30	38					83	58	25	30

Other	(82)	(83)	1	(1)					(82)	(84)	2	(2)

Total	2,083	1,564	519	25					2,063	1,516	547	27

(a) 000s of tonnes

NET SALES AND GROSS PROFIT BY MARKET DESTINATION (millions of U.S. dollars, except margin per tonne amounts, ratios and sales tonnes)
	2002								2001

	Net	Cost of	Gross	Gross	Sales		Margin		Net	Cost of	Gross	Gross	Sales		Margin
	Sales	Sales	Profit	Profit (% )	Tonnes (a	)	($/Tonne )		Sales	Sales	Profit	Profit (% )	Tonnes (a	)	($/Tonne )

North America

Nitrogen	567	516	51	9	3,786		13		606	494	112	18	3,295		34

Phosphate	239	202	37	15	1,129		33		179	173	6	3	869		7

Potash	118	74	44	37	1,110		40		98	64	34	35	887		38

Sulphate and other products	55	28	27	49	317		–		60	41	19	32	358		–

North America Retail	849	593	256	30	–		–		831	574	257	31	–		–

Other	(78)	(79)	1	(1)	–		–		(74)	(76)	2	(3)	–		–

	1,750	1,334	416	24	6,342		–		1,700	1,270	430	25	5,409		–

International

Nitrogen	206	159	47	23	1,890		25		239	174	65	27	1,863		35

Potash	40	17	23	58	488		47		40	16	24	60	470		51

Sulphate and other products	11	8	3	27	80		–		9	6	3	33	70		–

South America Retail	80	50	30	38	–		–		83	58	25	30	–		–

Other	(4)	(4)	–	–	–		–		(8)	(8)	–	–	–		–

	333	230	103	31	2,458		–		363	246	117	32	2,403		–

Total	2,083	1,564	519	25	8,800		–		2,063	1,516	547	27	7,812		–

(a) 000s of tonnes

Performance	Supplementary financial, performance and other data	Page 92

KEY RATIOS (millions of U.S. dollars, except per share amounts and ratios)

	2003	2002	2001	2000	1999

Data

Net sales	2,499	2,083	2,063	1,873	1,716

EBITDA	396	212	172	270	224

EBIT	21	64	31	163	131

Interest	63	68	74	37	37

Net earnings (loss)	(21)	–	(45)	82	62

Cash flow from operations	189	224	87	256	160

Working capital	417	318	123	9	174

Total assets	2,273	2,191	2,398	2,385	1,974

Total debt (bank indebtedness + long-term debt)	735	762	980	816	677

Shareholders’ equity	821	764	743	868	753

Enterprise value	2,609	2,078	2,148	2,641	1,503

Average shares outstanding – basic	126	123	115	112	113

Year-end shares outstanding	127	126	115	115	112

Year-end shares outstanding – diluted	127	126	115	132	133

Closing share price U.S.	16.46	11.31	10.60	14.63	7.88

Number of employees	4,667	4,829	4,988	4,958	4,536

North America Wholesale	1,985	2,104	2,230	2,208	1,765

North America Retail	2,229	2,202	2,206	2,271	2,347

Corporate	250	267	263	234	218

South America	203	256	289	245	206

Value Ratios (:1 except per share amounts)

EBITDA per share	3.14	1.72	1.50	2.41	1.98

Price to earnings ratio (P/E)	–	–	–	23	17

Price to cash flow (P/CF)	11	6	14	6	6

Enterprise value to EBITDA	7	10	12	10	7

Price to book value	3.5	2.6	2.3	2.6	1.5

Shareholders’ equity to total assets	0.4	0.4	0.3	0.4	0.4

Book value per common share	4.75	4.31	4.54	5.63	5.20

Liquidity Ratios

Quick ratio	1.1	0.9	0.5	0.5	0.8

Current ratio	1.8	1.9	1.2	1.0	1.4

Working capital to sales	0.2	0.2	0.1	0.0	0.1

Sales to total assets	1.1	1.0	0.9	0.8	0.9

Total asset turnover	1.1	0.9	0.9	0.9	0.9

Profitability Ratios

Return on average invested capital (%)	1	3	0	7	7

Return on average common shareholders’ equity (%)	(5)	(2)	(10)	12	10

Debt Ratios (:1 except percentages)

Debt-to-debt plus equity (%)	47	50	57	48	47

EBIT interest coverage	0.3	0.9	0.4	4.4	3.5

EBITDA interest coverage	6.3	3.1	2.3	7.3	6.1

DEFINITIONS

Quick ratio	=	current asset – inventories current liabilities

Return on average common shareholders’ equity	=	net income (loss) – preferred security charges average common shareholders’ equity

EBIT interest coverage	=	EBIT interest expense

EBITA interest coverage	=	EBITDA interest expense

Enterprise value	=	(total debt at book value, excluding preferred shares – cash) + (diluted shares outstanding × closing share price)

Current ratio	=	current assets current liabilities

EBIT	=	earnings (loss) before interest expense and income taxes

EBITDA	=	earnings (loss) before interest expense, income taxes, depreciation, amortization and asset impairment

Debt-to-debt-plus-equity	=	long-term debt + bank indebtedness long-term debt + shareholders’ equity + bank indebtedness

Return on average invested capital	=	EBIT after income taxes average invested capital

Capital stock and trading history	Supplementary financial, performance and other data	Page 93

COMMON SHARE DATA (millions, except per share amounts and where otherwise noted)

	Q1	Q2	Q3	Q4	2003	2002	2001	2000	1999

Basic earnings (loss) per share	(0.07)	0.53	0.18	(0.89)	(0.25)	(0.08)	(0.49)	0.65	0.47

Diluted earnings (loss) per share	(0.07)	0.47	0.17	(0.89)	(0.25)	(0.08)	(0.49)	0.62	0.46

Weighted average common shares outstanding	126	126	126	126	126	123	115	112	113

Period end common shares outstanding	126	126	126	127	127	126	115	115	112

Weighted average diluted shares outstanding	126	147	146	126	126	123	115	132	133

Period end diluted shares outstanding	126	147	145	127	127	126	115	134	134

Canadian trading volume	27	28	23	44	122	105	91	90	66

U.S. trading volume	18	23	21	27	89	75	77	40	38

Total trading volume	45	51	44	71	211	180	168	130	104

Average share price C$	16.04	15.76	16.17	19.99	17.00	15.40	17.18	14.29	13.28

Closing share price C$	15.75	14.75	17.17	21.39	21.39	17.70	16.85	21.65	11.20

High share price C$	18.18	16.90	17.90	21.47	21.47	17.85	21.00	21.95	15.75

Low share price C$	14.35	14.28	14.62	16.88	14.28	12.66	14.00	10.00	11.20

Market capitalization C$	1,985	1,859	2,163	2,717	2,717	2,230	1,938	2,490	1,254

Average share price U.S.$	10.63	11.28	11.72	15.14	12.21	9.81	11.11	9.62	8.93

Closing share price U.S.$	10.75	10.96	12.56	16.46	16.46	11.31	10.60	14.63	7.88

High share price U.S.$	11.65	12.21	13.10	16.48	16.48	11.42	13.94	14.69	10.63

Low share price U.S.$	9.54	10.57	10.62	12.50	9.54	8.02	9.00	6.75	7.50

Market capitalization U.S.$	1,355	1,381	1,593	2,090	2,090	1,425	1,219	1,682	883

Dividends per share U.S.$	0.0¢	5.5¢	0.0¢	5.5¢	11¢	11¢	11¢	11¢	11¢

DEBT RATING

	Senior Unsecured	Preferred
as at December 31, 2003	Notes and Debentures	Security

Moody’s Investors Service	Baa2	Baa3

Dominion Bond Rating Service	BBB	Pfd – 3Y

Standard & Poor’s	BBB	BB+

General information	Supplementary financial, performance and other data	Page 94

ANNUAL PRODUCTION CAPACITY BY PRODUCT GROUP (000s of tonnes)

	Nitrogen	Phosphate	Potash	Sulphate	Micronutrients

Borger, Texas	442

Carseland, Alberta	860

Conda, Idaho		590

Ft. Saskatchewan, Alberta	650

Homestead, Nebraska	190

Joffre, Alberta	480

Kenai, Alaska	1,740

Kennewick, Washington	545

Profertil, Argentina (a)	585

Redwater, Alberta	1,365	680		300

Reese, Michigan					27

Standard/Granum, Alberta	120

Vanscoy, Saskatchewan			1,790

West Sacramento, California	185

Total	7,162	1,270	1,790	300	27

(a)	Represents 50% Profertil S.A. production

NUTRIENT TONNES

Metric tonne	2204.6 pounds or 1,000 kilograms, used for offshore sales.

Nutrient tonne	Measures the nutrient content of potassium, phosphate and nitrogen nutrients; consists of Nitrogen N tonnes, Phosphate P2O5 tonnes and Potash K2O tonnes.

Product tonne	Standard measure of the weights of all types of nitrogen, phosphate and potash products.

PRODUCTION FACTORS

Ammonia (82% N)	production of 1 tonne of ammonia requires:

	■	32-38 MMBtu of natural gas

Urea (46% N)	production of 1 tonne of urea requires:

	■	0.58 tonnes of ammonia

	■	0.76 tonnes of carbon dioxide

Ammonium Nitrate (34% N)	production of 1 tonne of 34% N ammonium nitrate requires:

	■	0.21 tonnes of ammonia

	■	0.78 tonnes of nitric acid

1 tonne of nitric acid requires:

0.226 tonnes of ammonia

UAN (32% N)	production of 1 tonne of UAN requires:

	■	0.44 tonnes of ammonium nitrate

	■	0.35 tonnes of urea

MAP (monoammonium phosphate)	production of 1 tonne of MAP requires:

	■	0.15 tonnes of ammonia

	■	1.35 tonnes of 40% P2O5 phosphoric acid

1 tonne of 40% P2O5 acid requires:

1.32 tonnes of phosphate rock

1.12 tonnes of sulphuric acid

Corporate & shareholder information	Page 95

PRINCIPAL OFFICES
Corporate and North America
Wholesale Head Office
13131 Lake Fraser Drive SE
Calgary, Alberta, Canada T2J 7E8
Telephone (403) 225-7000
Fax (403) 225-7609

North America Retail
Head Office
4582 South Ulster Street
Suite 1700
Denver, Colorado, U.S. 80237
Telephone (303) 804-4400
Fax (303) 804-4478

North America Wholesale
Sales Offices
CANADA
13131 Lake Fraser Drive SE
Calgary, Alberta, Canada T2J 7E8
Telephone (403) 225-7334
Fax (403) 225-7618
Kevin Helash, Director,
North America Wholesale Sales

UNITED STATES OF AMERICA
4582 South Ulster Street
Suite 1700
Denver, Colorado, U.S. 80237
Telephone (303) 804-4400
Fax (303) 804-4473
J Muse, Manager, U.S. Sales

South America Wholesale Office
Profertil S.A.
Zona Cangrejales
Puerto Ing. White, (8103)
Bahia Blanca,
Buenos Aires Province, Argentina
Telephone 54-291-459-8000
Fax 54-291-459-8036
Arnoldo Girotti, General Manager

South America Retail Office
Agroservicios Pampeanos S.A. (ASP)
Dardo Rocha 3278 – Piso 2
(1640) Buenos Aires
Buenos Aires Province, Argentina
Telephone 54-11-4717-4555
Fax 54-11-4717-4888
Linda Dalgetty, General Manager

ANNUAL MEETING
The Annual Meeting of the
shareholders of Agrium Inc. will
be held at 11:00 a.m. (MDT) on
Wednesday, April 28, 2004, at
the Telus Convention Centre,
120 – 9th Avenue SE, Calgary,
Alberta, in Macleod Halls C and D.
Shareholders of record on
March 17, 2004, are urged to attend
and participate in the business of
the meeting. It will be carried live
on the Company’s web site,
www.agrium.com.

STOCK EXCHANGES AND
TRADING SYMBOLS
Common shares are listed on the
Toronto and New York Stock
Exchanges under AGU. The eight
percent preferred securities are listed
on the New York Stock Exchange
under AGU Pr.

DIVIDEND INFORMATION
A cash dividend of 5.5 cents per
common share was paid on
January 15, 2004, to shareholders
of record on December 12, 2003.
A cash dividend of 5.5 cents per
common share was also paid on
July 3, 2003, to shareholders of
record on June 12, 2003.

INVESTOR & MEDIA
RELATIONS CONTACT
Richard Downey
Director, Investor Relations
Telephone (403) 225-7357
Fax (403) 225-7609
E-mail: investor@agrium.com
Web site: www.agrium.com

AUDITORS
KPMG LLP
Suite 1200, 205 – 5 Avenue SW
Bow Valley Square II
Calgary, Alberta, Canada T2P 4B9
Telephone (403) 691-8000
Fax (403) 691-8008

TRANSFER AGENT –
COMMON SHARES
CIBC Mellon Trust Company
P.O. Box 7010
Adelaide Street Postal Station
Toronto, Ontario, Canada M5C 2W9
Telephone:
Outside North America (416) 643-5500
Inside North America (800) 387-0825
Fax (416) 643-5501
E-mail: inquiries@cibcmellon.com
Web site: www.cibcmellon.com

TRUSTEE – UNSECURED NOTES
AND DEBENTURES
J.P. Morgan Trust Company
National Association
One, Oxford Center
301 Grant Street, Suite 1100
Pittsburgh, Pennsylvania, U.S. 15219-1419

TRUSTEE – EIGHT PERCENT
PREFERRED SECURITIES
The Bank of New York
101 Barclay Street, Floor 21W
New York, New York, U.S. 10286

CORPORATE WEB SITE
www.agrium.com

Inquiries about shareholdings, share
transfer requirements, elimination of
duplicate mailings, address changes
or lost certificates should be directed to
CIBC Mellon Trust Company or to

Investor Relations
Agrium Inc.
13131 Lake Fraser Drive SE
Calgary, Alberta, Canada T2J 7E8

Agrium Inc.
Corporate Headquarters
13131 Lake Fraser Drive SE
Calgary, Alberta, Canada T2J 7E8
Phone (403) 225-7000

Agrium U.S. Inc.
United States Headquarters
Suite 1700, 4582 South Ulster Street
Denver, Colorado, U.S. 80237
Phone (303) 804-4400

NYSE and TSX: AGU
www.agrium.com